As filed with the Securities and Exchange Commission on March 31, 2026.
Registration No. 333-294453

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Exyn Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3823 (Primary Standard Industrial Classification Code Number)	47-2345934 (I.R.S. Employer Identification Number)
Exyn Technologies, Inc.
2118 Washington Avenue, Suite 1000
Philadelphia, PA 19146
(215) 999-0200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Brandon Torres Declet
Chief Executive Officer
2118 Washington Avenue, Suite 1000
Philadelphia, PA 19146
(215) 999-0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Andrew P. Gilbert Anna K. Spence DLA Piper LLP (US) 51 John F. Kennedy Parkway Suite 120 Short Hills, NJ 07078 (973) 520-2550	Mitchell S. Nussbaum David J. Levine Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 31, 2026
PRELIMINARY PROSPECTUS
           Units
Each Unit Consisting of One Share of Common Stock and
One Warrant to Purchase One Share of Common Stock
Exyn Technologies, Inc.

This is the initial public offering of Exyn Technologies, Inc. We are offering            units, each unit consisting of one share of our common stock, par value $0.0001 per share, and a warrant to purchase one share of our common stock. Prior to this offering, there has been no public market for our common stock or warrants. We estimate that the initial public offering price of our units will be between $       and $       per unit. Each whole share exercisable pursuant to the warrants will have an exercise price per share between $       and $      , equal to 125% of the initial public offering price. The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The units will not be certificated. The shares of common stock and related warrants are immediately separable and will be issued separately but must be purchased together as a unit in this offering.

We have applied to have our common stock and warrants listed on the Nasdaq Capital Market (“Nasdaq”) under the trading symbols “EXYN” and “EXYNW,” respectively. However, no assurance can be given that our listing application will be approved. If our listing application is not approved by Nasdaq, we will not be able to consummate this offering.
We are an “emerging growth company” and a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as such, have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 to read about factors you should consider before buying shares of our common stock and warrants.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	PER UNIT	TOTAL
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)
See the section titled “Underwriting” for additional information regarding underwriting compensation.

We have granted the underwriters an option to purchase up to an additional         shares of common stock and/or additional       warrants to purchase up to       shares of common stock from us, at the public offering price, less the underwriting discounts and commissions, for 30 days after the date of this prospectus. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $      , and the total proceeds to us, before expenses, will be $      .
The underwriters expect to deliver the units against payment therefor in New York, New York on or about         , 2026.
Lucid Capital Markets, LLC
                 , 2026

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We are offering to sell, and seeking offers to buy, units only in jurisdictions where it is lawful to do so. The information in this prospectus, or any applicable free writing prospectus, is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our units. Our business, financial condition, results of operations, and prospects may have and are likely to have changed since that date.
Through and including           , 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform

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themselves about, and observe any restrictions relating to, the offering of the units and the distribution of this prospectus outside of the United States.
This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
NON-GAAP FINANCIAL MEASURES
This prospectus contains “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Specifically, we make use of the non-GAAP financial measure “Adjusted EBITDA.”
We present Adjusted EBITDA in this prospectus as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We believe this non-GAAP measure assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our operating performance. Management believes Adjusted EBITDA is useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone provide.
Adjusted EBITDA is not a recognized term under GAAP and should not be considered as an alternative to net income (loss) or gross margin as measures of financial performance or cash provided by operating activities as measures of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, this measure is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, and debt service requirements. Because not all companies use identical calculations, the presentation of this measure may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. For a discussion of the use of this measure and a reconciliation of the most directly comparable GAAP measure, see “Summary — Summary Historical Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
NON-GAAP FINANCIAL MEASURES DEFINITIONS
We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax benefit, and depreciation and amortization, further adjusted to exclude stock-based compensation expense and impairment charges.

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PROSPECTUS SUMMARY
The following summary contains selected information contained elsewhere in this prospectus about us and about this offering. It does not contain all of the information that is important to you and your investment decision. Before you make an investment decision, you should review this prospectus in its entirety, including matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our Consolidated Financial Statements and the related notes included elsewhere in this prospectus. Some of the statements in the following summary constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this prospectus to “Exyn,” the “Company,” “we,” “us,” “our,” or similar terms refer to Exyn Technologies, Inc. and our wholly owned subsidiaries, Exyn Latin America SPA and Exyn Defense, Inc.
Overview
We are a pioneer in fully adaptive and cognitive mission-level autonomous robotics and artificial intelligence (“AI”), delivering advanced solutions that enable safe, efficient, and scalable autonomy in complex, GPS-denied environments. Our mission is to deliver world-class autonomous robots to data-hungry industries to unlock new insights that drive smarter decisions. Leveraging proprietary Level 4B autonomy software and cutting-edge aerial and ground robotic systems, we empower industries, including mining, construction, critical infrastructure, and defense with real-time 3D mapping, data analytics, and autonomous navigation.
Founded in 2014 as a spin-out from the renowned General Robotics, Automation, Sensing and Perception Laboratory (“GRASP Laboratory”) at the University of Pennsylvania by Dr. Vijay Kumar, the Nemirovsky Family Dean for the School of Engineering and Applied Science and headquartered in Philadelphia, Pennsylvania, Exyn has developed a robust suite of hardware-agnostic autonomy software that allows aerial and ground robots to navigate and operate without human control, prior maps, or external infrastructure. Our solutions provide customers with the ability to rapidly digitize and analyze challenging environments such as underground mines, warehouses, tunnels, and contested battlefields, while improving safety, efficiency, and decision-making.
We are in the market with commercially-available and robustly field tested, full autonomy robots capable of completely self-directed flight and ground navigation in GPS-denied, communication-limited, and dynamic environments. Our platform is designed to integrate seamlessly with a wide range of robotic form factors, enabling original equipment manufacturers (“OEMs”), defense agencies, and industrial customers to extend and scale autonomy across diverse mission sets.
Our software for localization, autonomous navigation, and 3D map creation is ExynAI. Currently, we package ExynAI software modules within our hardware, Nexys, a modular mapping and autonomy payload that allows users to quickly capture highly accurate, colorized, real-time 3D point clouds in complex, dangerous, or inhospitable environments. Our unique technology is built upon the fusion of multiple sensor inputs that create a highly accurate real-time map, thus enabling autonomous flight and ground operations. Nexys-enabled robots are highly differentiated and robust, making them ideal and practical for complex industrial environments.
Our products are designed to serve customers of all sizes and complexity across multiple industry verticals, such as mining, construction, energy, geospatial, critical infrastructure inspection and defense. Whether packaged as Exyn branded products or via software as part of third-party systems, our Nexys product and our ExynAI software platform are easily integrated into existing business systems and processes, making them essential to a wide range of operators. As customers of our software deploy robotic systems at scale, the use of ExynAI enables them to not only save money and improve productivity, but in many cases to avoid needless “hazardous man-hours” and reduce environmental impact, thereby creating significant value across multiple categories.
Software
ExynAI
ExynAI is our proprietary mobile mapping and autonomy software that incorporates industry leading capabilities in simultaneous localization and mapping (“SLAM”), motion planning, and control. It enables autonomous navigation in unstructured, GPS-denied environments while simultaneously capturing a feature-rich, colorized digital twin that can be rendered in real-time. Running on our modular hardware product, the Nexys, ExynAI is a critical tool in the modern surveyor’s toolkit. ExynAI is also built from the ground up to be modular, platform agnostic, and open to third-party data streams, making it highly versatile and extensible. Now, with years of customer operations all across the globe in a variety of environments, we believe it is poised to become a core software component for the mapping and autonomous systems of the future.
Specialized modes for ExynAI give users the ability to quickly define mission types and create a high-level mission objective in seconds. The most common example of this is Exploration mode, which is built for venturing into the unknown, and is the most widely used mode by our autonomous navigation users via ExynAI. Operators can simply define an area of interest inside ExynView and then launch a mission for the robot to explore. Once the mission is started, ExynAI takes control to autonomously map the entire area without the need for a connection to ExynView or an operator in control.
On the capture and navigation side, ExynAI, when coupled with our SLAM-based light detection and ranging (“LiDAR”) scanning technology, delivers survey-grade 3D models without a pilot. ExynAI is capable of consuming and analyzing a variety of data streams once the appropriate sensors are connected to Nexys while mapping. This can be a vital tool for first responders, for example, looking to capture gas sensor readings while creating a response plan or for simply overlaying Global Navigation Satellite System (“GNSS”) information on a digital twin; other examples of rich data additions are radiation and depth. The Nexys autonomy and mapping ecosystem, which includes Nexys, ExynAI, ExynView and the various accessories and supported systems, is built from the ground up to give operators a modular, mobile tool to collect real world data and transform it into accurate, actionable digital twins.
Since 2016, ExynAI has performed thousands of completely autonomous flights traveling around the world, proving our autonomous navigation and mapping can safely complete missions in the most challenging environments where and when operators need it the most.
Our hardware and software solutions are designed to perform in the most demanding conditions and are built around the capabilities our customers depend on every day:
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Precision Mapping:   Generate survey-grade 3D maps in real-time, even in GPS-denied or signal-limited environments.

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Robust Localization:   Reliable and accurate localization performance across challenging environments, including GPS-rich, GPS-denied, high-speed, and complex 3D settings.

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Proven Field-Ready Autonomy:   Validated across hundreds of deployments and thousands of flights, with demonstrated resilience and reliability in diverse and challenging conditions, including dusty environments and obstacle-rich terrains.

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Scalable Solutions:   Allows customers to expand their hardware’s capabilities to meet diverse mission needs quickly and efficiently.

ExynView
ExynView is our proprietary software suite used to plan and execute fully autonomous missions, view real-time point cloud data, and post-process that data into actionable 3D digital models. Surveying professionals can quickly and easily plan autonomous missions through ExynView to send Nexys-enabled robots into areas too dangerous for people to work. Operators can track real-time progress of the mission while communications are in range.

ExynView’s robust post-processing capabilities can quickly take a scan from captured to actionable data. Its capabilities include:
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refinement, cleanup, and colorization of the point cloud;

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Ground Control Points (“GCPs”) or Global Positioning System / Global Navigation Satellite System (“GPS/GNSS”) based georeferencing and anchoring; and

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export of georeferenced maps in standard data formats for use in customer workflows.

ExynView’s post-processing software transforms Nexys data into actionable 3D models without ever needing to leave the job site.
Hardware
Exyn Nexys
The Nexys product line is a modular 3D mapping solution designed to reduce time to capture data, increase safety, and drive efficiency for challenging, complex, or dangerous environments. Nexys also provides platform-agnostic autonomy, meaning it can be swapped from robot to robot depending on the use case or environment. The ExynAI software is embedded on the Nexys hardware and is able to operate without any offboard communications. Our team is continually validating new robotic platforms and additional sensors to expand the supported ecosystem.
Nexys can quickly and easily switch between a variety of configurations — handheld, backpack, aerial robot, terrestrial robot, vehicle, pole and custom configurations. Built with rigorous industrial usage in mind, Nexys may be used in any mapping environment, offering users flexibility and cost efficiency. ExynAI on Nexys creates detailed 3D maps in real time, updating continuously as new data comes in. It delivers reliable, survey-grade accuracy within about one centimeter while capturing about one million data points every second. The full power of Nexys is unlocked with an ExynAI autonomy license, where our industry leading Level 4B autonomy enables drones and ground robots to autonomously navigate and map the most dangerous environments.
Competitive Strengths
We believe the following strengths are key differentiators for our business, enabling us to provide innovative and mission-critical solutions to our customers and drive profitable growth in our business.
Proprietary Level 4B Autonomy Software
Leveraging our proprietary Level 4B autonomy software allows us to enable true self-navigating robots. We believe ExynAI represents a significant opportunity to increase safety in a number of industries, reduce operational costs to our customers. As our platform capabilities expand, we believe our target applications, use cases, and points of differentiation in the marketplace will similarly expand.
Hardware-Agnostic Payload
We focus on continuing to innovate adaptable hardware platforms across aerial and ground systems. Nexys is a hardware-agnostic autonomy and mapping payload, meaning it can be swapped from robot to robot depending on the use case or environment.
Nexys Integration into Other Products via an API
The Nexys is the only mobile mapping and autonomy payload that offers an Application Programming Interface (“API”) to interact with and control the device’s various functions. The API enables other companies to incorporate the Nexys into their own products. These customers use their own software applications (instead of ExynView) to communicate with the Nexys and are able to build on top of its capabilities to address specialized use-cases.

Established Track Record
As illustrated by the graphic below, we have an established track record with deployments in mining, construction, and infrastructure sectors. Our customers range from commercial and federal information technology specialists to corporate construction managers and have one thing in common: appreciation for safe, efficient, and sophisticated data-capture technology.

Won Deals by Industry 2025

Education
1.5%
Infrastructure
2.3%
Government
2.3%
Engineering
2.3%
Construction
4.6%
Surveying
11.5%
Partner
14.6%
Mining
57.7%
75
19
15
6
3
3
3
2

Experienced Leadership Team with Deep Experience in Robotics, AI, and Advanced Autonomy
Our experienced leadership team, led by Brandon Torres Declet, Ben Williams, and Brandon Duick, has extensive entrepreneurial and operational expertise in robotics, AI, and advanced autonomy. We are powered by a team of experts in autonomous systems, robotics, and industrial engineering, and have drawn talent from the University of Pennsylvania’s renowned GRASP Laboratory as well as other highly regarded research institutions. With a breadth of experience from Boeing, Sikorsky Aircraft Corporation, Lockheed Martin and United Technologies Research Center, altogether our technical team demonstrates extensive post-graduate experience and includes multiple Defense Advanced Research Projects Agency (“DARPA”) Urban Challenge veterans.
Although we believe these competitive strengths will contribute to the growth and success of our company, our business is subject to risks that may prevent us from achieving our business objectives or otherwise adversely affect our business, results of operations or financial condition. For a description of the competitive challenges we face and the limitations of our business and operations, see “Risk Factors.”

Growth Strategy
As indicated above, we started with proving the core capabilities of the ExynAI software with a highly integrated and verticalized product, the ExynAero. Over time, we have greatly extended the reach of that software through modularity and flexibility across the next few generations of products.
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Platform Growth

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ExynAero & ExynPak — Initially fielded our SLAM and autonomy software on Exyn hardware and a single drone (ExynAero) and single hand-held; targeted the specific use-case of mine survey.

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Nexys Modular — Extended our flexibility and productization by combining Aero + Pak into a single device that could also be used as a system payload (geospatial).

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Nexys (Flexible Integration) — Further modularized the product (Nexys) and added support for a range of configurations, aerial platforms, and a ground platform to continue to push market share for general geospatial survey application and greatly improved mapping performance.

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Software Growth

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Nexys + API — Extending the capabilities for the Nexys by adding an API so that it can be integrated into third party products to address more specialized use-cases, at scale.

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ExynAI Software Development Kit (“SDK”) — With market-validated mature SLAM and autonomy software hardened over years of operation, packing the software into an SDK allows third-party OEMs to greatly improve their platforms using our hard-earned capabilities, and significantly expands the markets we can operate in.

We have spent the past decade refining and improving our proprietary technology platform and product offerings in some of the most hostile operating environments imaginable. With our proven capabilities in GPS-denied, autonomous navigation and mapping, we are now focused on expanding our reach across a wide range of market opportunities that we believe are primed for rapid adoption of robotic autonomy.
We intend to pursue the following strategies in order to continue realizing meaningful growth across our business:
1.   Expanding OEM partnerships to integrate our software into third-party robotic systems.
Exyn’s software-defined autonomy mapping and autonomy software is flexible and extensive across numerous hardware stacks, enabling rapid integration into a variety of robots and applications via both the

Nexys application programming interface (“API”) and through the ExynAI software-only SDK. We believe that embedding ExynAI into third-party systems will significantly increase our market penetration and recurring software revenue.
2.   Scaling our presence in defense markets.
The defense sector is undergoing rapid transformation through accelerated adoption of autonomous systems for reconnaissance, contested logistics, and force protection. Exyn’s autonomy has been validated in defense-relevant environments such as subterranean tunnels and urban structures. Our wholly owned subsidiary, Exyn Defense, Inc. (“Range”), focuses on government and defense applications of our autonomy technology and is structured explicitly to serve government and adjacent communities and use cases. Range generates revenue through software products and services, especially focused on the deployment of software capabilities initially developed and tested commercially but packaged explicitly for government-specific requirements. Our long-term strategy includes increasing the proportion of revenue derived from software licensing, embedded autonomy enablement, SDK integrations, and structured multi-year capability arrangements.
3.   Growing commercial deployments in mining, construction, and infrastructure inspection.
We have already demonstrated measurable ROI in underground mining by reducing survey times, improving worker safety, and enabling digitization of mine planning. We intend to scale these successes globally while expanding into adjacent verticals.
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Mining:   Expanding deployments with global operators in Australia, South America, and Africa. According to Pro Market Reports, the mine mapping system market is forecast to reach $2.5 billion by 2033.

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Construction:   Enabling digital twin creation, progress tracking, and quality assurance in megaprojects. According to Global Market Insights, the construction inspection robotics market is expected to reach $9.8 billion by 2034.

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Infrastructure inspection:   Delivering autonomous inspection of bridges, tunnels, energy assets, and transportation infrastructure, tapping into the global infrastructure inspection services market, which according to BIS Research is projected to reach $3.2 billion by 2029.

4.   Investing in R&D to extend autonomy capabilities across multiple domains, including maritime and space robotics.
We believe the long-term opportunity for autonomous systems extends across every domain of operation. Exyn’s roadmap includes:

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Maritime autonomy:   Expanding ExynAI into subsea autonomous underwater vehicles (“AUVs”) and unmanned surface vessels for ocean surveying, port security, and offshore infrastructure inspection. According to Pro Market Reports, the unmanned maritime systems market is projected to grow from $4.9 billion to $16.0 billion by 2033, with a CAGR of approximately 14.3% between 2026 and 2033.

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Space robotics:   Building capabilities for GPS-denied planetary exploration, autonomous inspection of spacecraft, and participation in lunar exploration programs. According to Grand View Research, the global space robotics market was valued at $4.4 billion in 2022 and is projected to reach $8.5 billion by 2030, growing at a CAGR of 8.8%.

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AI/Machine Learning autonomy enhancements:   Advancing multi-agent coordination, energy optimization, and adaptive autonomy to maintain technological leadership.

5.   Pursuing strategic acquisitions and partnerships to strengthen our technology stack and market reach.
We expect the autonomy and robotics sectors to consolidate over the next several years. We intend to opportunistically pursue acquisitions of complementary software, perception, and sensor technologies to accelerate product innovation and market expansion. Additionally, partnerships across communications, AI/machine learning, and systems integration will broaden our customer reach and strengthen our competitive moat.
Risk Factors Summary
Investing in our securities involves risks, which are discussed more fully under “Risk Factors.” You should carefully consider all the information in this prospectus, including under “Risk Factors,” before making an investment decision. Some of the most significant risks we face include, but are not limited to, the following:
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Our financial statements have been prepared on a going-concern basis and our continued operations are in doubt.

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We have identified several material weaknesses in our internal control over financial reporting. If we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations and/or prevent fraud.

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We may be subject to significant liabilities, penalties, interest, and other adverse consequences if we fail to properly assess, collect, and remit Canadian indirect taxes, and any such exposure could be material to our business, financial condition, results of operations, and cash flows.

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We have a history of losses, and we may not be able to generate sufficient revenue to achieve or maintain profitability in the future.

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We are an early-stage company with a limited sales history, which makes it difficult to evaluate our prospects and future operating results.

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If we fail to manage our growth effectively, our business and operating results will be adversely affected.

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We will need to raise substantial additional funds in the future, which funds may not be available or, if available, may not be available on acceptable terms.

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Our substantial indebtedness could materially adversely affect our financial condition.

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If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or requirements, our solutions may become less competitive.

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If we fail to penetrate new markets, including the future sale of our software development kits and application programming interfaces to OEMs, our revenue and financial condition could be harmed.

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We may face commercial operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

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Our products and future services may be affected from time to time by design and manufacturing defects that could materially adversely affect our business and result in harm to our reputation.

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Our products use third-party software and services that may be difficult to replace or cause errors or failures of our products that could lead to a loss of customers or harm to our reputation and our operating results.

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For certain of the components and services included in our products there may be a limited number of suppliers we can rely upon and if we are unable to obtain these components and services when needed we could experience delays in the manufacturing of our products and delivering our services, and our financial results could be adversely affected.

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We may face competition from other technology companies, many of which have substantially greater resources.

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Third-party claims that we are infringing or otherwise violating the intellectual property rights of others, whether successful or not, could subject us to costly and time-consuming litigation or require us to obtain expensive licenses, and our business could be harmed.

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Operating in highly regulated businesses with new and ever-changing laws and regulations requires significant resources.

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Policy changes affecting international trade could adversely impact the cost of our products and our competitive position.

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Privacy and data security laws and regulations could require us to make changes to our business, impose additional costs on us and reduce the demand for our software solutions.

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We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

These and other risks are more fully described in the section entitled “Risk Factors” in this prospectus. If any of these risks actually occurs, our business, financial condition, results of operations, cash flows, and prospects could be materially and adversely affected. As a result, you could lose all or part of your investment in our securities.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (3) the date on which we are deemed to be a large accelerated filer (which, in addition to certain other criteria, means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year), or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
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not being required to comply with the independent registered public accounting firm attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

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only being required to present two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and related management’s discussion and analysis of financial condition and results of operations in this prospectus;

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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have elected to take advantage of certain of the reduced disclosure obligations regarding financial statements and executive compensation in this prospectus and expect to elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We are electing to take advantage of this extended transition period for complying with new or revised accounting standards provided for by the JOBS Act. We will therefore comply with new or revised accounting standards when they apply to private companies. As a result, our financial statements may not be comparable with companies that comply with public company effective dates for accounting standards.
We qualify as a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.
For risks related to our status as an emerging growth company and a smaller reporting company, see “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock and Warrants — We are an “emerging growth company” and may elect to comply with reduced public company reporting requirements, which could make our common stock less attractive to investors.”
Corporate Information
We were incorporated in Delaware on December 10, 2014. We have two wholly owned subsidiaries, Exyn Latin America SPA and Exyn Defense, Inc. Our principal executive offices are located at 2118 Washington Avenue, Suite 1000, Philadelphia, PA 19146, and our telephone number is (215) 999-0200.
The following diagram illustrates our corporate structure as of the date of this prospectus:
Our website address is www.exyn.com. Information contained on, or that can be accessed through, our website is not part of and is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

THE OFFERING
Units offered by us
     units (assuming no exercise of the underwriters’ option to purchase additional shares of common stock and/or warrants), each unit consisting of one share of common stock and a warrant to purchase one share of common stock. The shares of common stock and warrants that are part of the units are immediately separable and will be issued separately in this offering.
Common stock offered by us
     shares of common stock.
Warrants offered by us
       warrants to purchase        shares of common stock. The warrants are exercisable immediately, and will be issued separately in this offering, but will be purchased together in this offering. The exercise price of the warrants will be $     , assuming an initial public offering price of $      per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus), equal to 125% of the initial public offering price, which will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. Each warrant is exercisable for one share of common stock, subject to adjustment in the event of share dividends, share splits, stock combinations, reclassifications, reorganizations or similar events affecting our shares of common stock as described herein. A holder will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own more than 4.99% of our outstanding shares of common stock after exercise, as such percentage ownership is determined in accordance with the terms of the warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise. Each warrant will be exercisable immediately upon issuance and will expire five years after the initial issuance date. The terms of the warrants will be governed by a Warrant Agent Agreement, dated as of the effective date of this offering, between us and Equiniti Trust Company, LLC as the warrant agent (the “Warrant Agent”). This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants. For more information regarding the warrants, you should carefully read the section titled “Description of Capital Stock — Warrants Offered in This Offering” in this prospectus.
Underwriters’ option to purchase additional shares of common stock and/or warrants shares of common stock and/or additional warrants in any combination thereof.
Common stock to be outstanding after this offering
     shares of common stock (     shares of common stock if the underwriters exercise their option to purchase additional shares and/or warrants in full).

Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $       million (or approximately $       million if the underwriters exercise their option to purchase additional shares and/or warrants in full), based on an assumed initial public offering price of $      per unit (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for growth capital, working capital, repayment of certain indebtedness, which includes (i) $3.5 million in aggregate principal amount outstanding under the Loan and Security Agreement between the Company and Western Alliance Bank, dated as of September 27, 2023, as amended (the “WAB Loan Agreement”), (ii) $1.5 million outstanding under the Company’s senior unsecured convertible promissory note due April 15, 2026 (the “Neolync Convertible Note”) to Neolync Holdings Ltd (“Neolync Holdings”), (iii) $0.6 million in aggregate principal amount outstanding under the Business Term Loan Agreement between the Company and Maximcash Solutions LLC, dated as of December 26, 2025 (the “Maximcash Loan Agreement”), (iv) $0.75 million outstanding under the Company’s senior unsecured convertible promissory note due March 13, 2028 to NCH Ventures, LLC (the “NCH Convertible Note” and, together with the Neolync Convertible Note, the “Convertible Notes”), and (v) $1.5 million in aggregate principal amount outstanding under the Term Loan Agreement between the Company and Neolync Holdings, dated as of December 23, 2025 (the “Neolync Term Loan” and, together with the WAB Loan Agreement and the Maximcash Loan Agreement, the “Loan Agreements”), and for general corporate purposes. See “Use of Proceeds.”
Dividend policy
We currently do not anticipate paying any cash dividends after this offering and for the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our current and future debt instruments, our future earnings, capital requirements, financial condition, future prospects, and applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits. See “Dividend Policy.”
Risk factors
You should read the section titled “Risk Factors” and the other information included in this prospectus for a discussion of certain factors to consider carefully before deciding to purchase any units.
Proposed Nasdaq trading symbol for our common stock
“EXYN”
Proposed Nasdaq trading symbol for our warrants
“EXYNW”

Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on 33,062,488 shares of common stock outstanding as of December 31, 2025, and excludes:
•
17,809,527 shares of common stock issuable upon the exercise of outstanding options as of December 31, 2025, under our Amended and Restated 2015 Equity Compensation Plan (the “2015 Plan”) at a weighted-average exercise price of $0.30 per share;

•
5,118,252 shares of common stock reserved for future issuance under our 2025 Equity Compensation Plan (the “2025 Plan”);

•
268,174 shares of preferred stock issuable upon the exercise of our outstanding warrants with Silicon Valley Bank (the “SVB Warrants”);

•
197,551 shares of common stock issuable upon the exercise of our outstanding warrants with Western Alliance Bank (the “WAB Warrants”);

•
     shares of common stock issuable upon exercise of warrants to be issued to the Representative of the underwriters (the “Representative’s Warrants”) at the closing of this offering at an exercise price of $      (assuming an initial public offering price of $      per unit, which is the midpoint of the estimated price range set forth on the cover of this prospectus);

•
      shares of our common stock reserved for future issuance under our 2026 Equity Incentive Plan (the “2026 Plan”), which will become effective as of immediately prior to the completion of this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2026 Plan; and

•
      shares of our common stock reserved for future issuance under our 2026 Employee Stock Purchase Plan (the “2026 ESPP”), which will become effective as of immediately prior to the completion of this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2026 ESPP.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:
•
the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the completion of this offering;

•
a           -for-           split of our common stock expected to be completed prior to the completion of this offering;

•
the automatic conversion of all of our outstanding Simple Agreements for Future Equity (“SAFEs”) in the aggregate amount of $4.7 million into an aggregate of       shares of common stock immediately prior to the closing of this offering;

•
the automatic conversion of all outstanding shares of our convertible preferred stock into 65,937,090 shares of our common stock immediately prior to the closing of this offering (including 1,614,603 shares of Series A-4 preferred stock issued on February 24, 2026 upon the exercise of our previously outstanding warrants with In-Q-Tel, Inc.);

•
an initial public offering price of $      per unit, which is the midpoint of the estimated price range set forth on the cover of this prospectus; and

•
no exercise by the underwriters of their option to purchase up to           additional shares of our common stock and/or warrants.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables set forth our summary consolidated financial and other data for the years ended December 31, 2025 and 2024, which were derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.
You should read the following summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated financial data in this section are not intended to replace, and are qualified in their entirety by, the consolidated financial statements and related notes.
	Year Ended December 31,				Period over period change
	2025		2024		($)	(%)
Revenues, net		$5,810,504		$5,568,280	$242,224	4.4%
Cost of revenues		3,720,224		3,611,850	108,374	3.0
Gross profit		2,090,281		1,956,430	133,851	6.8
Operating expenses:
Selling, general and administrative expenses		6,209,055		6,358,094	(149,039)	(2.3)
Research and development expenses		4,730,789		6,487,224	(1,756,435)	(27.1)
Stock-based compensation		806,937		935,525	(128,588)	(13.7)
Restructuring and severance		—		349,630	(349,630)	N/A
Total operating expenses		11,746,781		14,130,473	(2,383,692)	(16.9)
Operating loss		(9,656,500)		(12,174,043)	2,517,543	(20.7)
Non-operating income (expense):
Interest expense		(399,384)		(315,167)	(84,217)	26.7
Interest income		21,436		138,133	(116,697)	(84.5)
Change in Fair Value of SAFE Liability		(2,187,000)		—	(2,187,000)	N/A
Other expense		29,761		(459,040)	488,801	(106.5)
Total non-operating income (expense)		(2,535,187)		(636,074)	(1,899,113)	298.6
Net loss before income tax benefit		(12,191,687)		(12,810,117)	618,430	(4.8)
Income tax benefit		—		—	—	N/A
Net loss		$(12,191,687)		$(12,810,117)	$618,430	(4.8)
Net loss per share:
Net loss per share – basic and diluted(1)		$(0.37)		$(0.39)
Weighted average number of common shares outstanding – basic and diluted(1)		33,062,488		32,915,388
Pro forma net loss per share – basic and diluted(2)	$		$
Pro forma weighted average number of common shares outstanding – basic and diluted(2)

(1)
See Note 2 of our audited financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net (loss) income per share attributable to common stockholders and the weighted average number of shares outstanding used in the computation of the per share amounts.

(2)
Unaudited pro forma net loss per shares and weighted average shares of common stock outstanding attributable to common stockholders have been prepared to give effect to (i) the automatic conversion of all outstanding shares of our convertible preferred stock as of December 31, 2025 into 64,322,487 shares of our common stock and (ii) the automatic conversion of all of our outstanding SAFEs in

the aggregate amount of $4.7 million into       shares of common stock, in each case immediately prior to the closing of this offering.
	As of December 31, 2025
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
Consolidated Balance Sheet Data:
Total current assets	$5,137,861	$	$
Total assets	5,857,716
Total liabilities	17,168,442
Accumulated deficit	(75,913,195)
Total stockholders’ equity (deficit)	(11,310,726)

(1)
The pro forma consolidated balance sheet data give effect to (i) the automatic conversion of all outstanding shares of our convertible preferred stock as of December 31, 2025 into 64,322,487 shares of our common stock and (ii) the automatic conversion of all of our outstanding SAFEs in the aggregate amount of $4.7 million into        shares of common stock, in each case immediately prior to the closing of this offering.

(2)
The pro forma as adjusted consolidated balance sheet data give effect to (i) the pro forma adjustments set forth in footnote (1) above, (ii) the issuance and sale of        units in this offering at an assumed initial public offering price of $     per unit, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (iii) the use of the net proceeds from this offering to repay certain indebtedness, including (a) $3.5 million in aggregate principal amount outstanding under the WAB Loan Agreement, (b) $1.5 million outstanding under the Neolync Convertible Note, (c) $0.6 million outstanding under the Maximcash Loan Agreement, (d) $0.75 million outstanding under the NCH Convertible Note, and (e) $1.5 million in aggregate principal amount outstanding under the Neolync Term Loan. Pro forma as adjusted balance sheet data is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $     per unit, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of total assets and total stockholders’ equity by approximately $     million, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each 1,000,000 increase (decrease) in the number of units offered by us, as set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted amount of each of total assets and total stockholders’ equity by approximately $     million, assuming no change in the assumed initial offering price per unit, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Non-GAAP Financial Measures
In assessing the performance of our business, we consider a variety of financial measures that directly or indirectly impact our revenue and profitability. Certain Non-GAAP financial measures we use are set forth below, as of and for the years ended December 31, 2025 and 2024.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax benefit, and depreciation and amortization, further adjusted to exclude stock-based compensation expense and impairment charges.

	Year Ended
	December 31, 2025	December 31, 2024
Net income (loss)	$(12,191,687)	$(12,810,117)
Depreciation and amortization	318,964	421,919
Income tax benefit	—	—
Interest expense, net	377,948	177,034
EBITDA	(11,494,775)	(12,211,164)
Stock-based compensation	806,937	935,525
Amortization of debt issuance costs	17,640	28,000
Amortization of right of use assets	146,853	141,264
Restructuring and severance	—	349,630
Change in Fair Value of SAFE Liabilities	2,187,000	—
Adjusted EBITDA	$(8,336,345)	$(10,756,745)

RISK FACTORS
Investing in our securities involves a high degree of risk. Before you decide to invest in our securities, you should consider carefully the risks described below, together with the other information contained in this prospectus, including our consolidated financial statements and the related notes appearing elsewhere in this prospectus. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks actually occur, our business, financial condition, results of operations, and future growth prospects could be materially and adversely affected. In these circumstances, the market price of our securities could decline, and you may lose all or part of your investment.
Risks Related to Our Financial Condition and Capital Requirements
Our financial statements have been prepared on a going-concern basis and our continued operations are in doubt.
The uncertainty about our ability to continue in operation is based on our continuing losses from operations since inception. We have incurred losses resulting in an accumulated deficit of $75,913,195 as of December 31, 2025, and anticipate further losses in the development of our business. As of December 31, 2025 and 2024, the Company had cash and cash equivalents of $812,534 and $1,981,564, respectively. As of March 17, 2026, we expect that our current cash and cash equivalents of approximately $789,033, will not be sufficient to support our projected operating requirements for at least the next 12 months. Given all these facts, we are dependent on obtaining funding from operations and the sale of debt or equity to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern.
Our ability to continue as a going concern depends on the success of any future offering and receipt of additional funds through debt or equity financing and our operations. In the event we are unable to obtain such funding, we may have to delay, reduce or eliminate certain of our planned operations, including some of our research and development and/or reduce overall overhead expense, or divest assets. This in turn may have an adverse effect on our ability to realize the value of our assets. If we are unable to continue as a going concern, you will lose all or part of your investment.
We have identified several material weaknesses in our internal control over financial reporting. If we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations and/or prevent fraud.
In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2024, our independent registered public accounting firm communicated to us, and management concluded, that there were 9 material weaknesses in our internal control over financial reporting largely arising from our having too few staff within our operations with sufficient knowledge of, and experience in, technical accounting and reporting matters.
For the year ended December 31, 2024, these material weaknesses included: (1) a lack of sufficient oversight and monitoring controls related to inventory tracking and valuation, including controls over completeness, accuracy, and the application of appropriate costing methodologies; (2) failure to properly analyze the allowance for credit losses, resulting in an understatement of the allowance and related credit loss expense; (3) failure to register with the applicable Canadian provinces to collect and remit required Canadian sales tax, see “Risk Factors — We may be subject to significant liabilities, penalties, interest, and other adverse consequences if we fail to properly assess, collect, and remit Canadian indirect taxes, and any such exposure could be material to our business, financial condition, results of operations, and cash flows”; (4) failure to properly state accrued liabilities, resulting in corresponding errors in expense recognition; (5) failure to appropriately identify or fair value option issuances in accordance with U.S. GAAP, resulting in a material understatement of stock-based compensation expense and additional paid-in capital; (6) failure to appropriately identify or fair value warrants issued in connection with our WAB Loan Agreement, resulting in an understatement of debt discount, additional paid-in capital and interest expense; (7) issues with our deferred tax analysis and related footnote disclosures; (8) issues with our consolidated financial statement preparation processes, including errors and inconsistencies with footnote disclosures, classification errors and failure to reconcile to the underlying financial information and (9) failure to maintain adequate segregation of duties within our accounting and financial reporting functions, including transaction authorization, journal entry preparation and posting, account reconciliation, and review.
In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2025, our independent registered public accounting firm communicated to us, and management concluded, that there were 5 material weaknesses in our internal control over financial reporting largely arising from our having too few staff within our operations with sufficient knowledge of, and experience in, technical accounting and reporting matters.
For the year ended December 31, 2025, these material weaknesses included: (1) a lack of sufficient oversight and monitoring controls related to inventory tracking and valuation, including controls over completeness, accuracy, and the application of appropriate costing methodologies; (2) failure to register with the applicable Canadian provinces to collect and remit required Canadian sales tax, see “Risk Factors — We may be subject to significant liabilities, penalties, interest, and other adverse consequences if we fail to properly assess, collect, and remit Canadian indirect taxes, and any such exposure could be material to our business, financial condition, results of operations, and cash flows”; (3) failure to properly state accrued liabilities, resulting in corresponding errors in expense recognition; (4) failure to appropriately account for SAFE instruments in accordance with U.S. GAAP, including the initial misclassification of such instruments as equity rather than liability-classified instruments and (5) issues with our consolidated financial statement preparation processes, including errors and inconsistencies with footnote disclosures, classification errors and failure to reconcile to the underlying financial information.
Each of the above material weaknesses indicates a current lack of adequate review controls over our financial reporting process. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
While we are working to identify measures to remedy the material weaknesses noted above, we have not yet implemented any of these measures and cannot predict the success of such measures or the time it will take to remedy such material weaknesses, assuming we are able to do so. In an effort to remediate these material weaknesses, we plan to hire additional qualified accounting, finance and IT personnel to provide needed levels of expertise in our internal accounting and IT functions and maintain appropriate segregation of duties. We intend to complete an appropriate risk assessment to identify relevant risks and specify needed objectives. We also intend to formalize and communicate our policies and procedures surrounding our financial close, financial reporting and other accounting processes. We may incur significant costs in the implementation of such measures, which may place a significant strain on our management, operational and financial resources and systems for the foreseeable future, and we can give no assurance that these measures will remediate the material weaknesses in internal controls or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. We intend as an “emerging growth company” to take advantage of applicable exemptions from certain reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act (requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting). This may mean that any remedial measures we take to remedy control deficiencies will not be independently verified until such time as we no longer qualify as an “emerging growth company”.
Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our common stock. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting of our common stock, regulatory investigations and civil or criminal sanctions.
The growth and expansion of our business may place a significant strain on our operational and financial resources in the future. Further growth of our operations to support our customer base, our platform and our internal controls and procedures may not be adequate to support our operations. We may not be able to successfully implement requisite improvements to our internal control systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting.
We may be subject to significant liabilities, penalties, interest, and other adverse consequences if we fail to properly assess, collect, and remit Canadian indirect taxes, and any such exposure could be material to our business, financial condition, results of operations, and cash flows.
The Company derived approximately 18% and 32% of its revenue from sales occurring in Canada in 2025 and 2024, respectively. We have identified a material weakness in our internal control over financial reporting related to our processes for assessing, charging, collecting, and remitting Canadian indirect taxes, including the federal goods and services tax (“GST”), harmonized sales tax (“HST”) and provincial sales taxes (“PST”). We are not registered with certain Canadian provinces as required, and in some instances we may have undercharged or failed to charge customers for applicable GST, HST, and PST. Although these taxes are generally intended to be pass-through to customers, when we do not properly assess and charge customers, we remain responsible for remitting the taxes out-of-pocket.
As a result, we may incur cash payments for past periods, which would adversely affect our expenses, margins, and liquidity.
Canadian federal and provincial tax authorities may assert liabilities for uncollected and unremitted taxes for prior periods, together with interest and penalties. These assessments could be substantial and may require us to make payments that we may be unable to recover from customers, particularly where contracts do not permit retroactive billing or where customer collection is impracticable. Any such assessments could also require us to establish or increase reserves, record additional liabilities and expenses, or make cash payments that could be material. In addition, we may be required to implement remedial measures, including registering with multiple tax authorities, changing our invoicing and billing systems, enhancing our tax determination engines and compliance processes, and engaging outside advisors, each of which could result in additional costs and divert management attention.
The identified material weakness indicates that our controls did not operate effectively to prevent or detect errors in the assessment and recording of indirect tax liabilities. If we are unable to remediate this or any other material weakness in a timely manner, or if we identify additional weaknesses, we could continue to be exposed to financial reporting errors, tax non-compliance, and related liabilities. Moreover, failure to remediate could harm investor confidence in our reported financial information and could result in increased audit costs, adverse regulatory attention, or limitations on our ability to complete financing or strategic transactions.
We may also face business and operational risks in implementing corrective actions. For example, instituting proper tax collection may require changes to our pricing, contracts, and billing practices, which could reduce demand, negatively affect customer satisfaction, or compress margins. If we seek to recover taxes that were not previously charged, customers may resist payment, seek concessions, or assert claims against us. Furthermore, tax laws and administrative practices in Canada, including those of individual provinces, are complex, subject to change, and may be interpreted or applied inconsistently, increasing the risk of future non-compliance or additional liabilities even after we implement remedial measures.
Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that tax authorities will not assert additional liabilities, that we will be able to successfully recover uncollected taxes from customers, or that our remediation efforts will prevent future non-compliance.
We have a history of losses, and we may not be able to generate sufficient revenue to achieve or maintain profitability in the future.
We incurred net losses of $12,191,687 and $12,810,117 in the fiscal years ended December 31, 2025 and 2024, respectively, and had an accumulated deficit of $75,913,195 at December 31, 2025. We may not be able to generate sufficient revenue to achieve or sustain profitability. We expect to continue to incur losses for the foreseeable future and we expect costs to increase in future periods as we expend substantial financial and other resources on, among other things:
•
sales and marketing, which may require time before these investments generate sales results;

•
technology infrastructure, enhancements to our software, development of new products and product features, increasing data security, compliance and operations expenses;

•
general and administration, including significantly increasing expenses in accounting and legal related to the increase in the sophistication and resources required for public company compliance and other work arising from the growth and maturity of the Company;

•
competing with other companies and custom development efforts that are currently in, or may in the future enter, the markets in which we compete;

•
maintaining high customer satisfaction and ensuring quality and timely releases of product enhancements and applications;

•
developing our indirect sales channels and strategic partner network;

•
maintaining the quality of our technology infrastructure to minimize latency when using our products;

•
increasing market awareness of our product offerings and enhancing our brand;

•
maintaining compliance with applicable governmental regulations and other legal obligations, including those related to drone operations; and

•
attracting and retaining top talent in a competitive market.

These expenditures may not result in additional revenue or the growth of our business. If we fail to continue to grow revenue or to achieve or sustain profitability, our business, financial condition, results of operations, and prospects could be materially adversely affected and the market price of our common stock could be adversely affected.
We are an early-stage company with a limited sales history, which makes it difficult to evaluate our prospects and future operating results.
Our limited sales history makes our ability to forecast future operating results difficult and subjects us to a number of uncertainties, including our ability to plan and model future growth. In addition, we are still in the process of developing the features and applications that will make our solutions distinct from our competitors and the uptake of our product will be dependent on that development effort. Historical revenue growth is not necessarily indicative of future performance. Our revenue growth rate may decline in future periods due to a number of reasons, which may include the maturation of our business, increase in overall revenue over time, slowing demand for our products, increasing competition, a decrease in the growth of the markets in which we compete, or if we fail, for any reason, to continue to capitalize on growth opportunities in our revenues.
Developing products and services in the autonomous robotics industry is very time-consuming and expensive and, to date, we have devoted a significant amount of our resources to our research and development programs. These programs may not produce successful results, and our new products and services may not achieve market acceptance, create additional revenue or become profitable. We expect our expenses to increase in connection with our ongoing activities, particularly as we aim to increase our headcount in the near-term, advance the development of our products, seek regulatory approvals, and launch and commercialize our products at scale.
We have encountered and will continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as determining appropriate investments of our limited resources, market adoption of our products, competition, acquiring and retaining customers, hiring, integrating, training and retaining skilled personnel, developing new product enhancements and applications, determining prices and contract terms, and unforeseen expenses and challenges in forecasting accuracy. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change, or if we do not address these risks successfully, our prospects, operating results and business could be adversely affected.
If we fail to manage our growth effectively, our business and operating results will be adversely affected.
We intend to continue to grow our business. For example, we plan to continue to expand our customer base, invest in new products, features, and functionality, enhance our products, and develop strategic partnerships with leading OEM companies. We must successfully manage growth to achieve our objectives. Although our business has experienced growth in the past, we cannot provide any assurance that our business will continue to grow at any particular rate, or at all.
Our ability to effectively manage the growth of our business will depend on a number of factors, including our ability to do the following:
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effectively recruit, integrate, train and motivate new employees and make them productive, while retaining existing employees, maintaining the beneficial aspects of our corporate culture and effectively executing our business plan;

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attract new customers, and retain and increase usage by existing customers;

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successfully enhance our products;

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continue to improve our operational, financial and management controls;

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build strategic partnerships with leading technology companies in the autonomous robotics and drone markets;

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protect and further develop strategic assets, including intellectual property rights; and

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manage market expectations and other challenges associated with operating as a public company.

These activities will require significant financial resources and allocation of valuable management and employee resources, and growth will continue to place significant demands on management and our operational and financial infrastructure. In addition, the integration of new personnel will continue to result in some disruption to ongoing operations.
Our future financial performance and ability to execute our business plan will depend, in part, on our ability to effectively manage any future growth. There are no guarantees we will be able to do so. In particular, any failure to successfully implement systems enhancements and improvements will likely negatively impact our ability to manage our expected growth, ensure uninterrupted operation of key business systems and comply with the rules and regulations that are applicable to public reporting companies. Moreover, if we do not effectively manage the growth of our business and operations, the quality of our products could suffer, which could negatively affect our brand, operating results and business.
We will need to raise substantial additional funds in the future, which funds may not be available or, if available, may not be available on acceptable terms.
Changing circumstances may cause us to consume capital more rapidly than we currently anticipate. The continued growth of our business, including the development, regulatory approval and commercialization of new products, will significantly increase our expenses going forward, regardless of our ability to generate revenue. As a result, we are required to seek substantial additional funds to continue our business and start commercial operations. Our future capital requirements will depend on many factors, including:
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the cost of developing our products and services;

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obtaining and maintaining regulatory clearance or approvals;

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the costs associated with commercializing new products and services;

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any change in our development priorities;

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the revenue generated by sales of our products and services;

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the costs associated with expanding our sales and marketing infrastructure for commercialization of new products and services;

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any change in our plans regarding the manner in which we choose to commercialize any product or service in the United States or internationally;

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the cost of ongoing compliance with regulatory requirements;

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expenses we incur in connection with potential litigation or governmental investigations;

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the costs to develop additional intellectual property:

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anticipated or unanticipated capital expenditures; and

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unanticipated general and administrative expenses.

We may need to raise additional funds in the future to support our commercial operations. If we are required to secure additional financing, such additional fundraising efforts may divert our management from our day-to-day activities. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be prevented from carrying out our business plan. This would have a material adverse effect on our business, financial condition and results of operations.
Raising additional capital may directly or indirectly cause dilution to our existing stockholders or restrict our commercial operations.
We may seek additional capital through a variety of means, including through equity, debt financings, or other sources. We may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences and anti-dilution protections that adversely affect your rights as a stockholder.
Such financing may also result in imposition of debt covenants, increased fixed payment obligations or other restrictions that may adversely affect our ability to conduct our business. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that are not favorable to us.
Our substantial indebtedness could materially adversely affect our financial condition.
We have, and after this offering we expect that we will continue to have, a significant amount of indebtedness, including $3.5 million outstanding under the WAB Loan Agreement, $1.5 million outstanding under the Neolync Convertible Note, $0.6 million outstanding under the Maximcash Loan Agreement, $0.75 million outstanding under the NCH Convertible Note, and $1.5 million outstanding under the Neolync Term Loan. As of December 31, 2025, our total outstanding indebtedness was approximately $6.1 million. We intend to use part of the net proceeds received by us from this offering to repay the current outstanding amount of indebtedness under the Loan Agreements and the Convertible Notes in full, with any remaining proceeds being used for general corporate and working capital purposes. We may also incur additional indebtedness in connection with this offering. After giving effect to this offering, on an as adjusted basis, as of       , 2026, our total indebtedness would have been approximately $     million.
Our substantial existing indebtedness and any future indebtedness we may incur, could have important consequences to the holders of our common stock, including the following:
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making it more difficult for us to satisfy our obligations with respect to our and our subsidiaries’ other debt;

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limiting our and our subsidiaries’ ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions, or other general corporate requirements;

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requiring us to dedicate a substantial portion of our cash flows to debt service payments, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions, and other general corporate purposes;

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increasing our vulnerability to general adverse economic and industry conditions;

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exposing us to the risk of increased interest rates, to the extent any of our borrowings are at variable rates of interest;

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limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

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placing us at a disadvantage compared to other, less leveraged competitors; and

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increasing our cost of borrowing.

In addition, the Loan Agreements and Convertible Notes agreements contain, and agreements governing our future borrowing may contain, restrictive covenants that limit our and certain of our subsidiaries’ ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all our debt. See “Description of Certain Indebtedness.”
We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the Loan Agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the amount of additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute “indebtedness” under the Loan Agreements. The WAB Loan Agreement will mature on September 27, 2027. The Maximcash Loan Agreement will mature on December 26, 2026. The Neolync Term Loan will mature on December 23, 2026. On July 11, 2025, we entered into a Subordination Agreement with Western Alliance Bank and Neolync Electronics Private Limited (“Neolync”), whereby Neolync agreed to subordinate all of our existing and future indebtedness obligations to Neolync, including the Neolync Convertible Note, to all of our existing and future indebtedness obligations to Western Alliance Bank. On March 13, 2026, we entered into a Subordination Agreement with Western Alliance Bank and NCH Ventures, LLC (“NCH”), whereby NCH agreed to subordinate all of our existing and future indebtedness obligations to NCH, including the NCH Convertible Note, to all of our existing and future indebtedness obligations to Western Alliance Bank.
We expect to repay the Loan Agreements and Convertible Notes with proceeds from this offering, with approximately $7.85 million of the net proceeds of this offering to repay outstanding borrowings under the Loan Agreements and Convertible Notes, any applicable prepayment premiums, and accrued interest. See “Use of Proceeds.” We may need to refinance all or a portion of our indebtedness on or before the maturity thereof. Depending on market conditions, we may not be able to obtain such financing on commercially reasonable terms or at all. Failure to refinance our indebtedness could have a material adverse effect on us.
We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled principal and interest payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory, and other factors, some of which are beyond our control. We cannot be sure that our business will generate sufficient cash flows from operating activities, or that future borrowings will be available, to permit us to pay the principal and interest on our indebtedness.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Loan Agreements restrict, and any agreement governing any debt we incur in the future may restrict, our ability to dispose of assets and use the proceeds from those dispositions and also limits our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Certain Indebtedness.”

Additionally, if we cannot make scheduled payments on our debt, we will be in default, and the outstanding principal amount of indebtedness thereunder may be accelerated, commitments to loan money may be terminated and/or assets securing such borrowings may be foreclosed against, as applicable in the relevant debt instrument, and we could be forced into bankruptcy or liquidation. Any of these events could result in you losing all or a portion of your investment in the common stock.
Agreements governing our current and future indebtedness will contain covenants that restrict our current and future operations, including our ability to respond to changes or to take certain actions.
The Loan Agreements and Convertible Notes agreements contain, and any future indebtedness agreements we enter into will likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us and our subsidiaries and may limit our and our subsidiaries’ abilities to engage in acts that may be in our long-term best interest. See “Description of Certain Indebtedness.” These covenants may include restrictions on our and our subsidiaries abilities to:
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incur additional indebtedness and guarantee indebtedness;

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pay dividends or make other distributions or repurchase or redeem our capital stock;

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prepay, redeem, or repurchase junior debt;

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issue certain preferred stock or similar equity securities;

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make loans and investments;

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sell assets or property, except in certain circumstances;

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sell or license intellectual property, except in certain circumstances;

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incur liens;

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dispose of our assets;

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enter into transactions with affiliates;

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modify or waive certain material agreements in a manner that is adverse in any material respect to the lenders;

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enter into agreements restricting our subsidiaries’ ability to pay dividends;

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make fundamental changes in our business, corporate structure, or capital structure, including, among other things, entering into mergers, acquisitions, consolidations, and other business combinations or selling all or substantially all of our assets.

As a result of these restrictions, we may be:
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limited in how we conduct our business;

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unable to raise additional debt or equity financing to operate during general economic or business downturns; or

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unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. If we incur indebtedness provided or guaranteed by the U.S. government, we may be subject to additional restrictions on our operations, including limitations on employee headcount and compensation reductions and other cost reduction activities.
Risks Related to Our Business Operations
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or requirements, our solutions may become less competitive.
Our success depends on our customers’ willingness to adopt and use our products, as well as our ability to continually adapt and enhance our products. To attract new customers and increase revenue from existing customers, we need to continue to enhance and improve our products and to meet customer needs at prices that customers are willing to pay. Such efforts will require adding new features, expanding related applications and responding to technological advancements, which will increase our research and development costs. If we are unable to develop solutions that address customers’ needs or enhance and improve our products in a timely manner, we may not be able to increase or maintain market acceptance of our products.
Further, we may make changes to our products that customers do not find useful. We may also discontinue certain features, begin to charge for certain features that are currently free or increase fees for any features or usage of our products. We may also face unexpected problems or challenges in connection with new applications or feature introductions. Enhancements and changes to our products could fail to attain sufficient market acceptance for many reasons, including:
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failure to predict market demand accurately in terms of products functionality and capability or to supply features that meets this demand in a timely fashion;

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inability to operate effectively with the technologies, systems or applications of existing or potential customers;

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defects, errors or failures;

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negative publicity about their performance or effectiveness;

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delays in releasing new enhancements and additional features to our products to the market;

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the introduction or anticipated introduction of competing products;

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an ineffective sales force;

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poor business conditions for our end-customers, causing them to delay purchases;

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challenges with customer adoption and use of our products; and

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the reluctance of customers to purchase solutions incorporating open source software.

In addition, because our products are designed to operate on and with a variety of systems, we will need to continuously modify and enhance our products to keep pace with changes in technology, and we may fail to do so.
Moreover, many competitors expend a considerably greater amount of funds on their research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to competitors’ research and development programs. If we fail to maintain adequate research and development resources or compete effectively with the research and development programs of competitors, our business could be harmed. Our ability to grow is also subject to the risk of future disruptive technologies. If new technologies emerge that are able to deliver business intelligence solutions at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely affect our ability to compete.
If we fail to penetrate new markets, including the future sale of our software development kits (“SDKs”) and application programming interfaces (“APIs”) to OEMs, our revenue and financial condition could be harmed.
We believe that our future revenue growth, if any, significantly depends on our ability to penetrate, or further penetrate, the OEM markets by pursuing future SDK sales or licensing models for our software, that may include per-install or tiered subscriptions, which we believe will support future SaaS-based growth and recurring revenue opportunities. However, we have not yet made any such sales or licensing arrangements and cannot guarantee that we will be successful in our efforts to do so. If these future goals do not develop as we currently anticipate, the technical requirements of these markets evolve in ways we do not anticipate, the development of such markets is delayed or impacted by factors outside of our control, or if we are unable to penetrate them successfully with our solutions, our revenue could decline and our financial condition would be negatively impacted. Some of these markets are primarily served by only a few large, multinational OEMs with substantial negotiating power relative to us and, in some instances, with internal solutions that are competitive to our products. Meeting the technical requirements and securing design wins with any of these companies requires a substantial investment of our time and resources and we cannot assure you that we will secure design wins from these or other companies or that we will achieve meaningful revenue from the sales of our solutions into these markets. In addition, we face competition from larger competitors with greater resources and more history in these markets, which may put us at a competitive disadvantage to these larger competitors. If we fail to penetrate these or other new markets we are targeting, our financial condition would likely suffer. Moreover, if we are successful in achieving design wins in these new markets, it will likely take longer to generate revenue from such design wins than in our traditional markets.
We may face commercial operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.
Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships and general ledger. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our commercial operational risks may include the risk of malfeasance by persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. Such risks related to cyber-attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures. In the event of a breakdown in our internal control systems, improper operation of our systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.
Our products and future services may be affected from time to time by design and manufacturing defects that could materially adversely affect our business and result in harm to our reputation.
Our value proposition relies heavily on the performance and reliability of our Level 4B autonomy software. If our software fails to deliver consistent results in challenging environments, our reputation and demand may suffer. Our software products and services may be affected by design and manufacturing defects. Sophisticated operating system software and applications, such as those that we offer, often have issues that can unexpectedly interfere with the intended operation of hardware or software products, particularly given the complexity of autonomous systems operating in hazardous or GPS-denied environments. Defects can also exist in components and products that we purchase from third parties. Component defects could make our products unsafe and create a risk of environmental or property damage and personal injury. In addition, our service offerings could have quality issues and may from time to time experience outages, service slowdowns or errors. As a result, our services may from time to time not perform as anticipated and may not meet customer expectations. There can be no assurance we will be able to detect and fix all issues and defects in the hardware, software and services we offer. Failure to do so can result in widespread technical and performance issues affecting our future products and services. In addition, we may be exposed to product liability claims, recalls, product replacements or modifications, write-offs of inventory, property, plant and equipment, and/or intangible assets, and significant warranty and other expenses, including litigation costs and regulatory fines. Quality problems can also adversely affect the experience for users of our products and services, and result in harm to our reputation, loss of competitive advantage, poor market acceptance, reduced demand for products and services, delay in new product and service introductions and lost sales.

If we are unable to attract new customers in a manner that is cost-effective, our revenue growth could be slower than we expect and our business may be harmed.
To increase our revenue, we must add new customers, upsell to our existing customers, and enhance our product with a feature set that sets us apart from our competitors. Demand for our products is affected by a number of factors, many of which are beyond our control, such as continued market acceptance of our products for existing and new use cases, the timing of development and release of new applications and features, technological change, growth or contraction in our addressable market, and accessibility across devices, operating systems, and applications. In addition, if competitors introduce lower cost or differentiated products or services that are perceived to compete with our features, our ability to sell our features based on factors such as pricing, technology and functionality could be impaired. As a result, we may be unable to attract new customers at rates or on terms that would be favorable or comparable to prior periods, which could negatively affect the growth of our revenue.
Even if we do attract customers, the cost of new customer acquisition may prove so high as to prevent us from achieving or sustaining profitability. If our sales and marketing efforts do not result in substantial increases in revenue, our business, results of operations, and financial condition may be adversely affected.
Our sales efforts involve considerable time and expense, and our sales cycle can be long and unpredictable.
Our sales process involves educating prospective customers about the benefits and technical capabilities of our products and software. Some of our prospective customers may be municipalities and other governmental entities, which may be required to conduct a thorough procurement process involving a detailed review of competitive bids. If we are not able to effectively expand our sales capabilities to meet the needs of our customers, it could harm our ability to increase our customer base. We may not be able to continue to expand sales through these channels as quickly as anticipated, due to customer reluctance or regulatory change. For example, it may take nine to eleven months from opportunity creation to contract execution and some solutions can be implemented within minutes while others may require two to three months from contract execution to go-live generally due to complexity of change management, community communications and scope of services. We may spend substantial time, effort, and money on our sales and marketing efforts without any assurance that our efforts will result in a new contract or renewal. As a result of these factors, we may face greater costs, longer sales cycles, and less predictability.
A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results.
The quality and safety of our products and services will be critical to the success of our business and future commercial operations. As such, it is imperative that our quality control systems operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality training programs and adherence by employees to quality control guidelines. Although we strive to ensure that we continue to adhere to high-quality control systems, any significant failure or deterioration of such quality control systems could have a material adverse effect on our business and operating results.
Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.
We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition, results of operations, liquidity and stock price. In addition, management’s assessment of internal controls over financial reporting has identified, and may identify in the future, weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the market price of our common stock.
In addition, discovery and disclosure of a material weakness in the future or our inability to cure the material weakness we previously discovered and disclosed, by definition, could have a material adverse impact on our consolidated financial statements. Such an occurrence could negatively affect our business and affect how our stock trades. This could, in turn, negatively affect our ability to access public equity or debt markets for capital.
Future operating results and key metrics may fluctuate significantly due to a wide range of factors, which makes our future results difficult to predict.
Our operating results and key metrics could vary significantly from quarter to quarter as a result of various factors, some of which are outside of our control, including:
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the expansion of our customer base;

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the size, duration and terms of our contracts with both existing and new customers;

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the introduction of products and product enhancements by competitors, and changes in pricing for products offered by us or our competitors;

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customers delaying purchasing decisions in anticipation of new products or product enhancements by us or our competitors or otherwise;

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changes in customers’ budgets;

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the timing of satisfying revenue recognition criteria, particularly with regard to large transactions, including the procurement process of our government customers;

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the amount and timing of payment for expenses, including infrastructure costs to deliver our products, research and development, sales and marketing expenses, employee benefit and stock-based compensation expenses;

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costs related to the hiring, training and maintenance of our employees;

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changes in laws and regulations that impact our business;

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the timing and growth of our business; and

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general economic and political conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers operate.

Any one of these or other factors discussed elsewhere in this prospectus may result in fluctuations in our operating results, meaning that quarter-to-quarter comparisons may not necessarily be indicative of our future performance.
We may not timely and effectively scale our existing technology to meet the performance and other requirements placed on our products, which could increase expenditures unexpectedly and create risk of outages and other performance and quality of service issues for our customers.
Our future growth depends on our ability to meet customers’ expectations with respect to the speed, reliability and other performance attributes of our products, and to meet the expanding needs of customers as their use of our products grows. The number of users, the amount and complexity of data ingested, created, transferred, and processed by our products, the number of locations where our products are being accessed, and the number of processes and systems managed by us on behalf of these customers, among other factors, separately and combined, can have an effect on the performance of our products. We plan to develop partnerships in the future with various third parties in order to scale deployments globally. However, such third parties may experience outages, disruptions, or other performance problems, or to the extent we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be adversely affected.
In order to ensure that we meet the performance and other requirements of customers, we continue to make significant investments to develop and implement new technologies in our products and infrastructure operations. These technologies, which include application advancements and automation, are often advanced, complex, and sometimes broad in scope and untested through industry-wide usage. We may not be successful in developing or implementing these technologies. To the extent that we do not develop offerings and scale our operations in a manner that maintains performance as our customers expand their use, our business and operating results may be harmed.
We may not accurately assess the capital and operational expenditures required to successfully fulfill our objectives and our financial performance may be harmed as a result. Further, we may make mistakes in the technical execution of these efforts to improve our products, which may affect our customers. Issues that may arise include performance, data loss or corruption, outages, and other issues that could give rise to customer satisfaction issues, loss of business, and harm to our reputation. If any of these were to occur there would be a negative and potentially significant impact to our financial performance. Lastly, our ability to generate new applications and improve our current solutions may be limited if and to the extent resources are necessarily allocated to address issues related to the performance of existing solutions.
Our products use third-party software and services that may be difficult to replace or cause errors or failures of our products that could lead to a loss of customers or harm to our reputation and our operating results.
We license third-party software and depend on services from various third parties for use in our products. In the future, this software or these services may not be available to us on commercially reasonable terms, or at all. Any loss of the right to use any of the software or services could result in decreased functionality of our products until equivalent technology is either developed by us or, if available from another provider, is identified, obtained and integrated, which could harm our business. In addition, any errors or defects in or failures of the third-party software or services could result in errors or defects in our products or cause our products to fail, which could harm our business and be costly to correct. Many of these providers attempt to impose limitations on their liability for such errors, defects or failures, and if enforceable, we may have additional liability to our customers or third-party providers that could harm our reputation and increase our operating costs.
We will need to maintain our relationships with third-party software and service providers, and to obtain software and services from such providers that do not contain any errors or defects. Any failure to do so could adversely impact our ability to deliver effective products to our customers and could harm our operating results.
Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business and operating results.
Our continued growth depends in part on the ability of existing and potential customers to access our products at any time. We may in the future experience disruptions, outages, and other performance problems due to a variety of factors, including infrastructure changes, introductions of new capabilities, human or technology errors, distributed denial of service attacks, or other security related incidents. Despite efforts to test our updates, errors, failures or bugs may not be found in our products until after they are deployed to our customers. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times and as our products become more complex, new features or capabilities are released and user traffic increases. If our products are unavailable or if users are unable to access our solutions within a reasonable amount of time, or at all, our business will be harmed. Real or perceived errors, failures or bugs in our products could result in negative publicity, government inquiries, loss of or delay in market acceptance of our products, loss of competitive position, or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem.
We implement bug fixes and upgrades as part of our regular system maintenance, which may lead to system downtime. Even if we are able to implement the bug fixes and upgrades in a timely manner, any history of inaccuracies in the data we collect for our customers, or the loss, damage, unauthorized access to or acquisition of, or inadvertent release or exposure of confidential or other sensitive data could cause our reputation to be harmed and result in claims against us, and customers may elect not to purchase or renew their agreements with us or we may incur increased insurance costs. The costs associated with any material defects or errors in our software or other performance problems may be substantial and could harm our operating results.

We also rely on technologies from third parties in order to operate critical functions of our business. To the extent that our third-party service providers experience outages, disruptions, or other performance problems, or to the extent we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be adversely affected. In addition, if our agreements with third-party software or services vendors are not renewed or the third-party software or services become obsolete, fail to function properly, are incompatible with future versions of our products or services, are defective or otherwise fail to address our needs, there is no assurance that we would be able to replace the functionality provided by the third-party software or services with software or services from alternative providers.
We have taken steps to increase redundancy in our products and infrastructure and have plans in place to mitigate events that could disrupt our products’ services. However, there can be no assurance that these efforts would protect against interruptions or performance problems.
We utilize independent distributors who are free to market products that compete with ours.
For the years ended December 31, 2025 and 2024, approximately 42% and 42%, respectively, of our sales were generated by independent distributors, with World Class Mining Services Mexico, S. de R.L. and C.R. Kennedy & Company accounting for approximately 14% and 15%, respectively, of those amounts alone. None of our independent distributors has been required to sell our products exclusively. Our distributor agreements generally have one-year initial terms and automatic renewals for an additional year. If any of our key independent distributors, including World Class Mining Services Mexico, S. de R.L. and C.R. Kennedy & Company, were to cease to distribute our products, our sales could be adversely affected. In such a situation, we may need to seek alternative independent distributors or increase our reliance on our other independent distributors or our direct sales representatives, which may not prevent our sales from being adversely affected. Additionally, to the extent that we enter into additional arrangements with independent distributors to perform sales, marketing, or distribution services, the terms of the arrangements could cause our product margins to be lower than if we directly marketed and sold our products.
For certain of the components and services included in our products there may be a limited number of suppliers we can rely upon and if we are unable to obtain these components and services when needed we could experience delays in the manufacturing of our products and delivering our services, and our financial results could be adversely affected.
We acquire most of the components for the manufacture of our products from suppliers and subcontractors. Suppliers of some of the components may require us to place orders with significant lead-times to assure supply is in accordance with its manufacturing requirements. Any delay in the supply of any of the components of our products by any third party may cause us to delay the placement of any future potential orders and may result in the cancellation of an order or the services we plan to provide. Delays in supply, or unavailability of services, may significantly hurt our ability to fulfill our contractual obligations and may significantly hurt our business and result of operations. In addition, we may not be able to continue to obtain such components or services from these suppliers on satisfactory commercial terms. Disruptions of our manufacturing and information systems operations could ensue if we were required to obtain components or services from alternative sources, which would have an adverse effect on our business, results of operations and financial condition.
We may incur product liability claims relating to our software.
Claims could be brought against us if use and misuse of our software causes, or merely appears to have caused, personal injury or death. In addition, malfunction or bugs in our software may lead to other potential life, health, and property risks. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources. We are unable to predict if we will be able to obtain or maintain insurance for such claims.
If our or our customers’ access to data becomes limited, our business, results of operations and financial condition may be adversely affected.
The success of our products is dependent in large part on our customers’ ability to integrate our software with third-party drones, sensors and robotic platforms. Generally, we do not have agreements in place with these third parties that guarantee access to their platforms, and any agreements that we do have in place with these third parties are typically terminable for convenience by the third party. If these third parties restrict or prevent our ability to integrate our products with their hardware, software or solutions, including but not limited to, by limiting the functionality of our data connectors, our ability to access the data maintained on their systems or the speed at which such data is delivered, customers’ ability to access their relevant data in a timely manner may be limited, and our business and operating results may be adversely affected.
We may face competition from other technology companies, many of which have substantially greater resources.
The autonomous robotics industry is evolving rapidly and is highly competitive. There are many well-capitalized technology companies and startups that are developing autonomous devices, robotics, and LiDAR or photogrammetry solutions. Our direct competitors include, but are not limited to, Emesent, NEA, Skydio, Airobotics, and Iris Automation. Some of these competitive firms have substantially greater financial, management, research and marketing resources than we have. Our competitors may be able to utilize their substantially greater resources and economies of scale to develop competing products, services, and technologies more efficiently, divert sales away from us by winning broader contracts, or hire away our employees by offering more lucrative compensation packages. The market for drones and autonomous robotics is expanding, and competition is intensifying, which both provides an opportunity for our products but also may attract additional competitors to the market, and enable current competitors to expand their product and service lines. In order to secure contracts successfully when competing with larger, well-financed companies, we may be forced to agree to contractual terms that provide for lower aggregate payments to us over the life of our future contracts, which could adversely affect our margins. In addition, larger diversified competitors serving as prime contractors may be able to supply underlying products and services from affiliated entities, which would prevent us from competing for subcontracting opportunities on these contracts. Moreover, besides our trademarks, we own limited intellectual property relating to our products. Consequently, this segment is characterized by intense competition, the frequent introduction of new products and potential upgrades for existing products. We may also face competition from smaller businesses, or customers may adopt in-house solutions that reduce their reliance on third-party providers like us. Our failure to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, prospects, financial condition or operating results.
We use “open source” software components in our solutions as well as other licensed software, which may require that we release the source code of certain software subject to open source licenses or subject us to possible litigation or other actions that could adversely affect our business.
We utilize software that is licensed under so-called “open source,” “free” or other similar licenses, or that contain components that are licensed in such manner. Our use of open source software may entail different or greater risks than use of third-party commercial software. Open source licensors sometimes do not provide warranties or other contractual protections regarding infringement claims or the quality of the code, and open source software is sometimes made available to the general public on an “as-is” basis under the terms of a non-negotiable license. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. We do not believe we have combined any of our proprietary software with open source software in such a manner, but if that were to occur this would allow our competitors to create similar offerings with lower development effort and time.
We may also face claims alleging noncompliance with open source license terms or other license terms, or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. Few courts have interpreted open source licenses and these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to use our proprietary software. We cannot guarantee that we have incorporated or will incorporate open source or other software in our software in a manner that will not subject us to liability or require us to release the source code of our proprietary software to the public.

If we fail to protect our intellectual property rights, we could lose our ability to compete in the marketplace.
Our intellectual property and proprietary rights are important to our ability to remain competitive and for the success of our products and our business. Patent protection can be limited and not all intellectual property is or can be patented. We rely on a combination of patent, trademark, copyright, and trade secret laws as well as confidentiality agreements and procedures and other contractual provisions to protect our intellectual property, other proprietary rights and our brand. We have little protection when we must rely on trade secrets and nondisclosure agreements. Our intellectual property rights may be challenged, invalidated or circumvented by third parties. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by employees or competitors.
Furthermore, we currently have no intellectual property rights for our products. Consequently, we may not be able to prevent third parties from using or adapting our inventions. Competitors may use our technologies to develop their own products. These products may compete with our devices, and our patents or other intellectual property rights may not be effective or adequate to prevent such competition. Our competitors may also independently develop technologies and products that are substantially equivalent or superior to our technologies and/or products, which could result in decreased revenues for us. Moreover, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. Litigation may be necessary to enforce our intellectual property rights, which could result in substantial costs to us and substantial diversion of management attention. If we do not adequately protect our intellectual property, our competitors could use it to enhance their products. Our inability to adequately protect our intellectual property rights could adversely affect our business and financial condition and the value of our brand and other intangible assets.
Other companies may claim that we infringe their intellectual property, which could materially increase our costs and harm our ability to generate future revenue and profit.
While we are not aware that our technologies infringe the proprietary rights of any third party, we do not regularly conduct freedom to operate searches. Claims of infringement are becoming increasingly common and third parties may assert infringement claims against us. A number of companies, including competing companies, are actively developing extensive patent portfolios on aerial drones or autonomous robots. These companies include big players like Amazon.com, Inc., Google LLC, International Business Machines Corporation, Qualcomm Incorporated, Verizon Communications Inc., Walmart Inc., The Boeing Company, The Lockheed Martin Corporation and SZA DJI Technology Co., LTD (“DJI”), as well as a variety of smaller companies, universities and startups. It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party, either in the United States or in foreign jurisdictions. Any such assertion may result in litigation or may require us to obtain a license for or otherwise restrict our use of the intellectual property rights of third parties. If we are required to obtain licenses to use any third-party technology, we would have to pay royalties, which may significantly reduce any profit on our products. In addition, any such litigation could be expensive and disruptive to our ability to generate revenue or enter into new market opportunities. If any of our products are found to infringe other parties’ proprietary rights and we are unable to come to terms regarding a license with such parties, we may be forced to modify our products to make them non-infringing or to cease production of such products altogether.
Third-party claims that we are infringing or otherwise violating the intellectual property rights of others, whether successful or not, could subject us to costly and time-consuming litigation or require us to obtain expensive licenses, and our business could be harmed.
The technology industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets, and other intellectual property rights. Companies in the technology industry must often defend against litigation claims based on allegations of infringement or other violations of intellectual property rights. Third parties, including our competitors, may own patents or other intellectual property rights that cover aspects of our technology or business methods and may assert patent or other intellectual property rights against us and others in the industry. From time to time, we may receive in the future threatening letters, notices or “invitations to license,” or may be the subject of claims that our technology and business operations infringe or otherwise violate the intellectual property rights of others. Responding to such claims, regardless of their merit, can be time consuming, costly to defend in litigation, divert management’s attention and resources, damage our reputation and brand and cause us to incur significant expenses. Claims of intellectual property infringement or other violations of intellectual property rights might require us to stop using technology found to infringe or violate a third party’s rights, redesign our products, which could require significant effort and expense and cause delays of releases, enter into costly settlement or license agreements or pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling our products. If we cannot or do not license the infringed or otherwise violated technology on commercially reasonable terms or at all, or substitute similar technology from another source, we could be forced to limit or stop selling our products, we may not be able to meet our obligations to customers under our customer contracts, revenue and operating results could be adversely impacted, and we may be unable to compete effectively. Even if we are successful in defending against allegations of intellectual property infringement, litigation may be costly and may divert the time and other resources of our management. Additionally, customers may not purchase our products if they are concerned that they may infringe or otherwise violate third-party intellectual property rights. The occurrence of any of these events may harm our business.
Our business is highly dependent upon our brand recognition and reputation, and the failure to maintain or enhance our brand recognition or reputation would likely adversely affect our business and operating results.
We believe that maintaining and enhancing a strong brand identity and reputation are critical to our relationships with customers and strategic partners and to our ability to attract new customers and strategic partners. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in our market continues to develop. Our success in this area will depend on a wide range of factors, some of which are beyond our control, including the following:
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the efficacy of our marketing efforts;

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our ability to maintain high-quality, innovative and error- and bug-free products;

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our ability to obtain new customers and retain and/or upsell to existing customers;

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our ability to maintain high customer satisfaction;

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the quality and perceived value of our products;

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our ability to obtain, maintain and enforce trademarks and other indicia of origin that are valuable to our brand;

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our ability to successfully differentiate our products from competitors’ products;

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actions of competitors and other third parties;

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our ability to provide customer support and professional services;

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any actual or perceived data breach or data loss, or misuse or perceived misuse of our products;

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positive or negative publicity;

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interruptions, delays or attacks on our products; and

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litigation or regulatory related developments.

If our brand promotion activities are not successful, our operating results and growth may be harmed.
Independent industry analysts often provide reviews of our products, as well as competitors’ products, and perception of our products in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of competitors’ products and services, our brand may be adversely affected.
Furthermore, negative publicity, whether or not justified, relating to events or activities attributed to us, our employees, partners or others associated with any of these parties, may tarnish our reputation and reduce the value of our brand. Damage to our reputation and loss of brand equity may reduce demand for our products and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time consuming, and such efforts may not ultimately be successful.
Our future success depends on the continuing efforts of our key personnel and on our ability to attract and retain highly skilled personnel and senior management.
Due to the specialized nature of our business, our future performance is highly dependent upon the continued services of our key technical personnel and executive officers, including the contributions of Brandon Torres Declet, our Chief Executive Officer (“CEO”), as well as other members of our management team, and the hiring, development, and retention of qualified technical, engineering, manufacturing, marketing, sales, and management personnel for our operations. The loss of services of any of these individuals could make it more difficult to achieve our business plans. Although we have executed employment agreements or offer letters with each member of our senior management team, these agreements are terminable at will with or without notice and, therefore, we may not be able to retain their services. We do not currently maintain “key person” life insurance on the lives of our executives. This lack of insurance means that we may not have adequate compensation for the loss of the services of these individuals.
We aim to significantly increase our headcount in the near-term, but have experienced, and continue to experience, challenges hiring highly qualified personnel including engineers, skilled laborers, and. In addition, the cost of labor remains high. Some candidates and new personnel may have job-related expectations that differ from our current workforce and are inconsistent with our corporate culture. With respect to existing personnel, some may become required to receive various security clearances and substantial training in order to work on certain programs or perform certain tasks. Necessary security clearances may be delayed, which may impact our ability to perform on our U.S. government contracts. We also may not be successful in training or developing qualified personnel with the requisite relevant skills or security clearances. Moreover, some of our employees are covered by collective bargaining agreements. If we have additional challenges renegotiating agreements or if our employees pursue new collective representation, then we could experience additional costs and/or be subject to work stoppages. Any of the above factors could seriously harm our business.
If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely affected.
Future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel. We face intense competition for qualified individuals from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than we do. These companies also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. If we are unable to attract, integrate and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, our business will be adversely affected. In addition, changes in immigration laws or varying applications of immigration laws to limit the availability of certain work visas or increase visa fees in the United States may impact our ability to hire the engineering and other talent that we need to continue to enhance our platform, which could have an adverse impact on our business, financial condition, results of operations, and prospects. It is difficult to predict the political and economic events that could affect immigration laws, or the restrictive impact they could have on obtaining or renewing work visas for our technology professionals.
Volatility or lack of positive performance in our stock price may also affect our ability to attract and retain our key employees. Employees may be more likely to leave us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or, conversely, if the exercise prices of the options that they hold are significantly above the market price of our common stock. If we are unable to appropriately incentivize and retain our employees through equity compensation, or if we need to increase our compensation expenses in order to appropriately incentivize and retain our employees, our business, operating results, financial condition and cash flows would be adversely affected.
Future acquisitions could disrupt our business and adversely affect our operating results, financial condition and cash flows.
We may make acquisitions that could be material to our business, operating results, financial condition and cash flows. Our ability as an organization to successfully acquire and integrate technologies or businesses is unproven. Acquisitions involve many risks, including the following:
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an acquisition may negatively affect our operating results, financial condition or cash flows because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

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we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

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an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

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an acquisition may result in a delay or reduction of customer purchases for both us and the company we acquired due to customer uncertainty about continuity and effectiveness of service from either company;

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we may encounter difficulties in, or may be unable to, successfully sell any acquired products or solutions;

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an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

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the potential strain on our financial and managerial controls and reporting systems and procedures;

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potential known and unknown liabilities associated with an acquired company;

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if we incur debt to fund such acquisitions, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants;

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the risk of impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions;

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to the extent that we issue a significant amount of equity or convertible debt securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease; and

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managing the varying intellectual property protection strategies and other activities of an acquired company.

We may not succeed in addressing these or other risks or any other problems encountered in connection with the integration of any acquired business. The inability to integrate successfully the business, technologies, products, personnel or operations of any acquired business, or any significant delay in achieving integration, could have a material adverse effect on our business, operating results, financial condition and cash flows.
Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.
Our agreements with customers and other third parties may include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement or other violations of intellectual property rights, damages caused by us to property or persons, or other liabilities relating to or arising from our software, services or other contractual obligations. Large indemnity payments could harm our business, results of operations and financial condition. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and harm our business and results of operations.
Our insurance may not adequately cover our future operating risk.
We have insurance to protect our assets, future operations and employees. While we believe our insurance coverage addresses all material risks to which we may be exposed and is adequate and customary according to our current projections for our future operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we may be exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected. Insurance that is otherwise readily available, such as workers’ compensation, general liability, title insurance and directors’ and officers’ insurance, is more difficult for us to find and more expensive because of our involvement in emerging areas. There are no guarantees that we will be able to find insurance coverage at otherwise competitive, or even economically viable terms.
Risks Related to Regulation and Government
Operating in highly regulated businesses with new and ever-changing laws and regulations requires significant resources.
We operate in highly regulated businesses that are regulated by a number of federal agencies and laws, including, but not limited to, regulations relating to drone use, data security and privacy, and artificial intelligence. The regulatory landscape is evolving to address the increased use of drones in recreational and commercial spaces. Federal, state and local governmental entities and foreign governments may regulate aspects of the drone industry, including the production or distribution of our drone hardware, software or services. The United States Department of Transportation (“USDOT”), the Federal Aviation Administration (the “FAA”), and other agencies at the federal, state and local levels are beginning to address some of the numerous certification, regulatory and legal challenges associated with unmanned aerial systems (“UAS”). These aircraft will also need to comply with existing regulations or be the subject of new regulations to cover their activities. Current regulations govern operating beyond visual line of sight (“BVLOS”) without a waiver, operating over people and public streets, privacy, transporting commercial cargo across state lines and instrument-based flight. The integration of UAS into the National Airspace System and air traffic management is a critical factor, requiring a remote identification process (i.e., Remote ID) for these aircraft to provide identification and location information during flight. The FAA’s Unmanned Aircraft System Integration Pilot Program (“IPP”) provides a means to test and evaluate UAS operations, accelerating the approval of certain operations that require authorizations. It is uncertain how new or changed laws and regulations will affect our products and operations. We may be unable to respond effectively and on a timely basis to comply with the evolving regulations. If we are unable to adapt to the changing regulatory environment successfully and on a faster pace than our competitors, such developments could adversely affect our ability to complete.
In addition, regulations in accounting standards, taxation requirements (including changes in applicable income tax rates, new tax laws and revised tax law interpretations), financial matters, and other administrative and industry restrictions may lead to increased compliance costs or adversely affect our operations. While we endeavor to take all the steps necessary to comply with these laws and regulations, there can be no assurance that we can maintain compliance on a continuing basis. Failure to comply could result in monetary liabilities and other sanctions which could increase our costs or decrease our revenue resulting in a negative impact on our business, financial condition and results of operations. We expect a significant amount of our management’s time and external resources to go towards ensuring compliance with the laws, regulations and guidelines that impact our business, and changes thereto, and such compliance may place a significant burden on our management and other resources. Additionally, we may be subject to a variety of local laws, regulations and guidelines in each of the future jurisdictions in which we plan to operate, which may differ among these various jurisdictions. Complying with multiple regulatory regimes will require additional resources and may impair our ability to expand into certain jurisdictions.
Further, any future changes in applicable federal, state, and local regulations, including zoning restrictions, environmental requirements, FAA and the Federal Communications Commission (the “FCC”) compliance, security requirements, or permitting requirements and fees, could restrict the products and services we may offer or impose additional compliance costs on us. Environmental regulations, including those on noise pollution, emissions from battery production, or waste from drone manufacturing, could impose additional costs or restrictions. For example, local zoning laws may limit drone operations due to environmental impacts, and failure to comply with the U.S. Environmental Protection Agency (“EPA”) or international standards (for example, EU drone sustainability directives) could delay product launches or increase liability. Violations of applicable laws, or allegations of such violations, could disrupt our future business and result in a material adverse effect on our commercial operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, including local, state or federal, and it is possible that regulations may be enacted in the future that will be materially adverse to our business or which would have materially significant costs of compliance which could negatively impact our business and commercial operations. In addition, we may operate in multiple countries and therefore may be exposed to foreign changes in foreign regulations, which could negatively impact our financial results. We may face difficulty in adapting to or managing foreign regulatory risks.
See also “Risk Factors — Risks Related to Regulation and Government — Privacy and data security laws and regulations could require us to make changes to our business, impose additional costs on us and reduce the demand for our software solutions.”
Opportunities for expanded uses of our drone-based services in the United States are limited by federal and state laws and rulemaking.
The products we offer to customers within the United States are limited by federal laws and rulemaking, including Part 107 of the commercial drone regulations adopted by the FAA at the end of August 2016. Our ability to develop and provide new services for use in the United States will be subject to federal law and regulations, which can be slow and subject to delays based on political turnover and disruptions in federal funding, among other reasons. The Part 107 rules limit the altitude, available airspace and weight of a drone and also requires the certification of remote pilots that can operate a drone for commercial purposes in the United States. We, or our customers, may seek waivers and exemptions from the Part 107 rules for expanded operations; however, the processing of waivers is lengthy and uncertain. In August 2025, the FAA published a Notice of Proposed Rulemaking (“NPRM”) for Part 108 in the Federal Register, aiming to normalize BVLOS operations, allowing for routine flights without the need for individual waivers and exemptions currently required under Part 107. However, there is no guarantee that such regulation will be adopted in its proposed form or on a timely basis, and delays could arise from industry feedback, technical challenges or shifts in FAA priorities. Political limits on the ability to issue new regulations could slow the growth of this market. To date, the FAA has not issued any formal rules and regulations specifically regarding software applications used by drones. However, it could decide to issue formal rules and regulations which could cause us to withdraw our products from the market. It is possible that we may not be able to comply with new rules and regulations issued by the FAA.
Because a portion of our business depends on contracting with government entities and other heavily regulated organizations, we face a number of challenges and risks unique to such business.
Our solutions are used across both commercial and defense applications. Our wholly owned subsidiary, Range, focuses on government and defense applications of our autonomy technology and is structured explicitly to serve government and adjacent communities and use cases. We expect to derive a meaningful portion of our revenue from the U.S. government and government-related entities, as well as foreign government contracts, in the future.

Sales to government agencies are subject to a number of challenges and risks. Our results of operations could be adversely affected by government spending caps or changes in government budgetary priorities at the federal, state or local level, as well as by delays in the government budget process, program starts, or the award of contracts or orders under existing contracts in any jurisdiction in which we operate. Future U.S. government spending levels for various programs remain uncertain, and may not be sustained at the levels associated with government fiscal year 2024. In addition, the Trump Administration has issued executive orders which, among other things, pause disbursement of funds appropriated through the Inflation Reduction Act and Infrastructure Investment and JOBS Act. Further, the Trump Administration has stated its intent to evaluate overall government spending. This and other actions taken in connection with government spending could adversely impact our business, results of operations, financial condition, and growth prospects. Future spending and program authorizations may not increase or may decrease or shift to programs in areas in which we do not provide services or are less likely to be awarded contracts. Such changes in spending authorizations and budgetary priorities may occur as a result of shifts in spending priorities as a result of competing demands for federal funds or other factors.
Further, government programs in which we may seek to participate, and contracts for our products, must compete with other programs for consideration during Congress’ budget and appropriations hearings, and may be affected by changes not only in political power and appointments but also general economic conditions and other factors beyond our control. A government closure based on a failure of Congress to agree on federal appropriations or the uncertainty surrounding a continuing resolution may result in termination or delay of federal funding opportunities we are pursuing. Reductions, extensions, or terminations in a program in which we are seeking to participate, or overall defense or other spending could adversely affect our ability to generate revenues and realize any profits. We cannot predict whether potential changes in security, defense, communications, and intelligence priorities will afford opportunities for our business in terms of research and development or product contracts, but any reduction in government spending on such programs could negatively impact our ability to generate revenues. In addition, our ability to participate in U.S. government programs may be affected by the adoption of new laws or regulations relating to government contracting or changes in existing laws or regulations, changes in political or public support for certain programs, such as defense, and uncertainties associated with the current global threat environment and other geo-political matters.
In addition, our quarterly financial results may fluctuate significantly due to timing of large contract wins, government procurement cycles, and seasonality of commercial projects. Selling to government agencies involves a procurement process which can be highly competitive, expensive, and time-consuming, may lead to irregular revenue recognition, and often requires significant upfront time and expense to craft a formal proposal that meets the detailed procurement requirements without any assurance that these efforts will generate a sale. In addition, contracts with government agencies frequently contain terms including termination for convenience provisions, discretion for the government customer to suspend or delay performance, and government options for future periods of performance. Compliance with complex regulations and procurement rules across many jurisdictions can be expensive and consume significant resources. Because of the large number of jurisdictions in which we currently operate in, it is a challenge to identify and ensure compliance with all local, state, federal, and foreign rules and regulations regarding public procurement. These rules can relate to the formation, administration, or performance of government contracts that give public sector customers substantial rights and remedies, many of which are not typically found in private sector commercial contracts. These may include rights with respect to the accuracy of information provided to the government, contractor compliance with requirements to use disadvantaged business entities as subcontractors, and other terms that are particular to government contracts.
In certain jurisdictions, our ability to win business may be constrained by political and other factors unrelated to our competitive position in the market. Our business, financial condition, and results of operations may be adversely affected by certain events or activities, including, but not limited to:
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changes in fiscal or contracting policies or decreases in available government funding at the federal, state or local level, including those driven by changes in the political environment (e.g., a change in elected or appointed government officials, and any resulting uncertainty or changes in policy or priorities and funding);

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changes in the approach of government agencies towards the autonomous robotics and drone markets;

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changes in government policy towards our industry or our company;

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failure to appropriately price our proposals based on limited information, resulting in either being disqualified for pricing too high or winning by bidding so low that our margins are impacted;

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appeals, disputes, or litigation relating to government procurement, including but not limited to bid protests by unsuccessful bidders on potential or actual awards of contracts to us or our customers by the government;

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the adoption of new laws or regulations or changes to existing laws or regulations;

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budgetary constraints;

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difficulties in collecting payment for software and services provided to government agencies, including delays in the timing of payments;

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influence by, or competition from, third parties (including but not limited to competitors, existing service providers, or local labor unions) with respect to pending, new, or existing contracts with government customers; and

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potential delays or changes in the government appropriations or procurement processes, including as a result of events such as war, incidents of terrorism, natural disasters, and public health threats.

Public sector and heavily regulated customers may have contractual, statutory, or regulatory rights to terminate current contracts with us for convenience or due to a default. If a contract is terminated for convenience, we may only be able to collect fees for services delivered prior to termination and settlement expenses. If a contract is terminated due to a default, we may be liable for excess costs incurred by the customer for procuring alternative services or be precluded from doing further business with government entities.
Governmental entities routinely investigate and audit contractors for compliance with applicable government contracting requirements. If, as a result of an audit or review, it is determined that we have failed to comply with these requirements, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, cost associated with the triggering of price reduction clauses, fines and suspensions, or debarment from future government business. In the event that we fail an audit or contribute to one of our customers failing an audit, we may suffer significant harm to our reputation in addition to potential debarment from other government business. In addition, state and local government entities may revise existing contract rules and regulations or adopt new contract rules and regulations during the term of a contract and may also face restrictions or pressure regarding the type and amount of services that they may obtain from private contractors. Any of these changes, especially in the United States where we expect to continue to generate the vast majority of our revenue, could impair our ability to obtain contracts with additional government customers or renew our current contracts with government customers.
A portion of our revenue is derived from a small number of enterprise and government customers. The loss of, or default by, one or more of such large customers, or a material adverse change in any such customer’s business or financial condition, could materially reduce our revenues.
Two customers represented in the aggregate 25% and 28% of total revenues for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, our top five customers together accounted for approximately 45% of our revenues year-to-date. For the years ended December 31, 2025 and 2024, approximately 4% and 4%, respectively, of our revenue was generated by government customers, and approximately 96% and 96%, respectively, of our revenue was generated by enterprise customers. Our customers may change their ordering patterns or business strategy, be delayed in the fulfillment of their contractual obligations to us, reduce or cease their use of our services, or become unable to pay for services they had contracted to buy, whether due to a downturn in their business or otherwise. A substantial amount of our revenues from government customers is also subject to risks of future government funding levels, which may be substantially curtailed or abandoned, resulting in contract cancellations, modifications, delays, or reduction in orders. In particular, the current administration has indicated it is committed to decreasing federal spending and the size of government. If the administration were to take actions that impacted the amount our government customers are able to spend on our services, it could materially adversely impact our business, results of operations, and financial condition. In addition, some of our customers’ industries are undergoing significant consolidation, and our customers may be acquired by each other or other companies, including by our competitors. Such acquisitions could adversely affect our ability to sell services to such customers and to any end-users whom they serve. Our customers may in the future default, on their obligations to us due to bankruptcy, lack of liquidity, operational failure, or other reasons. Such defaults could adversely affect our revenues, operating margins, and cash flows. In addition, under our contracts, our customers generally have the right to terminate, cancel, or curtail our contracts for convenience. Any decisions by our customers to terminate, cancel, or curtail our contracts would adversely affect our backlog revenues, revenue growth, and profitability. If our customers experience financial difficulties which result in cancellations, our revenues, operating margins, and cash flows would be further negatively impacted.
Policy changes affecting international trade could adversely impact the cost of our products and our competitive position.
Changes in government policies on foreign trade and investment may affect the manufacturing costs of the components for our products or prevent us from being able to sell products in certain countries. Our business benefits from free trade agreements, and efforts to withdraw from or substantially modify such agreements, in addition to the implementation of more restrictive trade policies, such as more detailed inspections, higher tariffs, import or export licensing requirements, economic sanctions, anti-boycott laws, exchange controls or new barriers to entry, could have a material adverse effect on our business, financial condition, results of operations and cash flows. For example, we are already experiencing increased tariffs on certain of our product components from our manufacturers in China. In addition, in April 2025, the Trump Administration announced a baseline tariff of 10% on products imported from all countries and an individualized reciprocal tariff on the countries with which the United States has the largest trade deficits. Many of these reciprocal tariffs went into effect in August 2025. Implementation of certain of these tariffs has since been selectively paused pending negotiations, which remain ongoing. These tariffs, including retaliatory measures from trading partners, have increased uncertainty and costs, as seen in ongoing U.S.-China trade tensions. Increased tariffs by the United States have led and may continue to lead to the imposition of retaliatory tariffs by foreign jurisdictions. Such tariffs and any retaliatory tariffs may put upwards pressure on prices in other jurisdictions from which we purchase product components, which could reduce our ability to offer competitive pricing to potential customers and affect the demand for our products. Additionally, the Trump Administration has announced and rescinded multiple tariffs on several foreign jurisdictions, which has increased uncertainty regarding the ultimate effect of the tariffs on economic conditions.
We cannot predict what changes to trade policy will be made by the Trump Administration, the U.S. Congress or other governments, including whether existing tariff policies will be maintained or modified or whether the entry into new bilateral or multilateral trade agreements will occur, nor can we predict the effects that any such changes would have on our business or the global economy. Changes in U.S. trade policy, or threat of such changes, have resulted and could again result in reactions from U.S. trading partners, including adopting responsive trade policies making it more difficult or costly for us to export our products or import product components from countries where we currently purchase products or product components or sell products. Such changes, or threatened changes, to trade policy or in laws and policies governing foreign trade, and any resulting negative sentiments towards the United States as a result of such changes, could materially and adversely affect our business, financial condition, results of operations and liquidity.
Governmental export or import controls could limit our ability to compete in foreign markets and subject us to liability if we violate them.
Our products and software may be subject to U.S. export controls, and we incorporate encryption technology into our products. These products and the underlying technology may be exported only with the required export authorizations, including by license, a license exception or other appropriate government authorizations. U.S. export controls may require submission of a product classification and annual or semi-annual reports. Governmental regulation of encryption technology and regulation of imports or exports of encryption products, or our failure to obtain required import or export authorization for our products, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our products, including with respect to new releases of our products, may create delays in the introduction of our product releases in international markets, prevent customers with international operations from deploying our products or, in some cases, prevent the export of our products to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments and persons targeted by U.S. sanctions. On September 15, 2025, the U.S. Department of State announced an update easing the review policy for military drone exports, potentially facilitating certain international sales. However, this does not eliminate underlying risks, and any failure to comply could still result in penalties.
International sales of certain of our products, including our AI products, may be subject to U.S. laws, regulations and policies like the International Traffic in Arms Regulations (“ITAR”) and other export laws and regulations and may be subject to first obtaining licenses, clearances or authorizations from various regulatory entities. If we are not allowed to export our products or the clearance process is burdensome, our ability to generate revenue would be adversely affected. Our use of AI in drone products also exposes us to additional regulatory scrutiny. Evolving U.S. and international AI regulations or export restrictions under ITAR and Export Administration Regulations (“EAR”), could require modifications, increase compliance costs, or limit market access. Ethical concerns, biases in AI algorithms, or liability for AI-driven decisions (e.g., in autonomous flights) could also lead to litigation or reputational harm.
The failure to comply with any of these regulations could adversely affect our ability to conduct our business and generate revenues, as well as increase our operating costs. If we fail to comply with export and import regulations and such economic sanctions, we may be fined or other penalties could be imposed, including a denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business, financial condition and operating results.
Failure to comply with anti-bribery, anti-corruption, and anti-money laundering laws could subject us to penalties and other adverse consequences.
We are subject to the Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act and other anti-corruption, anti-bribery and anti-money laundering laws in various jurisdictions both domestic and abroad. Anti-corruption, anti-bribery, and anti-money laundering laws have been enforced aggressively in recent years and are interpreted broadly and generally prohibit companies and their directors, officers, employees and agents from promising, authorizing, making or offering improper payments or other benefits to government officials and others in the private sector. Such laws apply to our agents and third parties, and we plan to leverage third parties to sell our products and conduct our business abroad. We and our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with such laws, these policies and procedures were only recently adopted and we cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Any violation of the FCPA or other applicable anti-bribery, anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, a significant diversion of management’s resources and attention or suspension or debarment from U.S. government contracts, all of which may have a material adverse effect on our reputation, business, operating results and prospects.

Future investments in the Company may be subject to U.S. and non-U.S. foreign investment screening regulations, which may impose conditions or limitations on certain future investment transactions (including, but not limited to, limits on purchasing our capital stock, limits on our ability to share information with our shareholders, corporate governance modifications, forced divestitures, or other measures).
Certain investments that involve the acquisition of or investment in a U.S. business by a non-U.S. buyer or investor may be subject to review and approval by CFIUS. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of the investor’s beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person (as defined in 31 CFR § 800.208) always have been subject to CFIUS jurisdiction. Significant CFIUS reform legislation-which was fully implemented through regulations that became effective in October 2020-expanded the scope of CFIUS’s jurisdiction to cover investments that do not involve “control” dynamics but nonetheless afford certain foreign investors certain information or governance rights in U.S. businesses that have a qualifying nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data” (as defined in 31 CFR §§ 800.215, 800.214, and 800.241, respectively). The new CFIUS legislation and implementing regulations also imposed mandatory CFIUS filing requirements for certain transactions involving U.S. businesses with a qualifying nexus to critical technologies. Given that the Company produces, tests, designs, develops, fabricates, and/or manufactures one or more “critical technologies,” as defined at 31 CFR § 800.215, including but not limited to payloads controlled under the U.S. International Traffic in Arms Regulations and the U.S. Export Administration Regulations, CFIUS may impose certain requirements on the management, control and conduct of our business. CFIUS’s review of any future investments or acquisitions may have outsized impacts on the certainty, timing, feasibility, and cost of such future investments or acquisitions, which could adversely affect our business and operating results.
Privacy and data security laws and regulations could require us to make changes to our business, impose additional costs on us and reduce the demand for our software solutions.
We transmit a significant amount of personally identifiable information (“PII”) through our products. Privacy and data security have become significant issues in the United States and in other jurisdictions where we may offer our solutions. The regulatory framework relating to privacy and data security issues worldwide is evolving rapidly and is likely to remain uncertain for the foreseeable future. Federal, state and foreign government bodies and agencies have in the past adopted, or may in the future adopt, laws and regulations regarding the collection, use, processing, storage and disclosure of personal or identifying information obtained from customers and other individuals. In addition to government regulation, privacy advocates and industry groups may propose various self-regulatory standards that may legally or contractually apply to our business. Because the interpretation and application of many privacy and data security laws, regulations and applicable industry standards are uncertain, it is possible that these laws, regulations and standards may be interpreted and applied in a manner inconsistent with our existing privacy and data management practices. As we expand into new jurisdictions or verticals, we will need to understand and comply with various new requirements applicable in those jurisdictions or verticals. To the extent applicable to our business or the businesses of our customers, these laws, regulations and industry standards could have negative effects on our business, including by increasing our costs and operating expenses, and delaying or impeding our deployment of new core products or services. Compliance with these laws, regulations and industry standards requires significant management time and attention, and failure to comply could result in negative publicity, subject us to fines or penalties or result in demands that we modify or cease existing business practices. In addition, the costs of compliance with, and other burdens imposed by, such laws, regulations and industry standards may adversely affect our customers’ ability or desire to collect, use, process and store PII using our products and services, which could reduce overall demand for them. Even the perception of privacy and data security concerns, whether or not valid, may inhibit market acceptance of our products and services in certain verticals. In particular, some regulatory bodies have recently become more interested in technologies that we employ, including AI. Any of these outcomes could adversely affect our business and operating results.
If our security measures are breached or unauthorized access to personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities.
In the ordinary course of our business, we may collect and store sensitive data, including PII, owned or controlled by ourselves or our customers, and other parties. We may communicate sensitive data electronically, and through relationships with multiple third-party vendors and their subcontractors. These applications and data encompass a wide variety of business-critical information, including commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data. As a custodian of this data, we therefore inherit responsibilities related to this data, exposing ourselves to potential threats. Data breaches occur at all levels of corporate sophistication (including at companies with significantly greater resources and security measures than our own) and the aftermath of these breaches can be costly, time-consuming, and damaging to a company’s reputation. Further, data breaches need not occur from malicious attacks or phishing only. Often, employee carelessness can result in sharing PII with a much wider audience than intended. Consequences of such data breaches could result in fines, litigation expenses, costs of implementing better systems, and the damage of negative publicity, all of which could have a material adverse effect on our business operations and financial condition.
If our network or computer systems are breached or unauthorized access to customer data is otherwise obtained, our products may be perceived as insecure and we may lose existing customers or fail to attract new customers, our reputation may be damaged and we may incur significant liabilities.
Our operations involve the storage and transmission of our customers’ sensitive and proprietary information. Cyber-attacks and other malicious internet-based activity continue to increase generally, and cloud-based platform providers of software and services have been targeted. If any unauthorized access to or security breach or security incident impacting our products, our networks or systems, or any systems or networks of our service providers, occurs, or is believed to have occurred, whether as a result of third-party action, employee, vendor, or contractor error, malfeasance, phishing attacks, social engineering or otherwise, such an event or perceived event could result in the loss of, or unauthorized access to or acquisition of, data or intellectual property of ourselves or our customers, loss of business, severe reputational or brand damage adversely affecting customer or investor confidence, regulatory investigations and orders, litigation or other demands, indemnity obligations, damages for contract breach, penalties for violation of applicable laws, regulations, or contractual obligations, and significant costs for remediation that may include liability for stolen assets or information and repair of system damage that may have been caused, incentives offered to customers or other business partners in an effort to maintain business relationships after a breach or other incident, and other liabilities. Additionally, any such event or perceived event could impact our reputation, harm customer confidence, hurt our sales and expansion into existing and new markets, or cause us to lose existing customers. We could be required to expend significant capital and other resources to alleviate problems caused by such actual or perceived breaches or other incidents and to remediate our systems, we could be exposed to a risk of loss, litigation or regulatory action and possible liability, and our ability to operate our business may be impaired. Additionally, actual, potential or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.
In addition, if the security measures of our customers are compromised, even without any actual compromise of our products or systems, or any networks or systems of our service providers, we may face negative publicity or reputational harm if customers or anyone else incorrectly attributes the blame for such security breaches or other incidents to us, our products, our systems or networks, or those of our service providers. If customers believe that our products do not provide adequate security for the storage of personal or other sensitive information or its transmission over the internet, our business will be harmed.
Our errors and omissions insurance covering certain security and privacy damages and claim expenses may not be sufficient to compensate for all liability. Although we maintain insurance for liabilities incurred as a result of some security and privacy damages, we cannot be certain that our coverage will be adequate for liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

Because the techniques used and vulnerabilities exploited to obtain unauthorized access or to sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or vulnerabilities or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period.
Additionally, with data security a critical competitive factor in our industry, we make public statements in our privacy policies, on our website, and elsewhere describing the security of our products. Should any of these statements be untrue, become untrue, or be perceived to be untrue, even if through circumstances beyond our reasonable control, we may face claims, including claims of unfair or deceptive trade practices, brought by the FTC, state, local, or foreign regulators, and private litigants.
We have an accrued payroll tax liability of approximately $85,600 as of December 31, 2025. There is no guarantee we can resolve this liability to the satisfaction of the Internal Revenue Service (“IRS”).
As of December 31, 2025, approximately $85,600 of employee and employer payroll taxes and associated interest and penalties have been accrued but not remitted by us to the IRS. These accruals are for payroll from the first quarter of 2022 until and including the third quarter of 2025. These balances primarily reflect legacy timing and control gaps that arose during a period of rapid growth and resource constraints. We intend to fully resolve all payroll tax obligations promptly following the completion of this offering. We have commenced payment of payroll taxes for current periods. In order to mitigate the risks or consequences of this liability, we have proactively approached the IRS (all parties including federal, state and Canadian) and are actively discussing a settlement with them. However, there can be no assurance that that the IRS will agree to the terms of a settlement and not instead demand immediate payment of the amounts due. Even if a settlement offer is accepted, the terms of any settlement may require substantial upfront payments, which we may have not sufficient funds available for. Willful failure to comply with statutory obligations to collect, account for and pay over taxes imposed on employees is a federal criminal offense. There can be no assurance that the Department of Justice will not commence criminal charges against us and our management for failure to remit payroll taxes to the IRS.
We may be subject to additional obligations to collect and remit sales tax and other taxes, and we may be subject to tax liability for past transactions, which could harm our business.
We do not collect sales and use, value added and similar taxes in all jurisdictions in which we have sales, based on our assessment that such taxes are not applicable or that we are not required to collect such taxes in certain jurisdictions. State, local and foreign jurisdictions have differing rules and regulations governing sales, use, value added and other taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of such taxes on our products in various jurisdictions is unclear. Further, these jurisdictions’ rules regarding tax nexus are complex and vary significantly. As a result, we could face the possibility of audits that could result in tax assessments, including associated interest and penalties. A successful assertion that we should be collecting additional sales, use, value added or other taxes in those jurisdictions where we have not historically done so could result in substantial tax liabilities and related penalties for past transactions, discourage customers from purchasing our application or otherwise harm our business and operating results.
Changes in tax laws or regulations that are applied adversely to us or our customers could increase the costs of our products and adversely impact our business.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could affect the tax treatment of our (and our subsidiaries’) domestic and foreign financial results. Any new taxes could adversely affect our domestic and international business operations, and our business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. Specifically, taxation of software is constantly evolving as many state and local jurisdictions consider the taxability of software services provided remotely. These events could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines or penalties and interest for past amounts deemed to be due. If we raise our prices to offset the costs of these changes, existing and potential future customers may elect not to continue to use our products in the future. Additionally, new, changed, modified or newly interpreted or applied tax laws could increase our customers’ and our compliance, operating and other costs, as well as the costs of our products. Any or all of these events could harm our business and operating results.
Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.
For the year ended December 31, 2025, we had available federal net operating loss carryforwards (“NOLs”) of $53,096,852, which may be available to offset taxable income in the future up to 80% of the current year taxable income. Federal NOLs generated in tax years beginning after December 31, 2017, such as these, do not expire. State NOLs may expire, depending upon the various rules in the states in which we operate. A lack of future taxable income would adversely affect our ability to utilize these NOLs before they expire. In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” (as defined under Section 382 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs to offset our future taxable income. We may experience a future ownership change (including, potentially, in connection with this offering) under Section 382 of the Code that could affect our ability to utilize the NOLs to offset our income. Furthermore, our ability to utilize NOLs of companies that we have acquired or may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes (potentially with retroactive effect), such as suspensions on the use of NOLs or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For these reasons, we may not be able to utilize a material portion of the NOLs, even if we attain profitability, which could potentially result in increased future tax liability to us and could adversely affect our operating results and financial condition.
Risks Related to Our Industry
We operate in an emerging and rapidly growing industry, which makes it difficult to evaluate our business and future prospects.
The autonomous robotics industry is relatively new and is growing rapidly. The market for our products is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete. As a result, it is difficult to evaluate our business and future prospects. We cannot accurately predict whether, and even when, demand for our products will increase, if at all. The risks, uncertainties and challenges encountered by companies operating in emerging and rapidly growing industries include:
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generating sufficient revenue to cover operating costs and sustain operations;

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acquiring and maintaining market share;

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attracting and retaining qualified personnel;

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successfully developing and commercially marketing new and existing products;

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complying with development regulatory requirements;

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customer satisfaction with our products;

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the cost, performance and reliability of our products and products offered by our competitors;

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customer perceptions regarding the effectiveness and value of our products and its inter-operability with other drone, robotic, and customers’ business and operational systems;

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marketing efforts and publicity regarding these types of products and services;

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responding effectively to changing technology, evolving industry standards, and changing customer needs or requirements; and

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accessing the capital markets to raise additional capital, on reasonable terms, if and when required to sustain operations or to grow the business.

As such, we cannot accurately predict the future growth rates or sizes of the markets for our products and future services. Demand for our products and services may not increase, or may decrease, either generally or in specific markets, for particular types of products and services or during particular time periods. We believe the drone, autonomous robotics and AI-driven mapping markets, are all nascent and we cannot assure you that our continued efforts to further increase our sales to customers will be successful. As such, our current expectations and projects about future events and trends may be different from the actual results. Furthermore, if we are unable to address any of the above challenges successfully, our business, financial condition, results of operations, and prospectus may be adversely affected by such failure.
Rapid technological changes may adversely affect the market acceptance of our products and services and could adversely affect our business, financial condition and results of operations as we would incur in additional costs associated with developing products that would effectively obtain market acceptance and demand.
The autonomous robotics, drones and AI-driven mapping markets are subject to rapidly evolving technological changes, introduction of new products, change in customer demands and evolving industry standards. These markets are nascent and may not grow as quickly as anticipated or may develop in unforeseen ways. Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and new products in our commercial operations. We may not be successful in developing and marketing our products in response to technological change, evolving industry standards or customer requirements. In addition, we may experience difficulties internally or in conjunction with key vendors and partners that could delay or prevent the successful development, introduction and sale of our products and services may not adequately meet the requirements of the market and may not achieve any significant degree of market acceptance. If release dates of our new products or services are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition may be adversely affected as we would incur in additional costs associated with developing products that would effectively obtain market acceptance and demand, in addition to any other potential costs incurred to find viable alternatives in the event any of our future third party providers fail to keep up with the market demand for our potential products and services or become obsolete in the industry.
The adoption, use, and commercialization of AI technology, and the continued rapid pace of developments in the AI field, are inherently uncertain. Failure by our potential customers to continue to adopt infrastructure to support AI use cases in their systems, or our ability to keep up with evolving AI infrastructure requirements, could have a material adverse effect on our business, financial condition, and results of operations.
As part of our growth strategy, we seek to attract and acquire customers focused on deploying AI through autonomous robots and drones. We foresee emerging demand from companies that are dedicated to providing infrastructure for AI use cases, AI-dedicated data centers, and larger enterprises, as they begin to build systems to meet their unique requirements. However, AI has been developing at a rapid pace, and continues to evolve and change. If we are unable to keep up with the changing AI landscape or in developing products to meet our customers’ evolving AI needs, or if the AI landscape does not develop to the extent we or our customers expect, our business, and financial results may be adversely impacted. Additionally, our efforts in developing new AI infrastructure technology solutions are inherently risky and may not always succeed. We may incur significant costs and expect significant delays in developing new products or new generations of existing products to adapt to the changing AI landscape, and may not achieve a return on investment or capitalize on the opportunities presented by demand for AI solutions. Moreover, while AI-adoption is likely to continue and may accelerate, the long-term trajectory of this technological trend is uncertain.
The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the growth forecasts, our business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all.
The drone industry, of which Exyn is a part, depends on limited sources of supply to manufacture drones. If critical components used to assemble our products become scarce or unavailable, then we may experience a decrease in the customer demand for our products, which could adversely impact our business, financial conditions, and results of operations.
We rely on limited sources to supply certain components and materials used in the manufacturing of drones.
Potential bans on foreign-manufactured drones or components could disrupt our supply chain and increase costs. Many of these components and materials are obtained from DJI, a leading drone manufacturer and a Chinese company, which currently controls approximately 72% of the global drone market. We rely on DJI for approximately 5% of our total component purchases, SuNPe Limited for approximately 29% of our fabrication services, Hesai Technology Co., Ltd. for approximately 15% of our LiDAR scanning technology and World Electronics Sales and Service, Inc. for approximately 13% of our assembly services. Adverse developments with any of our suppliers may lead to shortage of key components in the market, lead to product performance shortfalls if a successful replacement is not found, reduce capabilities of drone manufacturers, and limit the availability of drones in the consumer or commercial markets. Legislation such as the Countering CCP Drones Act (Section 1709 of the 2025 National Defense Authorization Act) requires a security review of major Chinese drone manufacturers like DJI and Autel by December 2025. If they fail or are not reviewed, the FCC may prohibit their equipment authorizations, effectively banning new imports and sales in the United States. Similarly, the American Security Drone Act (“ASDA”) prohibits federal agencies from procuring drones from certain foreign entities starting January 2026, and restricts federal funding for state/local purchases. As we may rely on components from these suppliers or regions, such restrictions could lead to shortages, higher costs for alternatives, redesigns, or loss of market share to compliant competitors.
The industry’s reliance on DJI specifically entails significant risks and uncertainties, including whether these suppliers will provide an adequate quantity of components, at a reasonable price, and on a timely basis. While there are options to purchase certain components from suppliers based in the United States, we would be forced to pay higher prices which would adversely impact our gross margin and operating results. Our operating results could be materially, adversely impacted if our suppliers do not provide the critical components used to assemble our products on a timely basis, at a reasonable price, and in sufficient quantities. In addition, China has been engaged in a trade war with the United States over the past few years, which may increase costs of goods imported from DJI. On December 18, 2020, the U.S. Department of Commerce added DJI to its Entity List, limiting DJI’s abilities to procure technology and components from the United States. If DJI is unable to successfully procure replacements for its currently U.S. sourced components, the drone industry may experience supply shortage of drone hardware, which may adversely impact the industry as a whole as well as our business and results of operations.
Risks Related to This Offering and Ownership of Our Common Stock and Warrants
You will experience immediate and substantial dilution in the net tangible book value per share of our common stock included in the units you purchase in this offering.
The initial public offering price will substantially exceed the net tangible book value per share of our common stock immediately after this offering based on the total value of our tangible assets less our total liabilities. Therefore, based on an assumed initial public offering price of $    per unit, the midpoint of the initial public offering price range set forth on the cover page of this prospectus, if you purchase units in this offering, you will suffer, as of    , 2026, immediate dilution of $    per share, or $    if the underwriter exercises its option to purchase additional shares of common stock and/or warrants, in pro forma net tangible book value per share after giving effect to the sale of    shares of common stock included in the units in this offering at an assumed initial public offering price of $    per unit (the midpoint of the initial public offering price range set forth on the cover page of this prospectus) after deducting underwriting discounts and commissions and estimated offering expenses payable by us. As a result of this dilution, as

of    , 2026, investors purchasing units from us in this offering will have contributed    % of the total amount of our total gross funding to date but will own only    % of our equity. In addition, if outstanding options or warrants to purchase shares of our common stock are exercised in the future, you will experience additional dilution. See “Dilution.”
Any issuance of additional capital stock in connection with financings, exercises of warrants, acquisitions, investments, our equity incentive plan or otherwise will dilute all other stockholders.
We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors, and consultants under our equity incentive plan. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock, including as a result of the exercise of any warrants to purchase shares of common stock, may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline. In the event warrantholders exercise their warrants on a cashless basis, we will not receive any cash proceeds resulting from such issuance.
Our share and warrant price may be volatile, and you may lose all or part of your investment.
The initial public offering price for our units sold in this offering will be determined by negotiation between us and the underwriters. This price may not reflect the market price of shares of our common stock and warrants following this offering and the price of such securities of our common stock may decline. In addition, the market price of shares of our common stock and warrants could be highly volatile and may fluctuate substantially as a result of many factors, including:
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actual or anticipated fluctuations in our results of operations;

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announcement or expectation of additional financing efforts;

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announcements by us or competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

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the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

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market conditions in the software and the drone sectors, or changes in market perception of the autonomy sector;

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shifts in government policy;

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technological developments;

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changes in operating performance and stock market valuations of software or other technology companies, or those in our industry in particular;

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variance in our financial performance from the expectations of market analysts;

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price and volume fluctuations in the trading of our common stock and in the overall stock market, including as a result of trends in the economy as a whole or in the technology industry;

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new laws or regulations or new interpretations of existing laws or regulations applicable to our business or industry, including those relating to drone operation and data security;

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sales of our common stock by us, our insiders, or other stockholders;

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expiration of market stand-off or lock-up agreements;

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our involvement in litigation;

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our sale of common stock or other securities in the future;

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market conditions in our industry;

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changes in key personnel;

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the trading volume of our common stock;

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changes in the estimation of the future size and growth rate of our markets;

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the recruitment or departure of key personnel;

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general economic, industry, and market conditions; and

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the other factors described in the “Risk Factors” section of this prospectus.

In recent years, the stock markets in general have experienced extreme price and volume fluctuations, especially in the technology sector. Broad market and industry factors may materially harm the market price of our securities, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted.
The market price of our common stock and warrants could be negatively affected by future sales of our common stock in the public market by our existing stockholders and lenders.
After this offering, there will be    shares of common stock outstanding, based on an assumed initial public offering price of $    per unit, which is the midpoint of the price range set forth on the cover page of this prospectus. Sales by us or our stockholders of a substantial number of shares of our common stock in the public market following this offering, or the perception that these sales might occur, could cause the market price of our common stock and warrants to decline or could impair our ability to raise capital through a future sale of our equity securities. All of the shares of our common stock and warrants included in the units sold in this offering will be freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.
Upon the closing of this offering, approximately    shares of our outstanding shares of common stock will be beneficially owned by certain existing stockholders who are subject to lock-up agreements, each of which, subject to limited exceptions, restricts transfer of the stockholder’s shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Lucid Capital Markets, LLC (the “Representative”); provided that the Representative may unilaterally waive any term of the lock-up agreement.
As noted above, the Representative may, in its sole discretion, and at any time without notice, release all or any portion of the shares subject to the corresponding lock-up agreements. After the expiration of the lock-up period, these shares can be resold into the public markets in accordance with the requirements of Rule 144, subject to certain volume limitations. In addition, we intend to file one or more registration statements on Form S-8 with the SEC all of the shares of common stock issuable under the equity incentive plan that we may adopt, and such shares will be freely transferable, except for any shares held by “affiliates,” as such term is defined in Rule 144 under the Securities Act. The market price of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse and these stockholders are able to sell our common stock into the market.
Upon the filing of the registration statements and following the expiration of the lock-up restrictions described above, the number of shares of our common stock that are potentially available for sale in the open market will increase materially, which could make it harder for the value of our common stock to appreciate unless there is a corresponding increase in demand for our common stock. This increase in available shares could cause the value of your investment in our common stock to decrease.
In addition, a sale by us of additional shares of common stock or similar securities in order to raise capital might have a similar negative impact on the share price of our common stock. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities and may cause you to lose part or all of your investment in our common stock.

No public market for our securities currently exists, and an active public trading market may not develop or be sustained following this offering.
Prior to this offering, there has been no public market for our common stock or warrants. Although we expect to apply to list our common stock and warrants on Nasdaq, an active trading market may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares and warrants at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares and warrants. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.
If we cannot meet the continued listing requirements of Nasdaq, Nasdaq may delist our securities.
As a public company, we are subject to the reporting requirements and the rules and regulations of the applicable listing standards of Nasdaq. If we fail to maintain compliance with the continued listing standards of Nasdaq, our securities may be delisted, which could negatively affect the market price and liquidity of our securities. In such a case, we may seek to regain compliance by implementing a number of available options. If in the future our securities are delisted from Nasdaq, we could face significant material adverse consequences, including: limited availability of market quotations for our securities; reduced liquidity for our shares; a determination that our shares are “penny stock,” which will require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our shares; a limited amount of news and analyst coverage; and decreased ability to issue additional securities or obtain additional financing in the future. In addition, as long as our securities are listed on Nasdaq, U.S. federal law prevents or preempts the states from regulating their sale, although the law does allow the states to investigate companies if there is a suspicion of fraud and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. If we were no longer listed on Nasdaq, we would be subject to regulations in each state in which we offer our shares.
There is an increased potential risk for new public companies similar to ours of rapid and substantial price volatility which may add to the risk of investing in our company.
There have been recent instances of extreme stock price run-ups followed by rapid price declines and stock price volatility seemingly unrelated to company performance following a number of recent initial public offerings, particularly among companies with relatively smaller public floats. Additionally, our common stock may be subject to rapid and substantial price volatility, including any stock-run up, which may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our shares of common stock. As a result, you may suffer a loss on your investment.
Our officers and directors are entitled to indemnification from us for liabilities under our certificate of incorporation, which could be costly to us and may discourage the exercise of stockholder rights.
Our amended certificate of incorporation will provide that we possess and may exercise all powers of indemnification of our officers, directors, employees, agents and other persons and our amended bylaws will also require us to indemnify our officers and directors as permitted under the provisions of the Delaware General Corporation Law (“DGCL”). We will also have contractual indemnification obligations under our agreements with our directors and officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers, and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers, and employees even though such actions, if successful, might otherwise benefit our company and stockholders.
The concentration of the capital stock ownership with our insiders after the initial public offering will likely limit the ability of the stockholders to influence corporate matters.
Following the offering described in this prospectus, the executive officers, directors, 5% or greater stockholders, and their respective affiliated entities will in the aggregate beneficially own approximately

        % of our outstanding common stock (assuming no exercise of the underwriter’s over-allotment option) based on an assumed initial public offering price of $     per unit (the midpoint of the price range set forth on the cover page of this prospectus). As a result, these stockholders, acting together, have control over matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a corporate transaction that other stockholders may view as beneficial.
Resales of our shares of common stock in the public market by our stockholders as a result of this offering may cause the market price of our common stock to fall.
Sales of substantial amounts of our shares of common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of common stock. The issuance of new shares of common stock could result in resales of our shares of common stock by our current stockholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our shares of common stock.
We have broad discretion in the use of a portion of the net proceeds from our initial public offering and may not use them effectively.
We intend to use the net proceeds from this offering for growth capital, working capital, repayment of certain indebtedness and general corporate purposes. For more information, see “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our stockholders may not agree with the manner in which we choose to allocate the net proceeds from this offering. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income.
The warrants may not have any value.
The warrants will be exercisable for five years from the date of initial issuance at an initial exercise price equal to 125% of the public offering price per unit set forth on the cover page of this prospectus. There can be no assurance that the market price of our shares of common stock will ever equal or exceed the exercise price of the warrants. In the event that the stock price of our shares of common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.
Holders of warrants purchased in this offering will have no rights as stockholders until such holders exercise their warrants and acquire our shares of common stock.
Until holders of the warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
The warrant certificate governing the warrants designates the state and federal courts of the State of New York sitting in the City of New York, Borough of Manhattan, as the exclusive forum for actions and proceedings with respect to all matters arising out of the warrants, which could limit a warrantholder’s ability to choose the judicial forum for disputes arising out of the warrants.
The warrant certificate governing the warrants provides that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by the warrant certificate (whether brought against a party to the warrant certificate or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. The warrant certificate further provides that we and the warrantholders irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute under the warrant certificate or in connection with it or with any transaction contemplated by it or discussed in it, including under the

Securities Act. Furthermore, we and the warrantholders irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that we or they are not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. With respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, we note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Notwithstanding the foregoing, these provisions of the warrant certificate will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our warrants shall be deemed to have notice of and consented to the foregoing provisions. Although we believe this exclusive forum provision benefits us by providing increased consistency in the application of the governing law in the types of lawsuits to which it applies, the exclusive forum provision may limit a warrantholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, officers, other employees, stockholders, or others which may discourage lawsuits with respect to such claims. Our warrantholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of this exclusive forum provision. Further, in the event a court finds the exclusive forum provision contained in our warrant certificates to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our results of operations.
We do not intend to pay dividends for the foreseeable future, which could reduce the attractiveness of our stock to some investors.
We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. In addition, we may incur debt financing to further finance our operations, the governing documents of which may contain restrictions on our ability to pay dividends.
Provisions in our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a change of control of our company and, therefore, may depress the trading price of our stock.
Our amended and restated certificate of incorporation and bylaws will contain, upon completion of this offering, certain provisions that may discourage, delay or prevent a change of control that our stockholders may consider favorable. These provisions:
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authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

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prohibit stockholder action to elect or remove directors by majority written consent;

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provide that the board of directors is expressly authorized to make, alter or repeal our bylaws;

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provide that special meetings of stockholders may only be called by the chairman of our board of directors, our CEO, or our board of directors acting pursuant to a resolution adopted by a majority of our board of directors; and

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establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Our amended and restated certificate of incorporation will also provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our amended and restated certificate of incorporation upon the completion of this offering will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders; (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to the DGCL, our certificate of incorporation or our bylaws; or (iv) any action asserting a claim against us, our directors, officers or employees that is governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.
Our amended and restated certificate of incorporation further will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including, in each case, the applicable rules and regulations promulgated thereunder. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provision in our amended and restated certificate of incorporation. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a different judicial forum, including one that it may find favorable or convenient for a specified class of disputes with our Company or our directors, officers, other stockholders or employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our amended and restated certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public company whose common stock and warrants are listed on Nasdaq, we will incur accounting, legal and other expenses that we did not incur as a private company, including costs associated with our reporting requirements under the Securities Exchange Act. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the SEC and Nasdaq. We expect that these rules and regulations will increase our legal and financial compliance costs, introduce new costs such as investor relations and stock exchange listing fees, and will make some activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
As an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain temporary exemptions from various reporting requirements, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act (and the rules and regulations of the SEC thereunder). When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.
Pursuant to Section 404 of the Sarbanes-Oxley Act and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, starting with the second annual report that we file with the SEC after the closing of this offering, our management will be required to report on the effectiveness of our internal control over financial reporting. In addition, once we no longer qualify as an “emerging growth company” under the JOBS Act and lose the ability to rely on the exemptions related thereto discussed above and depending on our status as per Rule 12b-2 of the Securities Exchange Act, our independent registered public accounting firm may also need to attest to the effectiveness of our internal control over financial reporting under Section 404. We have not yet commenced the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404 and whether there are any material weaknesses or significant deficiencies in our existing internal controls. This process will require the investment of substantial time and resources, including by our senior management. As a result, this process may divert internal resources and take a significant amount of time and effort to complete. In addition, we cannot predict the outcome of this determination and whether we will need to implement remedial actions in order to implement effective controls over financial reporting. The determination and any remedial actions required could result in us incurring additional costs that we did not anticipate, including the hiring of outside consultants. Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. As a result, we may experience higher than anticipated operating expenses, as well as higher independent auditor fees during and after the implementation of these changes. If we are unable to implement any of the required changes to our internal control over financial reporting effectively or efficiently or are required to do so earlier than anticipated, it could adversely affect our operations, financial reporting and/or results of operations and could result in an adverse opinion on internal controls from our independent auditors.
Changes in the laws and regulations affecting public companies will result in increased costs to us as we respond to their requirements. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We cannot predict or estimate the amount or timing of additional costs we may incur in order to comply with such requirements.
Our management has limited experience in a public company.
Our executive officers, with the exception of our CEO, have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could result in an increasing amount of their time that may be devoted to these activities which will result in less time being devoted to the management and growth of our products. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. We are in the process of upgrading our finance and accounting systems to be suitable for a public company, and a delay could impact our ability or prevent it from timely reporting its operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to hire additional employees to support our operations as a public company which will increase our operating costs in future periods.
There can be no assurance that our internal controls over financial reporting will be able to detect fraud or other issues.
We will be required under the Sarbanes-Oxley Act to include a report of management on our internal controls that contains an assessment by management of the effectiveness of our internal control over financial reporting. Because, and so long as, we are an emerging growth company, our public accounting firm auditing our financial statements will not be required to report on the effectiveness of internal control over financial reporting, and our stockholders will not have the benefit thereof. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. However, a control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. There can be no assurance that all control issues or fraud will be detected.

We may be subject to securities litigation, which is expensive and could divert management attention.
In the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.
We are an “emerging growth company” and may elect to comply with reduced public company reporting requirements, which could make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an “emerging growth company”, we may take advantage of exemptions from various reporting requirements that are applicable to other public reporting companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports. We could be an “emerging growth company” up until the December 31st following the fifth anniversary after our first equity offering, although circumstances could cause us to lose that status earlier if our annual revenues exceed $1.07 billion, if we issue more than $1.0 billion in non-convertible debt in any three-year period or if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30th, in which case we would no longer be an “emerging growth company” as of the following December 31st. We cannot predict if investors will find our securities less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the price of our securities may be more volatile.
Even after we no longer qualify as an “emerging growth company,” we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
General Risk Factors
Geopolitical and macroeconomic events and conditions could adversely affect our business, operating results, financial condition and cash flows.
Our business is sensitive to geopolitical and security issues, including foreign policy actions taken by governments such as tariffs, sanctions, embargoes, export and import controls and other trade restrictions, which can affect the demand for our products and services, the ability to sell our products and services, and disrupt our supply chain, all of which could adversely affect our business.
Global conflicts, including Russia’s invasion of Ukraine and the recent escalation of the conflict in the Middle East, have significantly elevated global geopolitical tensions and security concerns. In addition, the U.S. government and other nations have implemented broad economic sanctions and export controls targeting Russia, which, combined with the Ukraine conflict, has indirectly disrupted the global supply chain and increased pressures on certain resources. The Ukraine conflict also has increased the threat of malicious cyber activity from nation states and other actors.
Heightened levels of inflation and the potential worsening of macro-economic conditions, including slower growth or recession, changes to fiscal and monetary policy, tighter credit, higher interest rates and currency fluctuations, present a risk for us, our suppliers and the stability of the broader economy. If we are unable to successfully mitigate the impact of inflation, our profits, margins and cash flows, particularly for existing fixed-price contracts, may be adversely affected. Although we believe defense spending is more resilient to adverse macro-economic conditions than many other industrial sectors, we are also exposed to the commercial markets, which may have fewer resources and may be adversely impacted to a more significant degree by an economic downturn. In addition, macroeconomic conditions could cause budgetary pressures for our government customers resulting in reductions or delays in spending, which could adversely impact our business.
Economic uncertainties or downturns could materially adversely affect our business.
Current or future economic uncertainties or downturns could adversely affect our business and operating results. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, the continued sovereign debt crisis, financial and credit market fluctuations, political deadlock, natural catastrophes, warfare and terrorist attacks on the United States, Europe, the Asia Pacific region or elsewhere, could cause a decrease in business investments, including corporate spending on business intelligence software in general and negatively affect the rate of growth of our business.
General worldwide economic conditions have experienced a significant downturn and continue to remain unstable. These conditions make it extremely difficult for our customers and us to forecast and plan future business activities accurately, and they could cause customers to reevaluate their decisions to buy our products, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times customers may tighten their budgets and face issues in gaining timely access to sufficient credit, which could result in an impairment of their ability to make timely payments to us. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely affect our financial results.
To the extent our products are perceived by customers and potential customers to be discretionary, our revenue may be disproportionately affected by delays or reductions in technology or defense spending. Also, customers may choose to develop in-house software as an alternative to using our products. Moreover, competitors may respond to market conditions by lowering prices and attempting to lure away our customers. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our products.
We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or industries in which we operate do not improve, or worsen from present levels, our business, operating results, financial condition and cash flows could be adversely affected.
If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share and warrant price and trading volume could decline.
The trading market for our common stock and warrants will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our securities or change their opinion of our securities, the price of such securities would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share and warrant price or trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. Many statements included in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These risks and other factors include, but are not limited to, those listed under “Risk Factors.” In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology. In particular, statements about the markets in which we operate, including growth of our various markets, statements about potential new products and product innovation and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance contained in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” are forward-looking statements. Forward-looking statements include, but are not limited to, statements about:
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our market opportunity and the potential growth of that market;

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our strategy, outcomes, and growth prospects;

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trends in our industry and markets; and

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the competitive environment in which we operate.

Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:
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our failure to manage our growth effectively and our ability to achieve and maintain profitability;

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our failure to raise substantial additional funds in the future;

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our inability to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or requirements;

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our failure to penetrate new markets;

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commercial operational risks because of our reliance on technology;

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the potential for design or manufacturing defects with respect to our products;

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uncertain global macro-economic and political conditions, including the implementation of tariffs;

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disruptions in U.S. government operations and funding and budgetary priorities of the U.S. government;

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the failure of our information technology systems, physical or electronic security protections to prevent security breaches or unauthorized access;

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the scarcity or unavailability of critical components or raw materials used to manufacture our products;

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the fluctuation of our operating results;

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adverse publicity stemming from any incident involving us, our competitors, or our customers;

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the failure to adequately protect our proprietary intellectual property rights;

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our inability to comply with our contractual obligations;

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evolving government laws and regulations;

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our inability to generate sufficient cash to service all of our indebtedness;

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our inability to attract and retain qualified personnel, including top technical talent; and

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the other factors set forth under “Risk Factors.”

We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy, and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions, and other factors described under “Risk Factors” and elsewhere in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot be sure that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in, or implied by, the forward-looking statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe that information forms a reasonable basis for such statements, that information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.
The forward-looking statements made in this prospectus relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this prospectus or to conform such statements to actual results or revised expectations, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not rely on our forward-looking statements in making your investment decision. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

INDUSTRY AND MARKET DATA
Unless otherwise indicated, market data and industry information used throughout this prospectus is based on management’s knowledge of the industry and the good faith estimates of management. We have also relied, to the extent available, upon management’s review of independent industry surveys and publications and other publicly available information. All of the market data and industry information used in this prospectus involves a number of assumptions and limitations and you are cautioned not to give undue weight to such estimates. Although we believe that these sources are reliable, neither we nor the underwriters can guarantee the accuracy or completeness of this information and neither we nor the underwriters have independently verified this information. Additionally, from time to time, these sources may change their input information or methodologies, which may change the related results. While we believe the estimated market position, market opportunity, and market size information included in this prospectus is generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties.
Certain information in this prospectus is based on independent or third-party sources, including:
•
Global Market Insights, Inspection Robots Market Global Forecast, 2025 – 2034.

•
Grand View Research, 3D Mapping & 3D Modeling Market, 2025 – 2030.

•
Grand View Research, Commercial Drone Market, 2025 – 2030.

•
Grand View Research, Construction Robots Market, 2025 – 2030.

•
Grand View Research, Digital Twin Market, 2025 – 2030.

•
Grand View Research, Drone Market, 2025 – 2030.

•
Grand View Research, Space Robotics Market, 2023 – 2030.

•
MarketsandMarkets Research Private Ltd., LiDAR Market — Size, Share, Trends & Forecast, 2025 − 2030.

•
Mordor Intelligence, Inspection Drones Market Size & Share Analysis — Growth Trends & Forecasts, 2025 – 2030.

•
Precedence Research, Artificial Intelligence (AI) Robots Market Size and Forecast 2025 to 2034.

•
Pro Market Reports, Mine Mapping System 2025 Trends and Forecasts 2033: Analyzing Growth Opportunities.

•
Pro Market Reports, Global Unmanned Maritime Systems Market, 2026 – 2033.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $      million (or approximately $      million if the underwriters exercise their option to purchase additional shares of our common stock and/or warrants in full) from the sale of the units offered by us in this offering, based on an assumed initial public offering price of $      per unit (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each $1.00 increase (decrease) in the assumed initial public offering price of $      per unit would increase (decrease) the net proceeds to us from this offering by approximately $      million, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Similarly, each 1.0 million unit increase (decrease) in the number of shares offered, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds that we receive from this offering by approximately $      million, assuming no change in the assumed initial public offering price per unit, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to increase our capitalization and financial flexibility, establish a public market for our common stock and warrants, facilitate future access to the public equity markets by us, our employees and our stockholders, obtain additional capital to support our operations and increase our visibility in the marketplace.
We intend to use the net proceeds from this offering for growth capital, working capital, repayment of certain indebtedness, which includes (i) $3.5 million in aggregate principal amount outstanding under the WAB Loan Agreement, (ii) $1.5 million outstanding under the Neolync Convertible Note, (iii) $0.6 million in aggregate principal amount outstanding under the Maximcash Loan Agreement, (iv) $0.75 million outstanding under the NCH Convertible Note and (v) $1.5 million in aggregate principal amount outstanding under the Neolync Term Loan, and for general corporate purposes.
The WAB Loan Agreement, as amended, provides for a total aggregate principal amount of $3.5 million and matures on September 27, 2027, $3.5 million of which is currently outstanding as of December 31, 2025. The loan bears interest at a rate of the greater of 8.25% or the prime rate as reported in the Wall Street Journal, adjustable daily, per annum. The interest rate as of December 31, 2025 was 8.61%. On November 19, 2025, the Company entered into an amendment to the WAB Loan Agreement extending the interest-only period through March 10, 2026, with equal monthly principal and interest installments commencing April 10, 2026. The loan is secured by substantially all of our assets. The Neolync Convertible Note has an aggregate outstanding principal amount of $1.5 million, bears interest at an annual rate of 12.0%, and has a maturity date of April 15, 2026. The Maximcash Loan Agreement, which was entered into on December 26, 2025, provides for a total aggregate principal amount of $0.6 million and matures on December 26, 2026, with an interest rate of 38.5% per year. The loan is secured by substantially all of our assets. The Neolync Term Loan, which was entered into on December 23, 2025, provides for a total aggregate principal amount of $1.5 million and matures on December 23, 2026, $0.5 million of which was outstanding as of December 31, 2025. The Neolync Term Loan bears interest at a rate of 12% per year. The NCH Convertible Note has an aggregate outstanding principal amount of $0.75 million, bears interest at an annual rate of 8.0%, and has a maturity date of March 13, 2028. For additional information, see “Description of Certain Indebtedness.”
Pending the uses described above, we intend to invest the net proceeds from this offering in short term, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.
The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to gain access to additional financing, the pace of our operational expansion relative to revenue growth, and the relative success and cost of our research and development programs. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

DIVIDEND POLICY
We have never declared or paid cash dividends on our common stock, and we currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business and we do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our common stock. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, and our capitalization as of December 31, 2025:
•
on an actual basis (reflecting a          - for        - split of our common stock expected to be completed prior to the completion of this offering);

•
on a pro forma basis, giving effect to (i) the automatic conversion of all outstanding shares of our convertible preferred stock as of December 31, 2025 into 64,322,487 shares of our common stock and (ii) the automatic conversion of all of our outstanding SAFEs in the aggregate amount of $4.7 million into        shares of common stock, in each case immediately prior to the closing of this offering, (iii) the receipt of $1.0 million in cash on January 12, 2026 and the corresponding increase in current notes payable as part of the Neolync Term Loan (representing the remaining disbursement of the $1.5 million Neolync Term Loan entered into on December 23, 2025), and (iv) the receipt of $0.75 million in cash on March 13, 2026 and the corresponding increase in long-term notes payable in connection with the NCH Convertible Note; and

•
on a pro forma as adjusted basis, giving effect to (i) the pro forma adjustment discussed above, (ii) giving further effect to the sale of           shares of our common stock included in the units by us in this offering at an assumed initial public offering price of $      per unit (the midpoint of the range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, following the completion of this offering, (iii) giving further effect to the use of the net proceeds from this offering to repay certain indebtedness, including (a) $3.5 million in aggregate principal amount outstanding under the WAB Loan Agreement, (b) $1.5 million outstanding under the Neolync Convertible Note, (c) $0.6 million in aggregate principal amount outstanding under the Maximcash Loan Agreement, (d) $0.75 million outstanding under the NCH Convertible Note, and (e) $1.5 million in aggregate principal amount outstanding under the Neolync Term Loan, and (iv) giving further effect to the issuance of a number of shares of common stock having an aggregate value of $120,000 based on the public offering price per share in an IPO (the “Equity Kicker Shares”) to Maximcash Solutions LLC upon consummation of the offering, representing     shares of common stock included in the units by us in this offering based on an assumed initial public offering price of $      per unit (the midpoint of the range set forth on the cover page of this prospectus).

The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with the sections titled “Prospectus Summary — Summary Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.
	As of December 31, 2025
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited) (in thousands, except for per share data)
Cash and cash equivalents	$812,534	$2,562,534	$
Current portion of note payable, net of debt discount of $19,845	$2,643,837	$3,643,837		$—
Long-term portion of notes payable, net of debt discount	$3,480,155	$4,230,155		$—
Stockholders’ equity:
Convertible preferred stock, Series A-1, par value $0.0001 par value per share; 3,778,798 shares authorized, issued and outstanding, actual; shares authorized, no shares issued and outstanding pro forma and pro forma as adjusted	378	—		—

	As of December 31, 2025
	Actual	Pro Forma		Pro Forma As Adjusted
	(unaudited) (in thousands, except for per share data)
Convertible preferred stock, Series A-2, par value $0.0001 par value per share; 545,372 shares authorized, issued and outstanding, actual; shares authorized, no shares issued and outstanding pro forma and pro forma as adjusted	55		—		—
Convertible preferred stock, Series A-3, $0.0001 par value per share; 2,423,708 shares authorized, issued and outstanding, actual; shares authorized, no shares issued and outstanding pro forma and pro forma as adjusted	242		—		—
Convertible preferred stock, Series A-4, $0.0001 par value per share; 17,303,891 shares authorized, 15,421,114 shares issued and outstanding, actual; shares authorized, no shares issued and outstanding pro forma and pro forma as adjusted	1,542		—		—
Convertible preferred stock, Series B-1, $0.0001 par value per share; 18,530,110 shares authorized, issued and outstanding, actual; shares authorized, no shares issued and outstanding pro forma and pro forma as adjusted	1,853		—		—
Convertible preferred stock, Series B-2, $0.0001 par value per share; 31,800,835 shares authorized, 23,623,385 shares issued and outstanding, actual; shares authorized, no shares issued and outstanding pro forma and pro forma as adjusted	2,362		—		—
Common stock, $0.0001 par value; 128,000,000 shares authorized; 33,062,488 shares issued and outstanding, actual; shares authorized, shares issued and outstanding pro forma; shares authorized, shares issued and outstanding pro forma as adjusted	3,307		—		—
Additional paid-in capital	64,639,199
Accumulated deficit	(75,913,195)
Total stockholders’ equity	(11,310,726)
Total capitalization	$5,857,716	$		$

A $1.00 increase or decrease in the assumed initial public offering price of $      per unit, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $       million, assuming the number of units offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Similarly, each 1,000,000 increase or decrease in the number of units offered by us in this offering would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $       million, based on an assumed initial public offering price of $       per unit, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The number of shares of our common stock to be outstanding on a pro forma and a pro forma as adjusted basis in the table above is based on 33,062,488 shares of common stock outstanding as of December 31, 2025 and excludes:
•
17,809,527 shares of common stock issuable upon the exercise of outstanding options as of December 31, 2025, under our 2015 Plan at a weighted-average exercise price of $0.30 per share;

•
5,118,252 shares of common stock reserved for future issuance under our 2025 Plan;

•
268,174 shares of preferred stock issuable upon the exercise of our outstanding SVB Warrants;

•
197,551 shares of common stock issuable upon the exercise of our outstanding WAB Warrants;

•
       shares of common stock issuable upon exercise of the Representative’s Warrants at the closing of this offering at an exercise price of $        (assuming an initial public offering price of $       per unit, which is the midpoint of the estimated price range set forth on the cover of this prospectus);

•
        shares of our common stock reserved for future issuance under our 2026 Plan, which will become effective as of immediately prior to the completion of this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2026 Plan; and

•
        shares of our common stock reserved for future issuance under our 2026 ESPP, which will become effective as of immediately prior to the completion of this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2026 ESPP.

DILUTION
If you invest in our units, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price in this offering per unit and the as adjusted net tangible book value per share of our common stock upon consummation of this offering. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the total number of shares of common stock then issued and outstanding.
As of December 31, 2025, we had a net tangible book value of $(11.3) million, or $(0.34) per share of common stock. Net tangible book value per share is equal to our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock.
After giving effect to the sale of units in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $       per unit, which is the midpoint of the estimated public offering price range set forth on the cover of this prospectus, and the application of the net proceeds of this offering for growth capital, working capital, repayment of certain indebtedness, which includes (i) $3.5 million in aggregate principal amount outstanding under the WAB Loan Agreement, (ii) $1.5 million outstanding under the Neolync Convertible Note, (iii) $0.6 million in aggregate principal amount outstanding under the Maximcash Loan Agreement, (iv) $0.75 million outstanding under the NCH Convertible Note, and (v) $1.5 million in aggregate principal amount outstanding under the Neolync Term Loan, and for general corporate purposes, as set forth under “Use of Proceeds,” at an assumed initial public offering price of $       per unit, which is the midpoint of the estimated public offering price range set forth on the cover of this prospectus, our net tangible book value as of December 31, 2025 would have been $        million, or $        per share of common stock. This represents an immediate increase in net tangible book value of $      per share to our existing stockholders and an immediate dilution in net tangible book value of $        per share to investors participating in this offering at the assumed initial public offering price. The following table illustrates this per share dilution:
Assumed initial public offering price per unit		$
Net tangible book value (deficit) per share as of December 31, 2025	$(0.34)
Increase (decrease) in net tangible book value per share attributable to investors participating in this offering
As adjusted net tangible book value per share after giving effect to this offering
Dilution per share to investors participating in this offering		$
A $1.00 increase (decrease) in the assumed initial public offering price of $      per unit, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) our as adjusted net tangible book value (deficit) per share after this offering by $       million and dilution per share to new investors purchasing units in this offering by $     , assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses by us. An increase (decrease) of shares in the number of units offered by us, as set forth on the cover page of this prospectus, would increase (decrease) our as adjusted net tangible book value after this offering by $        million and $       per share and decrease (increase) the dilution per share to new investors purchasing units in this offering by $      , assuming no change in the assumed initial public offering price per unit and after deducting estimated underwriting discounts and commissions and estimated offering expenses by us.
If the underwriters exercise in full their option to purchase additional shares of common stock and/or warrants in this offering, our as adjusted net tangible book value (deficit) per share after this offering would be $      and the dilution in as adjusted net tangible book value (deficit) per share to new investors purchasing units in this offering would be $      , assuming no change in the initial public offering price per unit and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The following table summarizes, on an as adjusted basis as of December 31, 2025, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders (including shares of our preferred stock assuming the conversion of such shares into common stock upon close of this offering) and to be paid by the new investors purchasing units in this offering, at an assumed initial public offering price of $       per unit, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
Investors participating in this offering
Total		100%	$	100%	$
A $1.00 increase (decrease) in the assumed initial public offering price of $      per unit, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors in this offering by $      million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by percentage points, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and before deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering. An increase (decrease) of shares in the number of units offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $      million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by percentage points, assuming no change in the assumed initial public offering price per unit and before deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.
The table above assumes no exercise of the underwriters’ option to purchase additional shares and/or warrants in this offering. If the underwriters’ option to purchase additional shares and/or warrants is fully exercised, the number of shares of our common stock held by existing stockholders would be reduced to     % of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors purchasing units in this offering would be increased to     % of the total number of shares of our common stock outstanding after this offering.
Except as otherwise indicated, the discussion and tables above are based on 33,062,488 shares of our common stock outstanding as of December 31, 2025, and excludes:
•
17,809,527 shares of common stock issuable upon the exercise of outstanding options as of December 31, 2025, under our 2015 Plan at a weighted-average exercise price of $0.30 per share;

•
5,118,252 shares of common stock reserved for future issuance under our 2025 Plan;

•
268,174 shares of preferred stock issuable upon the exercise of our outstanding SVB Warrants;

•
197,551 shares of common stock issuable upon the exercise of our outstanding WAB Warrants;

•
       shares of common stock issuable upon exercise of the Representative’s Warrants at the closing of this offering at an exercise price of $        (assuming an initial public offering price of $       per unit, which is the midpoint of the estimated price range set forth on the cover of this prospectus);

•
     shares of our common stock reserved for future issuance under our 2026 Plan, which will become effective as of immediately prior to the completion of this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2026 Plan; and

•
      shares of our common stock reserved for future issuance under our 2026 ESPP, which will become effective as of immediately prior to the completion of this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2026 ESPP.

We expect to require additional capital to fund our current and future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders. See “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock — Any issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plan or otherwise will dilute all other stockholders.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following is a discussion and analysis of our financial condition and results of operations as of, and for, the periods presented. You should read the following discussion and analysis of the Company’s financial condition and results of operations together with the sections entitled “Prospectus Summary — Summary Consolidated Financial Data,” “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” our audited consolidated financial statements, and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements, including statements regarding our expectations for the future of our business and our liquidity and capital resources as well as other non-historical statements. These statements are based upon our current plans, expectations, and beliefs, and are subject to numerous risks and uncertainties, including but not limited to the risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by these forward-looking statements.
Overview
We are a pioneer in fully adaptive and cognitive mission-level autonomous robotics and artificial intelligence. Our proprietary Level 4B autonomy platform allows aerial and ground robotic systems to navigate safely and efficiently in complex, GPS-denied environments. We generate revenue through hardware-enabled software sales, licensing of ExynAI software, service contracts, and support agreements. Our customers include mining companies, construction firms, infrastructure operators, defense agencies, and OEMs integrating ExynAI into their platforms. We believe adoption of autonomous robotics in these verticals is accelerating, driven by demand for safety, efficiency, and digitization.
Key Factors Affecting Our Performance
Our results of operations are affected by the following factors:
•
Adoption of Autonomous Robotics and 3D mapping solutions in Industrial and Defense Markets.   Our financial performance is tied to the rate of adoption of autonomous robotic and 3D mapping solutions within our target markets. Market acceptance is contingent upon our ability to educate customers on these benefits as well as broader market pressures driving technology adoption. Delays in broader technology adoption or a slower-than-anticipated shift towards automation and digitization in these key industrial and government sectors could adversely affect our revenue growth and financial results.

•
Timing of OEM Integrations and Long-Term Licensing Contracts.   A significant portion of our long-term strategy involves entering into extended licensing agreements and partnerships with OEMs to embed our technology into their platforms. Our revenue and results of operations are therefore highly dependent on the timing and successful execution of these complex agreements. The sales cycle for such integrations is often long and unpredictable, involving extensive evaluation, negotiation, and joint development phases. Any delays in finalizing these contracts or in the subsequent deployment and scaling of integrated solutions by our partners could result in significant fluctuations in our recognized revenue from period to period. Furthermore, our ability to convert pilot programs and initial deployments into large-scale, recurring revenue contracts is critical to our long-term financial success.

•
Ongoing Investment in Research and Development to Maintain Technology Leadership.   The market for autonomous robotics is characterized by rapid technological advancement and intense competition. To maintain and extend our position as a market leader, we must continue to make substantial investments in R&D. Our R&D efforts are focused on enhancing our core intellectual property, including our proprietary SLAM algorithms, sensor fusion capabilities, and AI-driven navigation software. These investments are essential to improve the performance of our existing products, develop new applications and functionalities, and broaden the range of environments in which our systems can operate.

•
Expansion of Our Sales, Marketing, and Distribution Capabilities.   Our ability to grow our revenue is dependent on our capacity to effectively expand our sales, marketing, and distribution channels. We are actively investing in growing our direct sales force to target large enterprise and government customers, while also developing a network of strategic channel partners and resellers to broaden our market reach both domestically and internationally. These investments include hiring and training specialized sales and support personnel, increasing our marketing activities to build brand awareness, and establishing the infrastructure necessary to support a global customer base. The success of these expansion efforts, and the time it takes for new sales channels to become productive, will be a significant factor in our ability to acquire new customers and drive revenue growth.
•
Ability to Secure and Efficiently Deploy Growth Capital.   Our strategic plan requires significant capital to fund our operations, support our research and development efforts, and finance the expansion of our sales and marketing organization. Our future growth and ability to execute on our business plan are contingent upon our ability to secure additional growth capital through equity or debt financing on favorable terms. The proceeds from such financing will be deployed to invest in critical R&D, scale our manufacturing and support capabilities, and potentially pursue strategic acquisitions of complementary technologies or businesses. Our ability to raise sufficient capital and to allocate it efficiently toward initiatives that drive scalable growth and accelerate our path to profitability will be critical to our operational and financial success.

Key Components of Our Results of Operations
Revenue
Revenue consists primarily of product sales, software licensing revenue, fees for consulting services, warranty sales, and after sale service and support. For the year ended December 31, 2025, approximately 87% of our revenue was derived from the Nexys product segment, approximately 58% of our revenue came from direct sales and approximately 42% of our revenue came from channel partners.
Cost of Revenue
Cost of revenue includes materials, labor (including salary, benefits and taxes), and customer support.
Operating Expenses
Research and Development
R&D expenses consist primarily of personnel expenses, including salaries, benefits, costs of consulting, equipment and materials, manufacturing, supply chain, direct allocable overhead costs, including staff development cost, and travel and technology costs. We expect our R&D expenses to increase as we continue to invest in our infrastructure and technology and seek to develop new products and services. We also expect our R&D to fluctuate based on a number of factors including, among others, increased labor costs, availability and ability to obtain suitable drones and robots, availability and cost of supply chain components, such as sensors, inertial measurement units, motor controllers, and foreign currency exchange rates and tariffs.
Sales and Marketing
Sales and marketing expenses include salary, benefits and taxes, commissions, travel, advertising, and trade shows. We expect our sales and marketing expenses to increase as we seek to build out our capabilities in these areas to acquire new customers.
General and Administrative
General and administrative expenses include costs of executive leadership, corporate governance, consulting fees, accounting and finance operations, travel, and support functions, including human resources and information technology. We expect our general and administrative expenses to increase as we incur additional costs associated with being a public company and certain terms of our consulting and incentive agreements become effective.

Other Income (Expense)
Interest Expense, Net
Interest expense, net consists primarily of the interest expense from borrowings relating to revolving lines of credit with external banks and third-party notes, net of interest income earned on invested cash balances.
Other Income (Expense), Net
Other income (expense), gain/loss on foreign exchange, deferred financing cost amortization, loss on disposable assets and other nonoperating income.
Income Tax (Expense) Benefit
Income tax (expense) benefit primarily consists of income taxes in certain foreign jurisdictions in which we conduct business.
Results of Operations
The following table sets forth our consolidated statements of operations data for the periods presented. Our revenue growth reflects increasing adoption in mining and geospatial markets, while lower operating expenses are primarily attributable to lower investments in R&D and product development costs.
	Year Ended December 31,		Period over period change
	2025	2024	($)	(%)
Revenues, net	$5,810,504	$5,568,280	$242,224	4.4%
Cost of revenues	3,720,224	3,611,850	108,374	3.0
Gross profit	2,090,281	1,956,430	133,851	6.8
Operating expenses:
Selling, general and administrative expenses	6,209,055	6,358,094	(149,039)	(2.3)
Research and development expenses	4,730,789	6,487,224	(1,756,435)	(27.1)
Stock-based compensation	806,937	935,525	(128,588)	(13.7)
Restructuring and severance	—	349,630	(349,630)	N/A
Total operating expenses	11,746,781	14,130,473	(2,383,692)	(16.9)
Operating loss	(9,656,500)	(12,174,043)	2,517,543	(20.7)
Non-operating income (expense):
Interest expense	(399,384)	(315,167)	(84,217)	26.7
Interest income	21,436	138,133	(116,697)	(84.5)
Change in Fair Value of SAFE Liability	(2,187,000)	—	(2,187,000)	N/A
Other expense	29,761	(459,040)	488,801	(106.5)
Total non-operating income (expense)	(2,535,187)	(636,074)	(1,899,113)	298.6
Net loss before income tax benefit	(12,191,687)	(12,810,117)	618,430	(4.8)
Income tax benefit	—	—	—	N/A
Net loss	$(12,191,687)	$(12,810,117)	$618,430	(4.8)
Revenues, Net
For the year ended December 31, 2025 as compared to the year ended December 31, 2024, revenues increased by approximately $0.2 million from $5.6 million to $5.8 million. Gross profit increased from $2.0 million for the year ended December 31, 2024 to $2.1 million for the year ended December 31, 2025, primarily driven by continued growth of the Nexys product.

Cost of Revenues
For the year ended December 31, 2025, cost of revenue increased by approximately $0.1 million from $3.6 million for the year ended December 31, 2024 to $3.7 million for the year ended December 31, 2025, primarily driven by higher sales.
Operating Expenses
Selling, General and Administrative Expenses
For the year ended December 31, 2025 as compared to the year ended December 31, 2024, selling, general and administrative expenses decreased by approximately $0.1 million from $6.4 million to $6.2 million, primarily due to marketing expenses in 2024 in support of the Nexys product launch.
Research and Development Expenses
For the year ended December 31, 2025 as compared to the year ended December 31, 2024, research and development (“R&D”) expenses decreased by approximately $1.8 million from $6.5 million to $4.7 million, primarily due to lower product development costs incurred in 2024 for the launch of the Nexys product.
Stock-based Compensation
Stock-based compensation expense decreased by approximately $0.1 million from $0.9 million for the year ended December 31, 2024 to $0.8 million for the year ended December 31, 2025, primarily driven by lower amortization on previously granted awards, particularly larger grants issued in late 2023 and early 2024 that passed their peak recognition period.
Restructuring and Severance
For the year ended December 31, 2025 as compared to the year ended December 31, 2024, restructuring and severance expenses decreased by approximately $0.3 million from $0.3 million to $0, driven by the Company’s corporate restructure in early 2024.
Interest Expense and Income
For the year ended December 31, 2025 as compared to the year ended December 31, 2024, interest expense increased by $0.1 million from $0.3 million to $0.4 million. Interest income decreased by less than $0.1 million from $0.1 million for the year ended December 31, 2024 to $0.02 million for the year ended December 31, 2025.
Other Expense
For the year ended December 31, 2025 as compared to the year ended December 31, 2024, other expense changed from ($0.5) million to $0.03 million income, primarily due to a favorable swing in foreign currency exchange gains and losses.
Non-GAAP Financial Measures
To supplement our consolidated financial statements prepared and presented in accordance with GAAP, we use Adjusted EBITDA, as described below, to facilitate analysis of our financial and business trends and for internal planning and forecasting purposes.
We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax benefit, and depreciation and amortization, further adjusted to exclude stock-based compensation expense and impairment charges. The above items are excluded from our Adjusted EBITDA measure because these items are either non-cash in nature, or because the amount and timing of these items is unpredictable, or because they are not driven by core results of operations, thereby rendering comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this prospectus because it is a key measurement used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting.
Our non-GAAP financial measures should not be considered as alternatives to performance measures derived in accordance with GAAP. Our presentation of any non-GAAP financial measures should not be construed to imply that our future results will be unaffected by items that are excluded from these metrics. In addition, our definitions of any non-GAAP financial measures may be different from similarly titled non-GAAP measures used by other companies. Our non-GAAP financial measures have limitations as an analytical tool, and you should not consider any non-GAAP financial measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that non-GAAP financial measures:
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do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

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exclude depreciation and amortization expense, and although these are non-cash expenses, the assets being depreciated may have to be replaced in the future, increasing our cash requirements; and

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do not reflect provision for or benefit from income taxes that reduces cash available to us.

Because of these limitations, we consider, and you should consider, any non-GAAP financial measures alongside other financial performance measures, including net loss and our other GAAP results. A reconciliation of Adjusted EBITDA to net loss is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure.
	Year Ended
	December 31, 2025	December 31, 2024
Net income (loss)	$(12,191,687)	$(12,810,117)
Depreciation and amortization	318,964	421,919
Income tax benefit	—	—
Interest expense, net	377,948	177,034
EBITDA	(11,494,775)	(12,211,164)
Stock-based compensation	806,937	935,525
Amortization of debt issuance costs	17,640	28,000
Amortization of right of use assets	146,853	141,264
Restructuring and severance	—	349,630
Change in Fair Value of SAFE Liabilities	2,187,000	—
Adjusted EBITDA	$(8,336,345)	$(10,756,745)
Liquidity and Capital Resources
We have incurred net losses and negative cash flows from operations since inception. As of December 31, 2025, we had cash and cash equivalents of approximately $0.8 million and total indebtedness of approximately $6.1 million, including borrowings under our Loan Agreements and the Neolync Convertible Note. These conditions raise substantial doubt about our ability to continue as a going concern.
Over the next twelve months, we expect to finance our operations primarily through cash generated from commercial operations and, as needed, through short-term debt arrangements, private placements of our equity securities, and the net proceeds from this offering, if completed.
Pending the closing of this offering, we will continue to operate with nominal cash flow, as we have historically. We expect the proceeds of this offering, together with our cash and restricted cash, to fund our growth strategies and business objectives through the next 12 months. If we are unable to obtain a sufficient amount of financing to support all of our operations, we will prioritize deploying resources to the segments that generate the most revenue and have the potential for the greatest long-term growth.
We intend to use a portion of the proceeds from this offering to repay certain indebtedness and to fund working capital and growth initiatives. See “Use of Proceeds,” “Risk Factors — Risks Related to Our Financial Condition and Capital Requirements — We will need to raise substantial additional funds in the future” and “Description of Certain Indebtedness” for additional information on our debt obligations.
Cash Flows
The following table summarizes our cash flows for the periods presented:
	Year Ended December 31,
	2025	2024
Net cash used in operating activities	$(8,477,349)	$(11,402,645)
Net cash used in investing activities	(50,328)	(10,646)
Net cash provided by financing activities	7,358,646	8,463,558
Net Cash Used in Operating Activities
Net cash used in operating activities for the year ended December 31, 2025 totaled approximately $8.5 million compared to approximately $11.4 million for the year ended December 31, 2024, a decrease of approximately $3.0 million. The decrease was primarily driven by a reduction in net loss from $12.8 million in 2024 to $12.2 million in 2025, combined with lower working capital consumption.
Net Cash Used in Investing Activities
Net cash used in investing activities for the year ended December 31, 2025 totaled approximately $0.05 million compared to approximately $0.01 million for the year ended December 31, 2024.
Net Cash Provided by Financing Activities
Net cash provided by financing activities for the year ended December 31, 2025 totaled approximately $7.4 million compared to approximately $8.5 million for the year ended December 31, 2024, a decrease of approximately $1.1 million. The 2025 amount was primarily driven by proceeds from new debt and SAFE financings. The 2024 amount was primarily driven by equity capital raising activities of $5.0 million and a drawdown of the Company’s lending facility of $3.5 million.
Contractual Commitments
We enter into contractual obligations in the normal course of business. For additional discussion, see Note 14, “Commitments and Contingencies,” to our audited financial statements included elsewhere in this prospectus.
Trends and Uncertainties
We operate in rapidly evolving markets. Key trends include the expanding adoption of autonomous data collection in mining and other geospatial applications; growing demand for autonomous systems in defense and contested environments; ongoing supply chain constraints affecting availability of LiDAR, sensors, and semiconductor components; increasing regulatory clarity from the FAA and international bodies on BVLOS operations; and competitive dynamics from both established defense contractors and emerging robotics companies. Collectively, these trends create both opportunities and risks. They may require increased investment in research and development, regulatory and security compliance, inventory and supplier diversification, and customer success resources. There can be no assurance that our strategies will successfully mitigate these uncertainties, that regulatory developments will proceed as anticipated, or that customer adoption will occur at the pace or scale we expect. See also “Business — Industry Overview” for further discussion of market adoption drivers and “Risk Factors — Risks Related to Our Business Operations — If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or requirements, our solutions may become less competitive” for risks related to technological disruption.
Critical Accounting Policies and Estimates
This discussion and analysis of our financial condition and results of operations are based on our audited financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to reported revenue generated and reported expenses incurred during the reporting periods. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are described in more detail in the notes to our audited financial statements appearing elsewhere in this prospectus, we believe the following accounting policies to be most critical to the judgments and estimates used in the preparation of our financial statements.
Accounts Receivable
Accounts receivable are recorded at the invoiced amount and do not bear interest. Credit is granted in the normal course of business without collateral. Accounts receivable are stated net of allowances for doubtful accounts, which represent estimated losses resulting from the inability of customers to make the required payments. Accounts that are outstanding longer than the contractual terms are considered past due. When determining the allowance for doubtful accounts, the Company takes several factors into consideration including the overall composition of the accounts receivable aging, prior history of accounts receivable write-offs, the type of customers and day-to-day knowledge of specific customers. The Company writes off accounts receivable when they become uncollectible. The allowance for credit losses was $203,960 and $173,267 as of December 31, 2025 and 2024, respectively. There were one customer and two customers who represented in the aggregate 12% and 52% of total accounts receivable as of December 31, 2025 and 2024, respectively.
Capitalized Software Costs
We capitalize software development costs based upon headcount allocation or identified vendors during the application development stage. Costs incurred before the software reaches technological feasibility are expensed, which for our software products, is generally shortly before the products are released to production. The capitalized software is amortized on a straight-line basis over its estimated useful life which is three years. We evaluate the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.
Revenue Recognition
We recognize revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers,” issued by the FASB. This standard includes a comprehensive evaluation of factors to be considered regarding revenue recognition including (i) identifying the promised goods, (ii) evaluating performance obligations, (iii) measuring the transaction price, (iv) allocating the transaction price to the performance obligations if there are multiple components, and (v) recognizing revenue as each obligation is satisfied. Our revenue transactions consist of software revenue from the platform and advisory services. Revenue is recognized when persuasive evidence of an arrangement exists, service has been provided to the customer, collection of the fees is reasonably assured, and fees are fixed or determinable.
Our contracts with customers may include multiple services. For example, some of our contracts include both hardware and software licenses and required integration. Determining whether the hardware sales, software licenses and the integration are distinct from each other, and therefore performance obligations to be accounted for separately, or not distinct from each other, and therefore part of a single performance obligation, may require significant judgment. We have concluded that the software licenses and integration services provided in subscription offerings are not distinct from each other and thus, should be considered a single performance obligation and the total revenue from the contract is recognized ratably over the subscription period of the software licenses. In reaching this conclusion, we considered that since the integration service requires integration of the software to function with the customer’s other processes, the integration and software license are not separately identifiable and should be combined into a single performance obligation.
Off-Balance Sheet Arrangements
As of December 31, 2025 and 2024, we have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.
Recent Accounting Pronouncements
Earnings Per Share
In July 2017, FASB issued ASU 2017-11, Earnings per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): The new guidance amends ASC 815 to exclude consideration of a down-round feature in the evaluation of whether an instrument is indexed to an entity’s own stock under ASC 815-40-15-7C. That is, a down-round provision would not preclude an entity from concluding that an instrument or feature that includes a down-round feature is indexed to the entity’s own stock. This guidance applies to both freestanding financial instruments and embedded conversion options (e.g., in convertible instruments with beneficial conversion features (BCFs) or cash conversion features (CCFs)). The ASU is effective for annual reporting periods beginning after December 15, 2019. We adopted this guidance as of January 6, 2020. The adoption of this standard did not have a material impact on our consolidated financial statements.
Debt with Conversion and Other Options
In August 2020, FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 simplifies the guidance in U.S. GAAP on the issuer’s accounting for convertible debt instruments. The new guidance removes from U.S. GAAP the separation models for (1) convertible debt with a CCF and (2) convertible instruments with a BCF. As a result, after adopting the ASU’s guidance, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, and for convertible preferred stock wholly as preferred stock. This ASU is effective for fiscal years beginning after December 15, 2023 and early adoption is allowed. We adopted this guidance as of January 6, 2020. The adoption of this standard did not have a material impact on our consolidated financial statements.
Quantitative and Qualitative Disclosures About Market Risk
We have operations within and outside of the United States, and as such we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and fluctuations in foreign currency exchange rates. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.
Interest Rate Risk
We had cash and cash equivalents totaling $812,534 as of December 31, 2025. Our cash and cash equivalents are held for working capital purposes.

Our cash equivalents and our investment portfolio are subject to market risk due to changes in interest rates. Due in part to these factors, our future investment income may fall short of our expectations due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates. However, because we classify our marketable securities as “available for sale,” no gains are recognized due to changes in interest rates. As losses due to changes in interest rates are generally not considered to be credit related changes, no losses in such securities are recognized due to changes in interest rates unless we intend to sell, it is more likely than not that we will be required to sell, we sell prior to maturity or we otherwise determine that all or a portion of the decline in fair value is due to credit related factors.
As of December 31, 2025, a hypothetical 10% relative change in interest rates would not have had a material impact on the value of our cash equivalents or investment portfolio. Fluctuations in the value of our cash equivalents and investment portfolio caused by a change in interest rates (gains or losses on the carrying value) are recorded in other comprehensive income (loss) and are realized only if we sell the underlying securities prior to maturity.
We are also exposed to interest rate risk on our variable-rate borrowings. As of December 31, 2025, we had $3.5 million of variable rate indebtedness under our WAB Loan Agreement. The outstanding indebtedness under the WAB Loan Agreement bears interest at a rate of the greater of 8.25% or the prime rate as reported in the Wall Street Journal, adjustable daily, per annum. As of December 31, 2025, a hypothetical 10% relative change in interest rates would have resulted in an increase in interest expense to service our variable-rate debt of approximately $30,135.
We may decide in future periods to engage in hedging transactions to further mitigate the interest rate risk under our variable-rate borrowings.
Foreign Currency Risk
Although the majority of our transactions are denominated in U.S. dollars, some of our transactions are denominated in foreign currencies. Certain contractual relationships with customers and vendors mitigate risks from currency exchange rate changes that arise from normal purchasing and normal sales activities. Our revenue and purchase contracts are primarily denominated in U.S. dollars. However, fluctuations in the value of foreign currencies may make payments in U.S. dollars, as provided for under our existing contracts, more difficult for foreign customers. In addition, fluctuations in foreign currencies could introduce volatility into our financial statements for contracts denominated in a foreign currency. As of December 31, 2025, a hypothetical 10% depreciation in the U.S. dollar relative to the year-end foreign currencies under our contracts in place as of that date would not have resulted in a reduction in our net sales on a year to date basis.
Emerging Growth Company Status
Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
We have elected to avail ourselves of the following provisions of the JOBS Act:
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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Upon completion of this offering, we will also be a “smaller reporting company.” We may continue to be a smaller reporting company after this offering if either (i) the market value of our common stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K, we are not required to comply with the auditor attestation requirements of Section 404 and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

BUSINESS
Overview
We are a pioneer in fully adaptive and cognitive mission-level autonomous robotics and artificial intelligence, delivering advanced solutions that enable safe, efficient, and scalable autonomy in complex, GPS‑denied environments. Our mission is to deliver world-class autonomous robots to data-hungry industries to unlock new insights that drive smarter decisions. Leveraging proprietary Level 4B autonomy software and cutting-edge aerial and ground robotic systems, we empower industries, including mining, construction, critical infrastructure, and defense with real-time 3D mapping, data analytics, and autonomous navigation.
Founded in 2014 as a spin-out from the renowned General Robotics, Automation, Sensing and Perception Laboratory (“GRASP Laboratory”) at the University of Pennsylvania by Dr. Vijay Kumar, the Nemirovsky Family Dean for the School of Engineering and Applied Science and headquartered in Philadelphia, Pennsylvania, Exyn has developed a robust suite of hardware-agnostic autonomy software that allows aerial and ground robots to navigate and operate without human control, prior maps, or external infrastructure. Our solutions provide customers with the ability to rapidly digitize and analyze challenging environments such as underground mines, warehouses, tunnels, and contested battlefields, while improving safety, efficiency, and decision-making.
We are in the market with commercially-available and robustly field tested, full autonomy robots capable of completely self-directed flight and ground navigation in GPS-denied, communication-limited, and dynamic environments. Our platform is designed to integrate seamlessly with a wide range of robotic form factors, enabling original equipment manufacturers (“OEMs”), defense agencies, and industrial customers to extend and scale autonomy across diverse mission sets.
Our software for localization, autonomous navigation, and 3D map creation is ExynAI. Currently, we package ExynAI software modules within our hardware, Nexys, a modular mapping and autonomy payload that allows users to quickly capture highly accurate, colorized, real-time 3D point clouds in complex, dangerous, or inhospitable environments. Our unique technology is built upon the fusion of multiple sensor inputs that create a highly accurate real-time map, thus enabling autonomous flight and ground operations. Nexys-enabled robots are highly differentiated and robust, making them ideal and practical for complex industrial environments.
Our products are designed to serve customers of all sizes and complexity across multiple industry verticals, such as mining, construction, energy, geospatial, critical infrastructure inspection and defense. Whether packaged as Exyn branded products or via software as part of third-party systems, our Nexys product and our ExynAI software platform are easily integrated into existing business systems and processes, making them essential to a wide range of operators. As customers of our software deploy robotic systems at scale, the use of ExynAI enables them to not only save money and improve productivity, but in many cases to avoid needless “hazardous man-hours” and reduce environmental impact, thereby creating significant value across multiple categories.
Our products rely on complex autonomy and mapping algorithms that are commonly referred to as “physical” AI. Some examples of the types of AI algorithms used in our products are SLAM, graph search for path planning through mapped environments, and perception for classifying obstacles. While some of our algorithms are adapted from public research, our actual software implementation is proprietary and includes optimizations for performance or other customizations learned from real world usage of these algorithms. Our software does use some open-source libraries as dependencies. These are primarily for standard, low-level capabilities like linear algebra or non-linear optimization. To the extent that our implementations include open-source software, it is rather limited.
While security is a risk with any software, we mitigate this risk by regularly updating our software dependencies. Additionally, our systems do not depend on a cloud connection and are typically not connected to the Internet during regular operation. Our AI algorithms undergo various levels of testing, including: software unit tests, automated integration tests using a robotics simulation environment, automated re-testing or benchmarking on data previously recorded by our systems, system-level Quality Assurance (“QA”) testing, extensive real-world testing, deployment and analysis. The term “hallucinations” is not typically used in the context of physical AI algorithms; this is a phenomenon more typically associated with generative AI. Our products mitigate these errors through the use of an onboard health check and emergency actions system, testing, data collection and quality assurance methods.
Software
ExynAI
ExynAI is our proprietary mobile mapping and autonomy software that incorporates industry leading capabilities in SLAM, motion planning, and control. It enables autonomous navigation in unstructured, GPS-denied environments while simultaneously capturing a feature-rich, colorized digital twin that can be rendered in real-time. Running on our modular hardware product, the Nexys, ExynAI is a critical tool in the modern surveyor’s toolkit. ExynAI is also built from the ground up to be modular, platform agnostic, and open to third-party data streams, making it highly versatile and extensible. Now, with years of customer operations all across the globe in a variety of environments, we believe it is poised to become a core software component for the mapping and autonomous systems of the future.
Specialized modes for ExynAI give users the ability to quickly define mission types and create a high-level mission objective in seconds. The most common example of this is Exploration mode, which is built for venturing into the unknown, and is the most widely used mode by our autonomous navigation users via ExynAI. Operators can simply define an area of interest inside ExynView and then launch a mission for the robot to explore. Once the mission is started, ExynAI takes control to autonomously map the entire area without the need for a connection to ExynView or an operator in control.
On the capture and navigation side, ExynAI, when coupled with our SLAM-based light detection and ranging (“LiDAR”) scanning technology, delivers survey-grade 3D models without a pilot. ExynAI is capable of consuming and analyzing a variety of data streams once the appropriate sensors are connected to Nexys while mapping. This can be a vital tool for first responders, for example, looking to capture gas sensor readings while creating a response plan or for simply overlaying Global Navigation Satellite System (“GNSS”) information on a digital twin; other examples of rich data additions are radiation and depth. The Nexys autonomy and mapping ecosystem, which includes Nexys, ExynAI, ExynView and the various accessories and supported systems, is built from the ground up to give operators a modular, mobile tool to collect real world data and transform it into accurate, actionable digital twins.
Since 2016, ExynAI has performed thousands of completely autonomous flights traveling around the world, proving our autonomous navigation and mapping can safely complete missions in the most challenging environments where and when operators need it the most.
Leveraging Level 4B autonomy (as described in the graphic below), the operator simply sets the area to scan and the system determines its own route to ensure complete environmental coverage, creates a feature-rich 3D model of the entire environment, and identifies and reasons around dust, obstacles and high-level objectives — even in GPS-denied, hazardous, and dark environments.
Our hardware and software solutions are designed to perform in the most demanding conditions and are built around the capabilities our customers depend on every day:
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Precision Mapping:   Generate survey-grade 3D maps in real-time, even in GPS-denied or signal-limited environments.

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Robust Localization:   Reliable and accurate localization performance across challenging environments, including GPS-rich, GPS-denied, high-speed, and complex 3D settings.

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Proven Field-Ready Autonomy:   Validated across hundreds of deployments and thousands of flights, with demonstrated resilience and reliability in diverse and challenging conditions, including dusty environments and obstacle-rich terrains.

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Scalable Solutions:   Allows customers to expand their hardware’s capabilities to meet diverse mission needs quickly and efficiently.

The table below illustrates levels of aerial autonomy based on standards in the automotive industry, as updated for aerial applications. We currently operate at Level 4B autonomous driving, as defined by the Society of Automotive Engineers’ J3016 standard “Levels of Driving Automation.”
ExynView
ExynView is our proprietary software suite used to plan and execute fully autonomous missions, view real-time point cloud data, and post-process that data into actionable 3D digital models. Surveying professionals can quickly and easily plan autonomous missions through ExynView to send Nexys-enabled robots into areas too dangerous for people to work. Operators can track real-time progress of the mission while communications are in range.
ExynView’s robust post-processing capabilities can quickly take a scan from captured to actionable data. Its capabilities include:
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refinement, cleanup, and colorization of the point cloud;

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Ground Control Points (“GCPs”) or Global Positioning System / Global Navigation Satellite System (“GPS/GNSS”) based georeferencing and anchoring; and

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export of georeferenced maps in standard data formats for use in customer workflows.

ExynView’s post-processing software transforms Nexys data into actionable 3D models without ever needing to leave the job site.
Not every surveying workflow is the same, which is why ExynView gives teams the freedom to capture and export actionable 3D models into standard industry formats (LAS, PLY, XYZ, e57, etc.) with the accuracy and detail needed to get the job done.
OEMs can integrate Exyn’s modular autonomy, localization, and mapping software into their hardware. In this case OEMs are entities such as drone manufacturers, robotic system builders or integrators, or 3D mapping system builders; all of these are good candidates for utilizing our software to extend the capability of an existing system.

Hardware
Exyn Nexys
The Nexys product line is a modular 3D mapping solution designed to reduce time to capture data, increase safety, and drive efficiency for challenging, complex, or dangerous environments. Nexys also provides platform-agnostic autonomy, meaning it can be swapped from robot to robot depending on the use case or environment. The ExynAI software is embedded on the Nexys hardware and is able to operate without any offboard communications. Our team is continually validating new robotic platforms and additional sensors to expand the supported ecosystem.
Nexys can quickly and easily switch between a variety of configurations — handheld, backpack, aerial robot, terrestrial robot, vehicle, pole and custom configurations. Built with rigorous industrial usage in mind, Nexys may be used in any mapping environment, offering users flexibility and cost efficiency. ExynAI on Nexys creates detailed 3D maps in real time, updating continuously as new data comes in. It delivers reliable, survey-grade accuracy within about one centimeter while capturing about one million data points every second. The full power of Nexys is unlocked with an ExynAI autonomy license, where our industry leading autonomy Level 4B autonomy enables drones and ground robots to autonomously navigate and map the most dangerous environments.
Nexys’ mapping features include:
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Completely Capturing Complex Environments.   Seeing full detail and colorization in the field ensures the scan area is correct and complete before teams leave the site.

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Survey Grade Accuracy.   ExynAI on Nexys creates detailed 3D maps in real time, updating continuously as new data comes in. It delivers reliable, survey-grade accuracy within about one centimeter while capturing nearly one million data points every second dependent on the environment, providing the critical accuracy and detail needed for professional surveying, construction, infrastructure, and engineering applications where small errors can lead to significant issues.

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Fast and Efficient Data Capture.   The production of accurate maps in near real time drives faster overall project completion times through ongoing progress and quality monitoring to catch potential issues early, avoiding costly or time-consuming rework — essential for working in dangerous, complex, or evolving environments.

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Post Processing and Georeferencing.   ExynAI is capable of using GPS or Real-Time Kinematic (“RTK”) data during autonomous flight or ground missions to better inform its online localization algorithms for safer operations. Once the mission is complete, ExynAI uses the same data to produce accurate feature-rich 3D point clouds.

Case Study: Stope Mining
Use Case Overview
In underground mining, stope cavities are blasted to extract ore and then backfilled to maintain stability. Accurate 3D survey data is required to plan blasts, validate excavation, measure over- or under-break, calculate extracted and backfill volumes, and reconcile production.
Customer Pain Points / Market Need
Incumbent cavity monitoring systems (“CMS”) use stationary LiDAR mounted on long poles to collect data. This approach places surveyors close to unsupported ground, requires significant setup and teardown, and produces incomplete data due to occlusions.
Solution
Our autonomous drone survey solution can operate without GPS, prior maps, or pilot control. With a simple bounding box input, the system autonomously explores the stope and generates a shadow-minimized, volumetrically accurate point cloud. Data can be georeferenced into mine planning software without changes to downstream workflows.
Implementation
Systems are plug-and-play and can be deployed immediately. Surveyors typically require only a few hours of training, which can be delivered virtually or onsite. Once trained, customers can use their existing workflows with Exyn data.
Results / Outcomes
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Safety:   Surveyors operate from safe distances of 40-50+ feet from unsupported ground, reducing risk of injury.

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Accuracy and data quality:   Exyn surveys captured stope volumes up to 35% larger than CMS due to improved coverage. This reduces the need for repeat surveys and reconciliation.

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Time efficiency:   Average survey time was reduced from 27 minutes with CMS to 15 minutes with Exyn. Setup and teardown times were reduced from ~30 minutes to less than one minute.

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Cost savings:   Independent analysis showed per-survey costs reduced by approximately 50% over a 10-year horizon, with lower labor requirements and longer equipment lifespans.

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Adoption:   Customers report retiring CMS systems after adopting Exyn and no longer training new employees on legacy equipment.

Scalability and Strategic Fit
We believe this technology is applicable to more than 1,000 underground mining operations worldwide. Because the solution is interoperable with existing mine planning tools, adoption can be achieved without significant changes to customer workflows. In addition to stope mining, the solution can be applied to other underground mining methods and inaccessible or hazardous environments.

Case Study: Stockpile Volumetrics
Use Case Overview
Stockpile mapping is used to calculate material volumes, reconcile inventory, and support financial reporting across mining, construction, agriculture, and bulk material handling operations. Stockpiles vary in size and complexity and can be located indoors (covered) or outdoors (open). Our Nexys solution supports both handheld scanning for smaller or indoor piles and drone-mounted scanning for large or covered stockpiles.
Customer Pain Points / Market Need
Conventional total station surveys collect sparse surface points, resulting in inaccurate volume estimates, lengthy survey times, and safety risks for surveyors. Photogrammetry provides an alternative for outdoor stockpiles but requires long processing times, degrades in dusty or low-light environments, and cannot map covered stockpiles. These limitations contribute to delayed or inaccurate reporting, creating inventory reconciliation issues and supply chain disruptions.
Solution
Nexys handheld and drone-mounted systems capture dense, centimeter-level point clouds of stockpiles in minutes. Drone autonomy enables efficient scanning of multiple stockpiles in a single mission and uniquely allows mapping of covered stockpiles in GPS-denied environments. Data outputs are provided in open formats and integrate seamlessly with existing inventory management and planning tools.
Implementation
Customers can walk smaller piles with a handheld Nexys unit or deploy a drone to capture large or covered piles. Data is processed in minutes and imported directly into geospatial tools to feed volumes into reconciliation or enterprise resource planning (“ERP”) systems. Downstream workflows remain unchanged, minimizing retraining requirements.
Results / Outcomes
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Safety:   Surveyors remain off unstable piles and away from heavy equipment. For covered stockpiles, surveys can be conducted from standoff distances greater than 40 feet.

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Accuracy and data quality:   Nexys produces high density centimeter-level datasets, eliminating errors common to sparse total stations captures and photogrammetry.

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Time efficiency:   Surveys that can take hours or days with traditional methods are completed in minutes.

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Cost savings:   Nexys units are generally priced at or below the cost of terrestrial laser scanners (“TLS”). Labor savings and reduced reliance on photogrammetry cycles lower operational expense.

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Adoption:   Customers report replacing total stations and photogrammetry for recurring stockpile surveys, making Nexys their default volumetric tool.

Scalability and Strategic Fit
We believe this technology is applicable across thousands of industrial sites where stockpile management is critical. Its interoperability with existing data workflows enables rapid adoption. Longer term, integration with ERP and financial systems may enable automated reporting and reconciliation.
Case Study: Scan-to-Building Information Modeling (“BIM”)
Use Case Overview
As-built documentation ensures construction projects are recorded as built rather than as designed. Maintaining accurate BIM models reduces costly redesigns, delays, and errors. Nexys handheld and drone-mounted systems enable flexible 3D capture of both indoor and outdoor construction environments.

Customer Pain Points / Market Need
Photogrammetry is slow, labor-intensive, and limited in dusty or low-light environments. TLS requires many stationary setups, are time-intensive (often taking 16 hours or more for one environment), typically cost more than $80,000 per unit, and frequently leave gaps in coverage. These limitations result in BIM models that are out-of-date and unreliable.
Solution
Nexys handheld units allow surveyors to quickly walk interior spaces while drone-mounted units autonomously map large or hazardous areas. Both configurations generate centimeter-level, survey-grade point clouds sufficient for most BIM workflows. Data is exported in open formats and interoperates directly with TLS data, allowing hybrid models without workflow changes.
Implementation
Operators can deploy Nexys handheld or drone-mounted systems with minimal setup. Data is processed within minutes and imported directly into BIM platforms such as Autodesk Revit. Because outputs are interoperable with TLS data, teams can continue using existing workflows without retraining.
Results / Outcomes
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Time efficiency:   Environments requiring 16 hours with TLS can be scanned and processed in approximately 20 minutes with Nexys. A single operator can complete scans without multiple setups.

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Accuracy and data quality:   Nexys delivers centimeter-level relative accuracy suitable for BIM, often outperforming TLS coverage due to reduced occlusions. TLS may still be used for millimeter-level niche applications.

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Cost savings:   Nexys units are generally priced at or below the cost of TLS systems and do not require subscriptions. Labor requirements are lower since setups are eliminated.

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Workflow gains:   The speed of Nexys enables daily or weekly scans, ensuring BIM models reflect current conditions. This reduces rework and improves coordination.

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Adoption:   Many contractors adopt Nexys as the default tool for scan-to-BIM, retaining TLS only for high-precision use cases.

Scalability and Strategic Fit
We believe this solution is relevant across commercial, industrial, and infrastructure projects where frequent as-built documentation is required. By fitting seamlessly into existing TLS and BIM ecosystems, adoption can occur with minimal friction. Beyond construction, the same workflows support facility management, inspection, and digital twin creation at scale.
Case Study: SDK SLAM Adoption (Augmenting INS-Based LiDAR Mapping)
Use Case Overview
LiDAR mapping workflows traditionally rely on inertial navigation system (“INS”) data for positioning and georeferencing. While effective in GPS-rich environments, accuracy degrades during GPS outages or intermittent coverage such as under bridges, near tree cover, in tunnels, or in urban canyons. Our post-processed SLAM SDK enhances or replaces INS data, delivering higher accuracy, reduced noise, and robust performance in GPS-degraded or denied environments. Delivered as a software module, this capability can be licensed and distributed by partners directly to their customers without requiring new hardware.

Customer Pain Points / Market Need
INS systems suffer from drift, noise, and gaps during GPS outages. Survey projects frequently encounter GPS-challenged conditions, producing unreliable datasets and requiring costly rework. Customers in commercial and government markets increasingly demand GPS-denied mapping capabilities, but INS-only solutions cannot address this need. Inaccurate or incomplete data reduces trust, increases costs, and limits the market reach of mapping solution providers. In addition, developing robust SLAM technology requires significant research and development (“R&D”) investment and access to top robotics talent. Exyn has invested over a decade with a team of leading experts to create the advanced SLAM core that underpins this solution.
Solution
The Exyn SLAM post-processing SDK ingests LiDAR and inertial measurement unit (“IMU”) datasets to produce enhanced navigation trajectories that replace or supplement INS data. This generates cleaner, denser, and more accurate point clouds. Partners can integrate the SDK directly into existing survey, mapping, or hydrographic platforms. Customers gain access through software updates or as a licensable add-on, enabling improved results without hardware changes or retraining. SLAM-derived trajectories also improve sonar and LiDAR fusion, allowing sonar datasets to be reprojected with higher fidelity.
Implementation
The SDK can be delivered as an SDK library or standalone post-processing module. It is designed for embedding into existing partner workflows with minimal engineering effort. Partners distribute the capability via software updates to their installed base, instantly enabling new functionality. Licensing models include per-install or tiered subscriptions, supporting SaaS-based growth and recurring revenue opportunities.
Results / Outcomes
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Accuracy and data quality:   SLAM post-processing reduces noise compared to INS-only workflows, delivering cleaner, more reliable datasets. Early partner feedback noted that maps generated with SLAM were cleaner than those from INS plus LiDAR alone.

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Operational expansion:   Early partner feedback indicated that SLAM expanded the range of environments where reliable mapping could be performed, including ports, rivers, bridges, and other GPS-degraded areas. The capability also unlocks new opportunities with defense and government customers requiring GPS-denied mapping.

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Cost and efficiency:   SLAM reduces rework by eliminating drift and noise, ensuring first-pass data reliability and lowering operational costs. This improves partner trust with end customers and supports new revenue opportunities.

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Adoption:   Partners can roll out SLAM as a software feature update through existing platforms, making adoption seamless. End-users receive immediate benefits without requiring new hardware, while partners expand their market reach and revenue with premium functionality.

Scalability and Strategic Fit
Because the solution is software-based, it scales quickly across large installed bases. Partners can use the SDK to differentiate their platforms and upsell premium features. The approach is relevant across hydrographic, geospatial, construction, and defense markets where GPS-denied mapping is a challenge. More broadly, it establishes Exyn as a provider of software licensing in addition to hardware, supporting SaaS-oriented recurring revenue and strengthening partner ecosystems through sticky, high-value capabilities.
Competitive Strengths
We believe the following strengths are key differentiators for our business, enabling us to provide innovative and mission-critical solutions to our customers and drive profitable growth in our business.

Proprietary Level 4B Autonomy Software
Leveraging our proprietary Level 4B autonomy software allows us to enable true self-navigating robots. We believe ExynAI represents a significant opportunity to increase safety in a number of industries, reduce operational costs to our customers. As our platform capabilities expand, we believe our target applications, use cases, and points of differentiation in the marketplace will similarly expand.
Hardware-Agnostic Payload
We focus on continuing to innovate adaptable hardware platforms across aerial and ground systems. Nexys is a hardware-agnostic autonomy and mapping payload, meaning it can be swapped from robot to robot depending on the use case or environment.
Nexys Integration into Other Products via an API
The Nexys is the only mobile mapping and autonomy payload that offers an Application Programming Interface (“API”) to interact with and control the device’s various functions. The API enables other companies to incorporate the Nexys into their own products. These customers use their own software applications (instead of ExynView) to communicate with the Nexys and are able to build on top of its capabilities to address specialized use-cases.
Established Track Record
As illustrated by the graphic below, we have an established track record with deployments in mining, construction, and infrastructure sectors. Our customers range from commercial and federal information technology specialists to corporate construction managers and have one thing in common: appreciation for safe, efficient, and sophisticated data-capture technology.
Experienced Leadership Team with Deep Experience in Robotics, AI, and Advanced Autonomy
Our experienced leadership team, led by Brandon Torres Declet, Ben Williams, and Brandon Duick, has extensive entrepreneurial and operational expertise in robotics, AI, and advanced autonomy. We are powered by a team of experts in autonomous systems, robotics, and industrial engineering, and have drawn talent from the University of Pennsylvania’s renowned GRASP Laboratory as well as other highly regarded research institutions. With a breadth of experience from Boeing, Sikorsky Aircraft Corporation, Lockheed Martin and United Technologies Research Center, altogether our technical team demonstrates extensive post-graduate experience and includes multiple Defense Advanced Research Projects Agency (“DARPA”) Urban Challenge veterans.
Although we believe these competitive strengths will contribute to the growth and success of our company, our business is subject to risks that may prevent us from achieving our business objectives or otherwise adversely affect our business, results of operations or financial condition. For a description of the competitive challenges we face and the limitations of our business and operations, see “Risk Factors.”
Growth Strategy
As indicated above, we started with proving the core capabilities of the ExynAI software with a highly integrated and verticalized product, the ExynAero. Over time, we have greatly extended the reach of that software through modularity and flexibility across the next few generations of products.
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Platform Growth

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ExynAero & ExynPak — Initially fielded our SLAM and autonomy software on Exyn hardware and a single drone (ExynAero) and single hand-held; targeted the specific use-case of mine survey.

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Nexys Modular — Extended our flexibility and productization by combining Aero + Pak into a single device that could also be used as a system payload (geospatial).

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Nexys (Flexible Integration) — Further modularized the product (Nexys) and added support for a range of configurations, aerial platforms, and a ground platform to continue to push market share for general geospatial survey application and greatly improved mapping performance.

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Software Growth

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Nexys + API — Extending the capabilities for the Nexys by adding an API so that it can be integrated into third party products to address more specialized use-cases, at scale.

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ExynAI Software Development Kit (“SDK”) — With market-validated mature SLAM and autonomy software hardened over years of operation, packing the software into an SDK allows third-party OEMs to greatly improve their platforms using our hard-earned capabilities, and significantly expands the markets we can operate in.

We have spent the past decade refining and improving our proprietary technology platform and product offerings in some of the most hostile operating environments imaginable. With our proven capabilities in GPS-denied, autonomous navigation and mapping, we are now focused on expanding our reach across a wide range of market opportunities that we believe are primed for rapid adoption of robotic autonomy.

We intend to pursue the following strategies in order to continue realizing meaningful growth across our business:
1.   Expanding OEM partnerships to integrate our software into third-party robotic systems.
Exyn’s software-defined autonomy mapping and autonomy software is flexible and extensive across numerous hardware stacks, enabling rapid integration into a variety of robots and applications via both the Nexys application programming interface (“API”) and through the ExynAI software-only SDK. We believe that embedding ExynAI into third-party systems will significantly increase our market penetration and recurring software revenue.
2.   Scaling our presence in defense markets.
The defense sector is undergoing rapid transformation through accelerated adoption of autonomous systems for reconnaissance, contested logistics, and force protection. Exyn’s autonomy has been validated in defense-relevant environments such as subterranean tunnels and urban structures. Our wholly owned subsidiary, Range, focuses on government and defense applications of our autonomy technology and is structured explicitly to serve government and adjacent communities and use cases. Range generates revenue through software products and services, especially focused on the deployment of software capabilities initially developed and tested commercially but packaged explicitly for government-specific requirements. Our long-term strategy includes increasing the proportion of revenue derived from software licensing, embedded autonomy enablement, SDK integrations, and structured multi-year capability arrangements.
3.   Growing commercial deployments in mining, construction, and infrastructure inspection.
We have already demonstrated measurable ROI in underground mining by reducing survey times, improving worker safety, and enabling digitization of mine planning. We intend to scale these successes globally while expanding into adjacent verticals.
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Mining:   Expanding deployments with global operators in Australia, South America, and Africa. According to Pro Market Reports, the mine mapping system market is forecast to reach $2.5 billion by 2033.

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Construction:   Enabling digital twin creation, progress tracking, and quality assurance in megaprojects. According to Global Market Insights, the construction inspection robotics market is expected to reach $9.8 billion by 2034.

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Infrastructure inspection:   Delivering autonomous inspection of bridges, tunnels, energy assets, and transportation infrastructure, tapping into the global infrastructure inspection services market, which according to BIS Research is projected to reach $3.2 billion by 2029.

4.   Investing in R&D to extend autonomy capabilities across multiple domains, including maritime and space robotics.
We believe the long-term opportunity for autonomous systems extends across every domain of operation. Exyn’s roadmap includes:
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Maritime autonomy:   Expanding ExynAI into subsea autonomous underwater vehicles (“AUVs”) and unmanned surface vessels for ocean surveying, port security, and offshore infrastructure inspection. According to Pro Market Reports, the unmanned maritime systems market is projected to grow from $4.9 billion to $16.0 billion by 2033, with a CAGR of approximately 14.3% between 2026 and 2033.

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Space robotics:   Building capabilities for GPS-denied planetary exploration, autonomous inspection of spacecraft, and participation in lunar exploration programs. According to Grand View Research, the global space robotics market was valued at $4.4 billion in 2022 and is projected to reach $8.5 billion by 2030, growing at a CAGR of 8.8%.

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AI/Machine Learning autonomy enhancements:   Advancing multi-agent coordination, energy optimization, and adaptive autonomy to maintain technological leadership.

5.   Pursuing strategic acquisitions and partnerships to strengthen our technology stack and market reach.
We expect the autonomy and robotics sectors to consolidate over the next several years. We intend to opportunistically pursue acquisitions of complementary software, perception, and sensor technologies to accelerate product innovation and market expansion. Additionally, partnerships across communications, AI/machine learning, and systems integration will broaden our customer reach and strengthen our competitive moat.
Industry Focus
We operate at the intersection of robotics, artificial intelligence, and autonomy — industries undergoing rapid transformation and adoption across both commercial and defense sectors. We believe our ability to deliver robust, software-driven autonomy in GPS-denied, complex, and dangerous environments positions us uniquely within a growing global market for autonomous systems. Within this broader robotics ecosystem, autonomy software and perception systems represent some of the fastest-growing subsegments, as end users increasingly demand systems capable of performing tasks without human supervision. According to Precedence Research, artificial intelligence in robotics is forecasted to reach $42.0 billion by 2032, with applications spanning defense, logistics, infrastructure, and exploration. The convergence of robotics hardware, advanced sensing, and AI-driven autonomy is creating a step-change in capabilities across industries.
Market Opportunities
We target large and fast-growing industrial markets where autonomous robotics and AI-driven 3D capture materially improve safety, productivity, and cost. Our near-term focus spans commercial drones and ground robots, inspection/monitoring, construction and infrastructure, reality capture (LiDAR/3D mapping), and digital twins.
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Commercial drones (non-defense).   According to Grand View Research, the global commercial drone market was estimated at $30.0 billion in 2024 and is projected to reach $54.6 billion by 2030, growing at a CAGR of approximately 10.6%. This growth is being driven by rising enterprise adoption in sectors such as construction, mining, energy, utilities, agriculture and logistics — industries that increasingly rely on drones for surveying, inspection, mapping, monitoring and automation.

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Drone inspection and monitoring.   Within commercial use cases, inspection and monitoring is one of the largest and fastest-growing categories, estimated at $11.8 billion in 2025 and forecast to reach $31.3 billion by 2030 as BVLOS regulations progress and sensor costs fall, according to Mordor Intelligence.

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Construction and infrastructure automation.   Robotics in construction is expanding as contractors digitize jobsites and address labor shortages. According to Grand View Research, the construction robots market was about $1.4 billion in 2024 and is expected to reach $3.7 billion by 2030, reflecting demand for site scanning, layout, and autonomous/mobile platforms.

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Reality capture (LiDAR / 3D mapping and modeling).   Demand for high-fidelity spatial data underpins planning, progress tracking, and asset management. According to Grand View Research, the 3D mapping and 3D modeling market was $7.1 billion in 2024 and is projected to reach $16.8 billion by 2030. In parallel, the LiDAR market is expected to grow to $4.71 billion by 2030, with UAV LiDAR accelerating large-scale mapping, according to Grand View Research.

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Digital twins for industrial assets.   As owners/operators connect physical assets to live digital models, the digital twin market is expanding rapidly — from $25.0 billion in 2024 to an expected $155.8 billion by 2030 according to Grand View Research, creating sustained demand for autonomous data capture and continuous spatial updates.

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Adjacencies we enable.   Broader drone spending (all segments) reinforces the ecosystem tailwind: according to Grand View Research, the global drone market is projected to grow from $73.0 billion in 2024 to $163.6 billion by 2030, with enterprise applications and autonomy cited as key drivers.

Across these categories, customers require reliable autonomy in cluttered, GPS-limited sites (e.g., construction interiors, tunnels, plants), automated high-resolution 3D capture, and seamless data flows into BIM, product lifecycle management, computerized maintenance management systems, and digital-twin platforms. Our hardware-agnostic autonomy and reality-capture stack is designed to sit at the intersection of these spend pools — enabling safer inspections, faster progress verification, and lower-cost asset digitization at scale.
Material Contracts
Distributors
We maintain a network of independent distributors across the United States and Canada that sell our products on a non-exclusive basis. We are also evaluating other international opportunities for our products. Our distributors are independent contractors, and we do not direct or control their efforts. However, our standard distributor agreement requires distributors to abide by certain policies and procedures, and to comply with all applicable laws and regulations.
Distribution and Channel Partner Agreements
We enter into standardized distribution and channel partner agreements to gain a stronger presence in certain international markets and form channel relationships with strategic partners. Pursuant to these distribution and channel partner agreements, we typically grant a non-exclusive right to the distributor or channel partner to sell equipment, distribute associated software and issue related documentation for various drone-related services, including mining and aerial scanning, in defined geographic territories. Such agreements also contain typical provisions, including pricing, payment terms and marketing obligations. These agreements also typically contain order acceptance rights, including our right to accept or reject purchase orders and place limitations on the distributor’s or channel partner’s right to cancel such orders after we accept them.
Our distribution and channel partner agreements are typically subject to initial terms of approximately one year with automatic annual renewals, unless terminated with advance written notice, which a party usually must provide 90 days prior to expiration. A party to such agreement can also terminate for standard reasons, including material breaches not cured within a specified period, insolvency or change of control events. Additional termination rights can also arise from a party’s failure to meet payment or contractual performance obligations.
We intend to continue our efforts to reinforce and expand our distribution network by partnering with new distributors and replacing underperforming distributors.
Customers
We have customers in a wide variety of industries, including mining, geospatial, property management, insurance, construction, energy, renewables, and agriculture, and geographies. In 2025, we had 49 total customers, including 24 customers in the mining sector, 22 customers in the geospatial sector and 3 government-related entity customers. Our goal is to provide companies with the tools they need to create value with drones, whether to their own small business, as an individual within a large company, or as drone service providers to their own customers. We believe our commitment to top-notch customer support, with a focus on helping our customers successfully deploy and customize the software to fit their needs, results in high customer satisfaction ratings. We actively engage with our customers via multiple channels to assess whether they are satisfied and are fully accessing and realizing the benefits of our software. While these efforts often require a substantial commitment and cost, we believe our investment in product, customer support, customer success and professional services will create opportunities to expand our customer relationships over time.
We have contracts in place with, and enter into contracts from time to time with, end customers in Canada, Australia and South Africa, as well as in the United States, Europe and Latin America. We select end customers based on their industry, geographical location and specific needs.

Customer Contracts
Our customer contracts are generally transaction-based. We traditionally enter into customer arrangements primarily through short-term, standardized purchase order forms containing uniform terms and conditions, rather than long-term master service or supply agreements containing minimum purchase commitments. These purchase order forms typically specify product quantities, pricing, delivery logistics and authorized purchaser information. All such terms are consistent with standard equipment sales transactions. We typically receive purchase orders from our customers six weeks ahead of the end customer’s desired delivery date; however, this can extend up to eight weeks, particularly in times of global supply constraints. Pursuant to these terms, customers are generally required to make partial prepayments prior to shipment and pay the remaining balance due upon delivery, although the specific payment terms may vary depending on the customer and related circumstances.
Our purchase order forms generally do not contain fixed, multi-year terms, service commitments or subscriptions; rather, each accepted purchase order represents a separate transaction because our sales generally consist of discrete hardware and software transactions that are noncancelable except as required by law or warranty provisions. Additionally, considering these are transaction-based contracts, there is typically no continuing term subject to termination for convenience. Instead, termination risk is limited primarily to fulfillment or warranty performance obligations.
Geographic and Contract Variation
While both our customer contracts and distribution and channel partner agreements contain terms generally consistent with industry practice, terms may vary by customer, distributor, jurisdiction and product mix. However, we do not typically rely on long-term customer revenue commitments and instead derive revenue from discrete product and software sales. Separately, we derive additional revenue from other related activities, including our provision of follow-on service, support and maintenance.
Sales and Marketing
Our direct sales have focused on the mining sector, targeting existing and potential new global mining customers based in North America to either upsell or capture increasing revenue per customer and/or client base. We offer our customers the complete Exyn solution, which includes Nexys hardware, autonomy subscriptions and user-facing apps, for a complete suite of data capturing tools. For the years ended December 31, 2025 and 2024, the Company derived approximately 33% and 17%, respectively, of its revenue from sales occurring in the United States, 18% and 32%, respectively, of its revenue from sales occurring in Canada and 11% and 16%, respectively, of its revenue from sales occurring in Australia. The Company did not generate revenue in any other countries in an amount exceeding 10%.
We have also developed several partnerships and strategic relationships to facilitate sales of our hardware and software, including:
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Channel partners — Sales through channel partners grew 2% from 2024 to 2025. Our channel partners demonstrate and sell Nexys and ExynAI autonomy across the world and in different industries.

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Strategic partnerships — OEMs, geographic information system software, and service companies’ pair Exyn’s modular autonomy software with their existing systems using the Exyn engineering toolkit. Many of these partners integrate ExynAI software or APIs into broader product ecosystems, greatly extending the reach of Exyn products.

Our partnerships and strategic relationships are intended to provide us additional brand awareness and marketing visibility. We generated approximately 42% of our revenue for the year ended December 31, 2025 from our partnerships or strategic relationships.
We have comprehensive marketing programs to develop our customer leads, sales opportunities and brand awareness. Our marketing programs have a three-pronged approach: (1) paid advertising, (2) increasing our organic traffic via search engine optimization and content marketing, and (3) driving engagement and industry awareness via in-person events and conferences. Additionally, we conduct other standard efforts geared towards lead generation including our quarterly newsletter, blog posts, social media posts and customer case studies.
Competition
We operate in highly competitive markets characterized by rapid technological change, evolving customer requirements, and significant investment from both established and emerging companies. Our competitors vary across industries and domains, and include both large, well-capitalized corporations as well as smaller, venture-backed startups.
We believe that the principal competitive factors in our markets include:
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Ability to operate reliably in GPS-denied, unstructured, and hazardous environments;

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Level of autonomy (fully autonomous vs. human-in-the-loop);

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Hardware-agnostic integration flexibility;

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Cost-effectiveness and scalability (including reduced training requirements);

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Safety, reliability, and regulatory compliance;

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Breadth of applications across multiple domains (air, ground, maritime, and space); and

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Track record and reputation of customer-centric support.

We face competition across several key segments:
Defense and Security
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Large defense primes such as Lockheed Martin, Northrop Grumman, Raytheon, and BAE Systems, which integrate autonomy into proprietary unmanned systems. These companies benefit from scale, existing defense programs of record, and global sales channels.

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Specialized autonomy startups including Shield AI, Anduril, and Skydio, which are well-capitalized and focus heavily on defense and security applications. Many of these companies are pursuing swarming, attritable, and intelligence, surveillance, reconnaissance (“ISR”) missions.

Mining and Industrial Automation
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Large equipment OEMs such as Caterpillar, Komatsu, and Sandvik, which offer proprietary autonomous haulage and drilling systems tightly integrated with their machinery.

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Surveying and mapping technology providers such as Trimble, Hexagon/Leica, Faro, Navvis, Flyability, Emesent, and numerous low-cost Chinese entrants which provide autonomy or LiDAR-based mapping for mining and industrial use cases.

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Regional mining automation startups offering niche surveying or mapping solutions that tackle hyper-specific solutions in certain geographies.

Construction and Infrastructure Inspection
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Surveying and inspection technology providers such as DroneDeploy, Pix4D, Bentley Systems, and Propeller Aero, which provide aerial photogrammetry and inspection software solutions. Additionally, drone OEMs such as DJI, Autel, Anzu, Wingtra, Freefly, and Inspired Flight provide hardware solutions to capture photogrammetry and inspection compatible data.

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Robotics startups such as FieldAI, Boston Dynamics, Built Robotics, Cyvl, and Civ Robotics, which focus on automation for specific construction functions.

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Traditional engineering services firms that are beginning to integrate drones, automation, and 3D LIDAR scanning into their offerings.

Our Differentiation
Despite the breadth of competition, we believe Exyn is differentiated in several key respects:
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Proven autonomy in GPS-denied and highly unstructured environments — a capability validated in mining, and industrial deployments across 6 continents and thousands of autonomous flights.

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Hardware-agnostic platform — unlike many competitors who tie autonomy to proprietary hardware, ExynAI can be easily integrated across aerial, ground, and ultimately maritime, and space platforms to expand the target platform’s capability set to include both mapping and autonomy.

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Multi-domain applicability — few competitors can address defense, mining, geospatial and infrastructure inspection construction with a unified and modular autonomy stack.

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Rapid deployment and scalability — our autonomy enables missions without requiring pre-installed infrastructure, pilot training, or manual supervision.

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Deep Knowledge — Exyn holds years of experience in multi-sensor fusion, SLAM, and autonomous navigation that underpin defensibility.

We expect competition to intensify as demand for autonomous systems increases and new entrants emerge. However, we believe our differentiated technology, cross-domain applicability, and demonstrated ability to scale deployments position us to remain a leader in autonomy for GPS-denied and hazardous environments.
Intellectual Property
In general, we rely on a combination of trade secrets, copyrights and trademarks, as well as contractual protections, to establish and protect our intellectual property rights. While we have applied for patent protection for some of our intellectual property, we do not believe that we are materially dependent on any one or more of our patents. We require our employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and we control access to software, documentation, and other proprietary information.
We are pursuing the registration of domain names, trademarks, design logos and service marks in the United States and in various jurisdictions outside the United States.
Regulatory Matters
Privacy and Security Regulation
Our customers upload, process and sometimes store customer data through our software platform and the platforms maintained by our partners. This may present legal challenges to our business and operations, such as rights of privacy or intellectual property rights related to the content transmitted over our platform. Both in the United States and internationally, we must monitor and comply with a wide variety of laws and regulations regarding the data stored and processed on our platform as well as the operation of our business. Data privacy, information security and data protection with respect to the collection, storage, and processing of personal data continue to be the focus of worldwide legislation and regulation. We are subject to data privacy, data protection and information security regulation by data protection authorities in the United States (including both the federal government and the states in which we conduct our business) and in other countries where we conduct our business. These regulations include laws requiring holders of personal data to maintain safeguards and to take certain actions in response to a data breach. We post on our website privacy policies and practices concerning the processing, use and disclosure of personal data, and certify adherence to and compliance with applicable data privacy laws. We require our partners to comply with our privacy policies and practices concerning the protection of personal data and we include such requirements in our agreements with our partners. Our publication of our privacy policy, and other statements we publish regarding privacy, data protection and information security may subject us to potential governmental action if they are found to be deceptive or misrepresentative of our practices or in violation of applicable privacy law. We also may be bound from time to time by contractual obligations that impose additional restrictions on our handling of personal data.

Jurisdictional Issues
The legal environment for robotics and artificial intelligence businesses is evolving rapidly in the United States and elsewhere. The way existing laws and regulations are applied in this environment, and how they will relate to our business, both in the United States and internationally, is often unclear. For example, we sometimes cannot be certain which laws will be deemed applicable to us given the global nature of our business, including with respect to such topics as data privacy and security, pricing, advertising, taxation, content regulation, and intellectual property ownership and infringement.
Regulations on Drone Operations
The increased use of drones has presented many governing jurisdictions with regulatory challenges. Such challenges include the need to ensure that drones are operated safely. Other regulatory efforts, which sometimes vary from one locality to the next and state-by-state, address concerns regarding the property and privacy rights of landowners or other persons impacted by the operation of drones.
International standards to regulate certain aspects of drone operations have been adopted and are currently being further developed by the International Civil Aviation Organization (“ICAO”). ICAO publishes various directives and guidance materials aimed at the development of the UAS market and UAS traffic management. Efforts to harmonize rules of drone operations are currently being undertaken by the European Commission and the European Union Aviation Safety Agency (“EASA”), which has introduced a proposal to integrate all drones, regardless of their size, into the EU aviation safety framework. While some individual countries have adopted legislation or implemented temporary provisions on the operation of drones, various regulatory and legislative proposals are currently being considered globally.
Because we plan to contract with the U.S. Department of Defense (“DoD”) and other agencies of the U.S. government in the future, we expect to be subject to extensive federal statutes and regulations, including the FAR, the DFARS, the Truthful Cost and Pricing statute, the Foreign Corrupt Practices Act, the False Claims Act, and the regulations implementing the National Industrial Security Program Operating Manual (“NISPOM”). The NISPOM regulations establish the security requirements applicable to classified contracts and programs, facility security clearances, and personnel security clearances. The federal government audits and reviews contractors’ performance on contracts, pricing practices, cost accounting systems and practices, and compliance with applicable laws, regulations and standards. Like most government contractors, the Drones segment’s contracts are audited and reviewed regularly by federal agencies, including the Defense Contract Management Agency and the Defense Contract Audit Agency.
Certain of these statutes and regulations impose substantial penalties for violations, including significant financial liability and suspension or debarment from government contracting or subcontracting for a period of time. Our management monitors its government business to reduce the risk of such violations occurring.
In addition, the Company is subject to industry-specific regulations due to the nature of the products and services it provides. For example, certain aspects of its business are subject to further regulation by additional U.S. government authorities, including: (i) the FAA, which regulates airspace for all air vehicles in the National Airspace System (“NAS”); (ii) the National Telecommunications and Information Administration and the Federal Communications Commission, which regulate the wireless communications upon which its UAS depend in the United States; (iii) the Directorate of Defense Trade Controls of the U.S. Department of State, which administers the International Traffic in Arms Regulations that regulate the export of controlled technical data, defense articles and defense services and (iv) the Bureau of Industry and Security of the U.S. Department of Commerce, which regulates matters relating to U.S. national security and technology.
On June 21, 2016, the FAA released its final rules that allow routine use of certain sUAS in the NAS. The FAA rules, which went into effect in August 2016, provide safety rules for sUAS (under 55 pounds) conducting non-recreational operations. The rules limit flights to visual-line-of-sight daylight operation, unless the UAS has anti-collision lights in which case twilight operation is permitted. The final rule also addresses height and speed restrictions, operator certification, optional use of a visual observer, aircraft registration and marking and operational limits, including prohibiting flights over unprotected people on the ground who are not directly participating in the operation of the UAS. Current FAA regulations require drone operators to register their systems with the FAA and secure operating licenses for their drones as per the Part 107 specifications. These regulations continue to evolve to accommodate the integration of UAS into the NAS for commercial applications, including High-Altitude Pseudo-Satellite UAS.
In December 2019, the FAA proposed rules requiring the remote identification of UAS. Remote identification, which provides for a UAS in flight to provide identification that can be received by other parties, is designed to enhance safety and security by allowing the FAA and other agencies to identify a UAS that appears to be flying unsafely or in an area in which flight is not permitted. The public comment period for the proposed rules expired on March 2, 2020. The final rule for remote identification of UAS was published on January 15, 2021, with the rule becoming effective on March 16, 2021. Full enforcement began on March 16, 2024. On the same day, the final rule for operation of sUAS over people also went into effect. This rule permits routine operations of sUAS over people, moving vehicles, and at night under certain conditions. The final rule also makes changes to the recurrent testing framework and expands the list of persons who may request the presentation of a remote pilot certificate. Additionally, in February 2020, the FAA issued a public request for comment on its proposed policy for the creation of a new type certification of certain UAS as a special class of aircraft under FAA regulations. Currently the Part 107 Rules allow for the operation of sUAS without the need for FAA airworthiness certification as long as the UAS meets certain specified criteria and certain flight rules are followed; larger UAS and operations of sUAS outside the scope of the Part 107 Rules require a waiver from the FAA. The FAA’s proposed policy proposes a new special class of UAS for which airworthiness certification can be obtained, however, the proposed policy only applies to the procedures for the type certification of the new class of UAS, not the criteria that will be needed for the UAS or the flight operations to be followed to operate. Further rulemaking by the FAA is anticipated regarding the particular criteria for the airworthiness certification standards under the new special class proposed by the new policy. The comment period for the FAA’s proposed policy expired on March 4, 2020. In addition, on August 7, 2025, the FAA published an NPRM for Part 108 regulations, which would aim to standardize BVLOS drone operations, allowing for routine flights without the need for individual waivers currently required under Part 107.
While it is currently anticipated that the enactment of remote identification, operation of sUAS over people, and a new airworthiness certification process for a newly created special class of UAS will help formalize the process for manufacturing and obtaining airworthiness certification for UAS within the newly created class and accelerate the development of commercial UAS in the United States, it is uncertain whether the FAA’s actions, if any, will have such effects. The remote identification rules have been implemented and are currently in effect, with full enforcement beginning in March 2024. It is unclear when, if at all, the FAA will create a new class of UAS and what the final rules regarding the certification of such UAS will look like. We cannot be certain as to how our business will be affected by the FAA’s Part 108 proposal and other pending regulations until final rules are issued by the FAA.
Furthermore, our non-U.S. operations are subject to the laws and regulations of foreign jurisdictions, which may include regulations that are more stringent than those imposed by the U.S. government on our U.S. operations.
Employees
As of December 31, 2025, we had 41 full-time employees. We have never had a work stoppage, and none of our employees are represented by a labor organization or under any collective bargaining arrangements. We believe that we maintain good relations with our employees. We establish agreed-to performance objectives with our employees, which are reviewed with the employee on a regular basis.
Our employment agreements include customary provisions with respect to non-competition, assignment to us of intellectual property rights developed in the course of employment and confidentiality. Our consulting agreements with our agents and partners include provisions with respect to assignment to us of intellectual property rights developed in the course of their engagement as well as confidentiality. The enforceability of such provisions may be limited under applicable law.
Facilities
Our principal executive offices are located at 2118 Washington Ave, Philadelphia, PA 19146, where we lease office space. Our existing operating lease in Philadelphia expires in 2027.

Legal Proceedings
From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any legal proceedings, the adverse outcome of which, in our management’s opinion, individually or in the aggregate, would have a material adverse effect on the results of our operations or financial position. There are no material proceedings in which any of our directors, officers or affiliates or any registered or beneficial stockholder of more than 5% of our common stock is an adverse party or has a material interest adverse to our interest.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information regarding our executive officers and directors as of December 31, 2025:
Name	Age	Position
Executive Officers
Brandon Torres Declet	50	Chief Executive Officer and Chair
Ricardo Sotelo	53	Chief Financial Officer
Benjamin Williams	46	Chief Operating Officer
Brandon Duick	39	Chief Technology Officer
Vanessa Varian	50	Chief Marketing Officer
Non-Employee Directors
Ted Tewksbury	69	Lead Independent Director
Jonathan Ollwerther	37	Director
Michael Burychka	55	Director
Gregory McNeal	49	Director
Executive Officers
Brandon Torres Declet has served as our Chief Executive Officer and member of our board of directors since November 2023. Mr. Declet is a distinguished executive and thought leader in the drone, robotics, and defense industries. A five-time CEO, five-time founder, with expertise in M&A, corporate strategy, and regulatory affairs, Mr. Declet has successfully navigated complex business environments and led multiple companies to profitable exits. His career highlights include leadership roles at Measure from 2014 to March 2021, AgEagle Aerial Systems (NYSE: UAVS) from April 2021 to January 2022, Unusual Machines (NYSE: UMAC) from January 2022 to November 2023, and Workhorse (NASDAQ: WKHS) from May 2023 to June 2024, among others. At AgEagle Aerial Systems, Mr. Declet played a pivotal role as COO, CEO, and a board director. He spearheaded the acquisitions of MicaSense and senseFly, consolidating AgEagle’s position as a fixed-wing drone company with a suite of hardware, software, and sensor solutions. His strategic vision and leadership significantly enhanced the company’s market position and operational capabilities. As the co-founder and CEO of Measure, Mr. Declet drove the company to become the largest drone service provider (DSP) in North America, raising over $30 million in financing. Under his leadership, Measure successfully sold and exited its drone services business to the Aerodyne Group. Measure then went on to develop the SaaS platform Ground Control, which was later sold for over $45 million. Measure earned a Technology and Engineering Emmy™ Award for its technical excellence in drone cinematography and received the Frost & Sullivan Award for Growth Excellence. In addition to his corporate achievements, Mr. Declet was appointed by the Secretary of Transportation to the Federal Aviation Administration’s Advanced Aviation Advisory Committee, providing crucial insights and recommendations for the integration of advanced aviation technologies into the National Airspace System. A recognized drone industry leader, Mr. Declet has been featured on major news outlets such as CNN, CNBC, and Fox News. Washingtonian Magazine has named him a Tech Titan, acknowledging his significant contributions to the tech industry. His educational background includes an L.L.M. from Georgetown University Law Center, a J.D. from Fordham University School of Law, and a B.A. in Political Science and Government from Union College. We believe that Mr. Declet is qualified to serve on our board of directors due to his extensive experience in the drone, robotics, and defense industries and substantial leadership and management experience, including his experience serving as our Chief Executive Officer.
Ricardo Sotelo has served as our Chief Financial Officer since September 2025 and formerly as our Vice President of Finance beginning in August 2021. Mr. Sotelo is a seasoned finance executive with extensive experience leading teams in Fortune 500 companies as well as startups. Prior to joining Exyn as Vice President of Finance in August 2021, Mr. Sotelo was CFO/VP Finance at several venture backed start-ups, including Mint House Inc. from January 2020 to June 2021 and Knotel Inc. from January 2017 to

December 2019, where he partnered with executive management and boards of directors to build the financial and operational infrastructure of early and mid-stage companies. Mr. Sotelo has extensive experience in fundraising and other corporate and debt transactions. Prior to that, Mr. Sotelo held leadership roles at several Fortune 500 companies, such as ViacomCBS, Microsoft and American Express. Mr. Sotelo earned an M.B.A. from the Wharton School of Business at the University of Pennsylvania, and a B.S. in Business and Accounting from Universidad del Pacifico in Lima, Peru.
Benjamin Williams has served as our Chief Operating Officer since May 2019. Mr. Williams also served as the interim Chief Executive Officer of the Company from June 2023 to November 2023. Mr. Williams has worked in large organizations, such as AT&T/Fullscreen Media, Lockheed Martin, and the U.S. Navy, as well as founded and led smaller startups, including Reelio, Zentropy, Open Sky Energy, and PennDSL. Prior to joining Exyn, Mr. Williams led Data & Platform Strategy and predictive analytics for Fullscreen Media as part of AT&T, following their acquisition of his startup company, Reelio Inc. In 2017, Mr. Williams was selected for Wharton’s 40 Under 40. Mr. Williams has built an expertise around innovation, operations, product development, technical management, product management, business strategy, and enterprise business development. Mr. Williams has a B.S.E. in Computer Science and Engineering from the University of Pennsylvania, and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.
Brandon Duick has served as our Chief Technology Officer since November 2024. Mr. Duick is a roboticist and hands-on engineering leader with a passion for finding innovative solutions to the most challenging problems. Mr. Duick has led the engineering team through the development and launch of Nexys, Exyn’s largest and most complex product launch to-date. He was also among the first members of the Exyn team, serving as a Robotics Software Engineer from July 2017 to July 2019, a Director of Autonomy and Mapping, Systems from July 2019 to April 2022, a Senior Director, Autonomy and Mapping, Systems, and SLAM from April 2022 to December 2023, and Vice President, Engineering from December 2023 to November 2024. He has made critical contributions in a variety of areas including SLAM, LiDAR calibration, and system software infrastructure. Prior to joining Exyn, Mr. Duick was an engineer at The Boeing Company working on Missions Systems for the H-47 Chinook program. At Boeing, he led a team on a major program to modify and extend certified safety-critical software and oversaw multi-million dollar supplier development programs. Mr. Duick earned a B.S. and M.S. in Electrical Engineering from the University of Pennsylvania.
Vanessa Varian has served as our Chief Marketing Officer since September 2025 and formerly as our Vice President of Marketing beginning in February 2023. Ms. Varian has also served as Chief Marketing Officer of Exyn Defense, Inc. (“Range”), a wholly owned subsidiary of Exyn since January 2025. Ms. Varian brings extensive experience in technology marketing, growth strategy, and business development, with a focus on scaling innovative companies from early stage through growth and exit. Prior to joining Exyn as Vice President of Marketing in February 2023, Ms. Varian served as Vice President of Marketing and Senior Vice President of Marketing of Alacriti from January 2018 to February 2023 and has served as a marketing leader in publicly traded corporations and played a key role in taking two companies public, providing direct experience with IPO readiness, corporate governance, and shareholder communications. Her expertise in positioning complex autonomy and AI technologies across commercial and defense markets, combined with her track record in revenue growth strategy and corporate communications, provides the Company with valuable insight into market expansion, strategic partnerships, and public company operations. Ms. Varian received a B.F.A. in Fine Art from the University of the Arts.
Non-Employee Directors
Dr. Ted Tewksbury has served as a member of our board of directors since May 2024. Dr. Tewksbury is a seasoned CEO and NACD-certified board director with a proven track record of developing and commercializing disruptive new technologies. Since February 2023, he has also served as Chairman of the Board at Ouster, a leading developer of lidar sensors and software for autonomous systems. From November 2021 to February 2023, Dr. Tewksbury served as CEO and President of Velodyne Lidar, a technology company focused on LiDAR sensors that merged with Ouster in February 2023. Prior to joining Velodyne, Dr. Tewksbury served as CEO and President of ModelCat, formerly known as Eta Compute, a provider of ultra-low power edge artificial intelligence (AI) chips, software and vision systems from August 2019 to November 2021. Since March 2015, he has also served as a board director at MaxLinear, a premier supplier of semiconductor solutions for broadband communications and connectivity. He also serves on the boards of several other startup and private companies, including Jariet Technologies (digital microwave communications)) and Oculi (vision AI). As the former CEO/President of five public companies, including Velodyne Lidar, Integrated Device Technology, Entropic Communications and AMI Semiconductor, Dr. Tewksbury led transformative change that grew revenue, profitability and shareholder value. Dr. Tewksbury started his career as an analog/RF IC design engineer/manager at Analog Devices and went on to build the CMOS and SiGe RF businesses at IBM Microelectronics and Maxim Integrated Products before moving into C-suite roles. Dr. Tewksbury earned a B.S. in Architecture and an M.S. and Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology. We believe that Dr. Tewksbury is qualified to serve on our board of directors due to his extensive prior board experience in the technological space.
Jonathan Ollwerther has served as a member of our board of directors since January 2026. Mr. Ollwerther currently serves as Chief of Staff of Intrado Life & Safety, Inc., a private equity-backed provider of critical public safety communications services. Mr. Ollwerther also serves as Chief Executive Officer of Konnex (SWIFT GROWTH GLOBAL LIMITED), a technology company developing infrastructure and economic systems for autonomous and collaborative robotic networks. From January 2019 to January 2026, Mr. Ollwerther served in senior executive roles at Kartoon Studios, Inc. (NYSE American: TOON), including Vice President and Executive Vice President. The global company is a leading creator, producer, distributor, marketer, and licensor of family friendly animated entertainment. Mr. Ollwerther holds a B.S. in Marketing from Fairfield University. We believe Mr. Ollwerther is qualified to serve on our board of directors due to his executive leadership in strategy and partnerships, his mergers and acquisitions and corporate development background, and his financial literacy and oversight experience.
Michael Burychka has served as a member of our board of directors since April 2025. Since May 2025, Mr. Burychka has served as the Managing Member of Hard Science GP, LLC, an investment management firm. Mr. Burychka is also the Founder, Managing Partner and Chief Executive Officer of Longview Innovation Corp., which he founded in August 2021. Under his leadership, the firm established partnerships with some of the most prestigious universities and department of energy labs in the United States. From these relationships, the firm played a critical role in the development of many groundbreaking technologies by providing seed funding and business building expertise on the path to commercialization. Mr. Burychka has significant experience in early stage investing and international capital markets, as well as building and managing international organizations. Prior to joining Longview in August 2021, Mr. Burychka served as CFO of the Climate Group, an international network of business and government leaders seeking to advance policies, technologies, and capital investment in sustainable economic development from September 2009 to September 2011. He has spent over 15 years in a variety of senior investment banking and private equity roles, including heading both the Lehman Brothers and Barclays Capital private capital markets teams in London. Mr. Burychka was Managing Director of Capital Markets for an emerging market technology investment company where he helped lead investment in university intellectual property across six different countries. Mr. Burychka holds a B.S. in Business Administration and Accounting from Bucknell University and an M.B.A. from the London Business School, where he also studied at the China Europe International Business School in Shanghai, PRC. We believe that Mr. Burychka is qualified to serve on our board of directors due to his leadership experience and capital markets expertise.
Gregory McNeal has served as a member of our board of directors since January 2026. Since June 2020, Dr. McNeal has served as Executive chairman of SailPlan Maritime, Inc., an AI company whose software helps customers improve their efficiency, comply with environmental regulations and meet their emissions targets. He previously co-founded AirMap, an aerospace and defense company that provided software for unmanned aircraft manufacturers, users and government customers; the company was acquired in 2021. Dr. McNeal also serves as an independent director of Kismi LLC, an events and entertainment company, and has been a Professor of Law and Public Policy at Pepperdine University since 2010. He has testified multiple times before Congress and state legislatures and has advised federal and state governments on drones, robotics, privacy and technology policy. Dr. McNeal holds a B.A. in International Relations from Lehigh University, an M.P.A. from American University, a J.D. from Case Western Reserve University and a Ph.D. in Public Administration from Pennsylvania State University. He is also an International Association of Privacy Professionals Certified Information Privacy Manager (CIPM). We believe Dr. McNeal is qualified to serve on our board due to his leadership experience in technology and regulation and his expertise in unmanned aircraft systems and robotics policy.
Board Composition
Our bylaws will provide that our board of directors shall initially consist of five members, and thereafter shall be fixed from time to time by resolution of our board of directors. Currently, our board of directors consists of five members. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling, and direction to our management. Our board of directors meets on a regular basis and additionally as required. There are no family relationships between or among any of our directors or executive officers.
In accordance with the terms of our amended and restated charter, which will become effective as of immediately prior to the completion of this offering, our board of directors will be divided into three classes, Class I, Class II, and Class III, with members of each class serving staggered three-year terms.
Effective upon completion of this offering, our board of directors will be divided into the following classes:
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Class I, which will consist of Jonathan Ollwerther, whose term will expire at our first annual meeting of stockholders to be held after the completion of this offering;

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Class II, which will consist of Brandon Torres Declet and Michael Burychka, whose terms will expire at our second annual meeting of stockholders to be held after the completion of this offering; and

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Class III, which will consist of Ted Tewksbury and Gregory McNeal, whose terms will expire at our third annual meeting of stockholders to be held after the completion of this offering.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least two-thirds (2/3) of our voting stock.
Lead Independent Director
Our board of directors will adopt corporate governance guidelines that provide that the board of directors shall appoint an independent director to serve as our lead independent director. Our board of directors will appoint Mr. Tewksbury to serve as our lead independent director. As lead independent director, will have primary responsibilities to preside over all meetings.
Director Independence
We have applied to have our common stock and warrants listed on Nasdaq. Under the rules of Nasdaq, a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such person does not have a relationship with our company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Prior to this offering, our board of directors has undertaken a review of the independence of our directors and consider whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of Mr. Ollwerther, Mr. McNeal and Mr. Tewksbury is “independent” as that term is defined under Nasdaq’s rules. In making these determinations, our board of directors will consider the current and prior relationships that each director has with our company and all other facts and circumstances our board of directors deems relevant in determining their independence, including their beneficial ownership of our capital stock and relationships with certain of our significant stockholders, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Role of Our Board of Directors in Risk Oversight
A function of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Our compensation committee will assess and monitor whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
Upon effectiveness of the registration statement of which this prospectus forms a part, our board of directors will have established an audit committee, a compensation committee, and a nominating and corporate governance committee. Our board of directors will adopt a charter for each respective committee in connection with this offering, which will comply with the applicable requirements of current Nasdaq rules. We intend to comply with future requirements to the extent they are applicable to us. Following the completion of this offering, copies of the charters for each committee will be available on the investor relations portion of our website.
Audit Committee
Upon effectiveness of the registration statement of which this prospectus forms a part, our audit committee will consist of Mr. Ollwerther, Mr. McNeal and Mr. Tewksbury. Our board of directors has affirmatively determined that each of the members of our audit committee satisfies the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of our audit committee meets the financial literacy requirements of the Nasdaq rules and the SEC. In arriving at this determination, our board of directors has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
Mr. Tewksbury will serve as the chair of our audit committee. Our board of directors has determined that Mr. Tewksbury qualifies as an “audit committee financial expert,” within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, our board has considered formal education and previous experience in financial roles. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.
The functions of this committee include, among other things:
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evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

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reviewing our financial reporting processes and disclosure controls;

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reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

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reviewing the adequacy and effectiveness of our internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of our internal audit function;

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reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;

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obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

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monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

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prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

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reviewing our annual and interim financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

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reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls and critical accounting policies;

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reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting, auditing or other matters;

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preparing the report that the SEC requires in our annual proxy statement;

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reviewing and providing oversight of any related person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

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reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

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reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

Compensation Committee
Upon effectiveness of the registration statement of which this prospectus forms a part, our compensation committee will consist of Mr. McNeal, Mr. Tewksbury and Mr. Burychka, and Mr. Burychka will serve as the chair of our compensation committee. The functions of this committee include, among other things:
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reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

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reviewing and approving the compensation and other terms of employment of our executive officers (other than for our chief executive officer, which is approved by the board of directors);

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reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

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making recommendations to our board of directors regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by our board of directors;

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reviewing and making recommendations to our board of directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

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reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

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administering our equity incentive plans, to the extent such authority is delegated by our board of directors;

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reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for our executive officers;

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overseeing the development and implementation of our human capital management policies, including those policies and strategies regarding recruiting, retention, career development, opportunity, and advancement, and succession, diversity, equity, inclusion, and employment practices;

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reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

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preparing an annual report on executive compensation that the SEC requires in our annual proxy statement; and

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reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with our board of directors.

Nominating and Corporate Governance Committee
Upon effectiveness of the registration statement of which this prospectus forms a part, our nominating and corporate governance committee will consist of Mr. Ollwerther, Mr. Burychka and Mr. McNeal, and Mr. McNeal will serve as the chair of our nominating and corporate governance committee. The functions of this committee include, among other things:
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identifying, reviewing and making recommendations of candidates to serve on our board of directors;

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evaluating the performance of our board of directors, committees of our board of directors and individual directors and determining whether continued service on our board is appropriate;

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evaluating nominations by stockholders of candidates for election to our board of directors;

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evaluating the current size, composition and organization of our board of directors and its committees and making recommendations to our board of directors for approvals;

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developing a set of corporate governance policies and principles and recommending to our board of directors any changes to such policies and principles;

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reviewing issues and developments related to corporate governance and identifying and bringing to the attention of our board of directors current and emerging corporate governance trends;

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overseeing environmental and social governance matters relevant to us; and

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reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to our board of directors, including undertaking an annual review of its own performance.

Compensation Committee Interlocks and Insider Participation
None of our current executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
For more information regarding agreements between us and Mr. Burychka, see “Certain Relationships and Related Party Transactions — Advisory Agreement.”
Limitation on Liability and Indemnification of Directors and Officers
Our amended and restated bylaws, which will become effective as of immediately prior to the completion of this offering, limit our directors’ liability to the fullest extent permitted under the Delaware General Corporation Law (the “DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

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for any transaction from which the director derives an improper personal benefit;

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for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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for any unlawful payment of dividends or redemption or repurchases of shares; or

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for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we intend to enter into separate indemnification agreements with our directors and officers. These agreements, among other things, will require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
We intend to adopt a Code of Business Conduct and Ethics (the “Code of Conduct”) that will be applicable to our directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part. The Code of Conduct will be available on our website at www.exyn.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. The nominating and corporate governance committee of our board of directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.
Non-Employee Director Compensation
We have paid cash retainers or other compensation to certain members of our board of directors. We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable travel and out of pocket expenses incurred in attending meetings of our board of directors and committees of our board of directors in accordance with our reimbursement procedures.
The following table presents summary compensation information of our non-employee members of our board of directors for the fiscal year ended December 31, 2025 for those who were serving at the time.
Name	Fees Earned or Paid in Cash ($)	RSU Awards ($)	All Other Compensation ($)	Total ($)
Dr. Ted Tewksbury	17,500	—	—	17,500
Michael Burychka	—	—	—	—

Post-IPO Director Compensation Program
Following this offering, we intend to approve and implement a compensation program for our non-employee directors that consists of annual retainer fees and long-term equity awards. For information regarding cash compensation earned by our current non-employee directors in connection with their service as employees or consultants of the company and pursuant to the terms of consulting agreements, see “Certain Relationships and Related Party Transactions.”

EXECUTIVE COMPENSATION
We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years. Further, our reporting obligations extend only to our “named executive officers,” who are the individuals who served as our principal executive officer and our next two other most highly compensated officers, in each case, for our fiscal years ended December 31, 2024 and 2025. Accordingly, our “Named Executive Officers” for our fiscal year ended December 31, 2024 and 2025 are:
•
Brandon Torres Declet, our Chief Executive Officer;

•
Benjamin Williams, our Chief Operating Officer; and

•
Ricardo Sotelo, our Chief Financial Officer.

Summary Compensation Table
The following table summarizes the compensation awarded to, earned by, or paid to our Named Executive Officers for the fiscal years ended December 31, 2025 and December 31, 2024.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Nonequity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Brandon Torres Declet Chief Executive Officer	2025	366,667	200,000(3)	—	—	3,711	570,378(3)
	2024	350,000	175,000	—	—	3,583	528,583
Benjamin Williams Chief Operating Officer	2025	285,000	25,000	—	—	11,486	321,486
	2024	285,000	—	502,343	—	11,484	798,827
Ricardo Sotelo Chief Financial Officer	2025	247,806	135,000(4)	119,374	—	11,749	513,929
	2024	247,806	35,000	117,345	—	10,896	411,047

(1)
Reflects the aggregate grant date fair value of stock option awards granted by the Company as computed under FASB ASC Topic 718.

(2)
Amounts in this column consist of employer 401(k) matching contributions and employer-paid life insurance premiums for the benefit of each NEO. For the fiscal year ended December 31, 2025, Mr. Williams received employer 401(k) matching contributions of $11,400, and Mr. Sotelo received employer 401(k) matching contributions of $10,486. For the fiscal year ended December 31, 2024, Mr. Williams received employer 401(k) matching contributions of $11,400, and Mr. Sotelo received employer 401(k) matching contributions of $10,812.

(3)
Represents Mr. Declet’s annual discretionary bonus for the year ended December 31, 2025. In January 2026, the Board of Directors approved and the Company made payment to Mr. Declet of $50,000 of such bonus amount. The remaining balance of Mr. Declet’s bonus amount shall be paid following the closing of this offering, subject to Mr. Declet’s continued employment with us.

(4)
Mr. Sotelo received quarterly bonuses of $35,000 in the aggregate during the year ended December 31, 2025. He was also awarded a completion bonus of $100,000 pursuant to the terms of his bonus letter dated September 11, 2025, of which $25,000 was paid in January 2026 and $75,000 is payable upon the closing of this offering.

Narrative Disclosure to Summary Compensation Table
For the year ended December 31, 2025, the compensation for our Named Executive Officers generally consisted of base salary and, in the case of our Chief Executive Officer, an annual cash bonus. In addition, all of our Named Executive Officers received compensation in the form of employer matching contributions to our 401(k) Plan and Company paid life insurance premiums. These elements were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success.

Below is a more detailed summary of the current executive compensation program as it relates to our Named Executive Officers.
Employment Agreements and Offer Letters
Each of our Named Executive Officers is a party to an employment agreement or offer letter with us. Set forth below is a description of the current employment agreement or offer letter of Messrs. Declet, Williams and Soleto as of December 31, 2025.
Mr. Declet Executive Employment Agreement
We entered into an executive employment agreement with Mr. Declet, dated October 30, 2023, which was amended on September 24, 2025 and December 31, 2025. Pursuant to his amended employment agreement, Mr. Declet is entitled to a base salary of $400,000, a discretionary annual cash bonus of up to 50% of his base salary, and participation in our employee benefit plans. In addition, under his amended employment agreement, Mr. Declet is eligible to receive a transaction bonus of in connection with a change of control transaction involving the Company or an initial public offering of the Company’s shares, subject to his continued employment through the date of the transaction. The bonus will be equal to the greater of (i) $225,000 or (ii) if the net proceeds received by the Company or its shareholders in connection with the transaction equals exceeds $30 million, 1% of the net proceeds if the Company’s pre-money valuation equals or exceeds $50 million but is less than $100 million or 1.5% of the net proceeds if the Company’s pre-money valuation equals or exceeds $100 million. To the extent payable pursuant to the terms of his amended employment agreement, 75% of such transaction bonus is payable in connection with the transaction, and the remaining 25% is payable in the event the Company acquires another entity within 12 months following the transaction, subject to Mr. Declet’s continued employment with the Company through the date of such subsequent acquisition.
Mr. Declet’s employment is “at-will” and may be terminated at any time, by either party, with or without “Cause” (as defined in his employment agreement) or advance notice. If we terminate Mr. Declet’s employment without Cause, Mr. Declet is entitled to severance equal to six months of his base salary. Such severance is conditioned on, among other requirements, Mr. Declet executing, delivering, and not revoking, a general release of claims in favor of the Company and its affiliates and representatives, in a form provided by the Company. During his period of employment and for the six-month period thereafter, Mr. Declet is subject to a non-competition covenant and covenants with respect to the non-solicitation of customers and employees.
Mr. Sotelo Offer Letter
We entered into an offer letter with Mr. Sotelo, dated July 29, 2021. Under his offer letter, Mr. Sotelo is entitled to a base salary (set at $247,806 for 2024), eligible for an annual cash bonus of $35,000, and eligible to participate in our employee benefit plans. Mr. Sotelo’s employment is at-will and may be terminated at any time, by either party, with or without cause or advance notice. During his period of employment and for the six-month period thereafter, Mr. Sotelo is subject to a non-competition covenant and covenants with respect to the non-solicitation of customers and employees.
Mr. Williams Offer Letter
We entered into an offer letter with Mr. Williams, dated May 8, 2019. Under his offer letter, Mr. Williams is entitled to a base salary (set at $285,000 for 2024), eligible for a discretionary annual cash bonus as determined by management and approved by our board of directors or its compensation committee, and eligible to participate in our employee benefit plans. Mr. Williams’ employment is at-will and may be terminated at any time, by either party, with or without cause or advance notice. During his period of employment and for the six-month period thereafter, Mr. Williams is subject to a non-competition covenant and covenants with respect to the non-solicitation of customers and employees.
Base Salaries
Executive officer base salaries are based on job responsibilities and individual contribution. Our Board of Directors review the base salaries of our executive officers, including our Named Executive Officers, considering factors such as corporate progress toward achieving objectives (without reference to any specific performance-related targets) and individual performance experience and expertise. All of our Named Executive Officers are parties to an employment agreement or offer letter with us which sets forth their annual base salary, as described above.
2025 Annual Bonuses
Annual bonus eligibility and determinations for our Named Executive Officers are set individually under their employment agreements or offer letters.
Mr. Declet is eligible for a discretionary annual cash bonus of up to 50% of his base salary, as determined by our Board of Directors. For the year ended December 31, 2025, Mr. Declet’s annual discretionary bonus was equal to $200,000. In January 2026, the Board of Directors approved and the Company made payment to Mr. Declet of $50,000 of such bonus amount. The remaining balance of Mr. Declet’s bonus amount shall be paid following the closing of this offering, subject to Mr. Declet’s continued employment with us. Mr. Williams received a bonus of $25,000, which was paid in January 2026. Mr. Sotelo received quarterly bonuses of $35,000 in the aggregate during 2025, and was awarded a completion bonus of $100,000 pursuant to the terms of his bonus letter dated September 11, 2025, of which $25,000 was paid in January 2026 and $75,000 is payable upon the closing of this offering.
Equity Incentive Awards
Until its expiration date on August 2, 2025, we maintained the Exyn Technologies, Inc. 2015 Equity Compensation Plan, or 2015 Equity Plan. The 2015 Equity Plan permitted the Board of Directors (or a designated committee) to grant a variety of equity awards, including incentive stock options, nonqualified stock options, restricted stock awards, and stock appreciation rights (“SARs”), to employees, directors, and key advisors. The 2015 Equity Plan was adopted by our Board of Directors and approved by our stockholders in August 2015, and was subsequently amended by our Board of Directors and approved by our stockholders from time to time.
On November 24, 2025, the Exyn Technologies, Inc. 2025 Equity Compensation Plan, or the 2025 Equity Plan, was adopted by our Board of Directors and approved by our stockholders. The 2025 Equity Plan permits the Board of Directors (or a designated committee) to grant a variety of equity awards, including incentive stock options, nonqualified stock options, restricted stock awards, and SARs, to employees, directors, and key advisors.
For additional information regarding our prior and current equity compensation arrangements, please see the sections titled “— 2015 Equity Plan,” “— 2025 Equity Plan,” “— 2026 Equity Incentive Plan” and “— 2026 Employee Stock Purchase Plan” below.
During the year ended December 31, 2025, we granted stock options to Mr. Sotelo under the 2015 Equity Plan and the 2025 Equity Plan. Specifically, Mr. Sotelo received (i) an option to purchase 516,562 shares of our common stock on May 7, 2025 under the 2015 Equity Plan, at an exercise price of $0.26 per share, and (ii) an option to purchase 25,000 shares of our common stock on November 24, 2025 under the 2025 Equity Plan, at an exercise price of $0.48 per share. No equity incentive awards were granted to Messrs. Declet or Williams during the year ended December 31, 2025. In response to Item 402(x)(1), if, in the future, we anticipate granting additional stock options, SARs, or similar option-like instruments, we will establish a policy regarding how our Board of Directors determines when to grant such awards and how our Board of Directors or the compensation committee will take material nonpublic information into account when determining the timing and terms of such awards.
Health and Welfare Benefits and Perquisites
At this stage of our business, we offer benefits that are generally comparable to those offered by other small private and public companies. We otherwise do not offer any perquisites to our employees. Other than our 401(k) plan, we do not maintain any retirement plan for our Named Executive Officers. We may adopt these plans and confer other fringe benefits for our executive officers in the future.

401(k) Plan
Our Named Executive Officers and other eligible employees are entitled to participate in our defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986 (the “Code”). Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. We match up to 4% of a participant’s contribution to the 401(k) plan based on the following formula: 100% match on the first 3% contributed by the participant and 50% match on the next 2% contributed by the participant. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
2015 Equity Plan
On August 3, 2015, our board of directors adopted, and our stockholders approved, the Exyn Technologies, Inc. 2015 Equity Compensation Plan, or the 2015 Plan. The 2015 Plan was subsequently amended in January and July 2021. The 2015 Plan terminated pursuant to its terms on August 2, 2025. Our compensation committee administers the 2015 Plan and has the authority, among other things, to construe and interpret the terms of the 2015 Plan and awards granted thereunder.
Below is a summary of the principal provisions of the 2015 Plan, which summary is qualified in its entirety by reference to the full text of the 2015 Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
The 2015 Plan provides for the grant of stock options, restricted stock awards and SARs. A maximum of 23,405,167 shares of common stock could be issued under the 2015 Plan. The share limit is subject to adjustment upon the occurrence of certain events, including stock splits and similar occurrences, which affect the Common Stock.
Appropriate adjustments will be made in the number of authorized shares in the 2015 Plan and to outstanding awards in the event of a stock split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited again became available for issuance under the 2015 Plan while it was in effect.
The shares available under the 2015 Plan are not reduced by awards settled in cash, forfeited, or repurchased, or by shares withheld to satisfy tax withholding obligations. The net number of shares issued upon the exercise of awards by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2015 Plan.
Subject to the express terms of the 2015 Plan, the administrator will have broad power to administer, construe, and interpret the 2015 Plan, including the power to:
•
adopt, amend and repeal administrative rules, guidelines and practices related to the 2015 Plan,

•
construe and interpret the terms of the 2015 Plan and award agreements entered into under the 2015 Plan,

•
grant awards, price them, and determine the size and other terms of the grants,

•
determine appropriate adjustments or treatment in connection with a reorganization, change in control, or certain other events, and

•
accelerate the exercisability or vesting of awards or make certain other permitted changes in awards.

All of our and our subsidiaries’ directors and employees are eligible for award grants. Certain consultants and advisors are also eligible. Only persons actually selected by the administrator will be granted awards.

Awards are generally nontransferable except on death or in limited cases subject to approval by the administrator.
No awards may be granted under the 2015 Plan after it is terminated. We will not grant any further awards under the plan. Outstanding awards generally will be unaffected by the 2015 Plan’s termination.
The administrator may amend the 2015 Plan at any time. 2015 Plan amendments need not be subject to stockholder approval, unless required by law or applicable stock exchange requirements.
A corporate transaction generally would trigger immediate acceleration of vesting of all awards held by current service providers, unless the awards are assumed by the successor entity. Awards which are not assumed by the successor entity and are not exercised or settled at or prior to a corporate transaction generally will terminate on the closing of the transaction. In addition, if an award will terminate in connection with a corporate transaction, the administrator may provide, in its sole discretion, that the holder of the award may not exercise the award but will receive a payment, in a form determined by the administrator, equal in value to the excess, if any, of the value of the property the holder of the award would have received upon exercise, over the exercise price payable by the holder in connection with the exercise. A corporate transaction is generally defined to include the sale or disposition of at least 90% of our outstanding capital stock, certain mergers, dispositions, or consolidations of the company, or certain sales of substantially all of our assets.
Upon a change of control where the company is not the surviving entity, unless otherwise determined by the administrator, all outstanding awards which are not exercised will be assumed or replaced with comparable awards by the successor entity. In addition, upon a change of control, the administrator may provide that options and SARs will accelerate and become exercisable and restricted stock awards will vest, options and SARs must be surrendered in exchange for a payment in cash or stock equal to the amount by which the fair market value of the shares exceeds the exercise price, or terminate outstanding options or SARs after giving the holder the opportunity to exercise the awards. A change of control event is generally defined to include (i) an acquisition by any person of more than 50% of our voting securities, (ii) certain mergers, dispositions, or consolidations of the company, or certain sales of substantially all of our assets, and (iii) our dissolution or liquidation.
2025 Equity Plan
On November 24, 2025, our board of directors adopted, and our stockholders approved, the Exyn Technologies, Inc. 2025 Equity Compensation Plan, or the 2025 Plan. Effective as of the date of the underwriting agreement for this offering, the 2025 Plan will be terminated and we will not grant any further awards under such plan, but the 2025 Plan will continue to govern outstanding awards granted thereunder. Our compensation committee administers the 2025 Plan and has the authority, among other things, to construe and interpret the terms of the 2025 Plan and awards granted thereunder.
Below is a summary of the principal provisions of the 2025 Plan, which summary is qualified in its entirety by reference to the full text of the 2025 Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
The 2025 Plan provides for the grant of stock options, restricted stock awards and SARs. A maximum of 5,530,432 shares of common stock could be issued under the 2025 Plan. The share limit is subject to adjustment upon the occurrence of certain events, including stock splits and similar occurrences, which affect the common stock.
Appropriate adjustments will be made in the number of authorized shares in the 2025 Plan and to outstanding awards in the event of a stock split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited again became available for issuance under the 2025 Plan while it was in effect.
The shares available under the 2025 Plan are not reduced by awards settled in cash, forfeited, or repurchased, or by shares withheld to satisfy tax withholding obligations. The net number of shares issued upon the exercise of awards by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2025 Plan.

Subject to the express terms of the 2025 Plan, the administrator will have broad power to administer, construe, and interpret the 2025 Plan, including the power to:
•
adopt, amend and repeal administrative rules, guidelines and practices related to the 2025 Plan,

•
construe and interpret the terms of the 2025 Plan and award agreements entered into under the 2025 Plan,

•
grant awards, price them, and determine the size and other terms of the grants,

•
determine appropriate adjustments or treatment in connection with a reorganization, change in control, or certain other events, and

•
accelerate the exercisability or vesting of awards or make certain other permitted changes in awards.

All of our and our subsidiaries’ directors and employees are eligible for award grants. Certain consultants and advisors are also eligible. Only persons actually selected by the administrator will be granted awards.
Awards are generally nontransferable except on death or in limited cases subject to approval by the administrator.
No awards may be granted under the 2025 Plan after it is terminated. We will not grant any further awards under the plan. Outstanding awards generally will be unaffected by the 2025 Plan’s termination.
The administrator may amend the 2025 Plan at any time. 2025 Plan amendments need not be subject to stockholder approval, unless required by law or applicable stock exchange requirements.
A corporate transaction generally would trigger immediate acceleration of vesting of all awards held by current service providers, unless the awards are assumed by the successor entity. Awards which are not assumed by the successor entity and are not exercised or settled at or prior to a corporate transaction generally will terminate on the closing of the transaction. In addition, if an award will terminate in connection with a corporate transaction, the administrator may provide, in its sole discretion, that the holder of the award may not exercise the award but will receive a payment, in a form determined by the administrator, equal in value to the excess, if any, of the value of the property the holder of the award would have received upon exercise, over the exercise price payable by the holder in connection with the exercise. A corporate transaction is generally defined to include the sale or disposition of at least 90% of our outstanding capital stock, certain mergers, dispositions, or consolidations of the company, or certain sales of substantially all of our assets.
Upon a change of control where the company is not the surviving entity, unless otherwise determined by the administrator, all outstanding awards which are not exercised will be assumed or replaced with comparable awards by the successor entity. In addition, upon a change of control, the administrator may provide that options and SARs will accelerate and become exercisable and restricted stock awards will vest, options and SARs must be surrendered in exchange for a payment in cash or stock equal to the amount by which the fair market value of the shares exceeds the exercise price, or terminate outstanding options or SARs after giving the holder the opportunity to exercise the awards. A change of control event is generally defined to include (i) an acquisition by any person of more than 50% of our voting securities, (ii) certain mergers, dispositions, or consolidations of the company, or certain sales of substantially all of our assets, and (iii) our dissolution or liquidation.
2026 Equity Incentive Plan
The Exyn Technologies, Inc. 2026 Equity Incentive Plan, or the 2026 Plan, will be adopted by our board of directors on          , 2026, and will be approved by our stockholders on           , 2026. The 2026 Plan will become effective as of the date of the underwriting agreement for this offering; and no awards may be granted under the 2026 Plan prior to such effective date. We intend to use the 2026 Plan following the completion of this offering to provide incentives that will assist us to attract, retain, and motivate employees, including officers, consultants, and directors.
Below is a summary of the principal provisions of the 2026 Plan, which summary is qualified in its entirety by reference to the full text of the 2026 Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

The 2026 Plan will remain in effect, subject to the right of our board of directors or Compensation Committee to amend or terminate the 2026 Plan at any time, until the earliest date as of which all awards granted under the 2026 Plan have been satisfied in full or terminated and no shares of common stock approved for issuance under the 2026 Plan remain available to be granted under new awards. No awards will be granted under the 2026 Plan after such termination date. Subject to other applicable provisions of the 2026 Plan, all awards made under the 2026 Plan on or before such termination of the 2026 Plan, shall remain in effect until such awards have been satisfied or terminated in accordance with the 2026 Plan and the terms of such awards.
The 2026 Plan will be administered by the Compensation Committee. The Compensation Committee has the authority, in its sole and absolute discretion, to grant awards under the 2026 Plan to eligible individuals, and to take all other actions necessary or desirable to carry out the purpose and intent of the 2026 Plan. Further, the Compensation Committee has the authority, in its sole and absolute discretion, subject to the terms and conditions of the 2026 Plan, to, among other things:
•
determine the eligible individuals to whom, and the time or times at which, awards shall be granted;

•
determine the type of awards to be granted to any eligible individual;

•
determine the number of shares of common stock to be covered by or used for reference purposes for each award or the value to be transferred pursuant to any award; and

•
determine the terms, conditions and restrictions applicable to each award and any shares of common stock acquired pursuant thereto, including, without limitation, (i) the purchase price of any shares of common stock, (ii) the method of payment for shares of common stock purchased pursuant to any award, (iii) the method for satisfying any tax withholding obligation arising in connection with any award, including by the withholding or delivery of shares of common stock, (iv) the timing, terms and conditions of the exercisability, vesting or payout of any award or any shares of common stock acquired pursuant thereto, (v) the performance goals applicable to any award and the extent to which such performance goals have been attained, (vi) the time of the expiration of an award, (vii) the effect of a participant’s Termination of Service, as defined in the 2026 Plan, on any of the foregoing and (viii) all other terms, conditions and restrictions applicable to any award or shares of common stock acquired pursuant thereto as the administrator considers to be appropriate and not inconsistent with the terms of the 2026 Plan.

Immediately following the completion of this offering,           shares of our common stock will be initially authorized and reserved for issuance under the 2026 Plan. The reserve will automatically increase on January 1, 2027 and each subsequent anniversary through 2035, by an amount equal to the smaller of (a) five percent (5%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by the Compensation Committee.
Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2026 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards which expire, are cancelled, forfeited, terminated unearned, settled in cash, or withheld or surrendered in payment of an exercise price or taxes under the 2015 Plan and 2025 Plan will again become available for issuance under the 2026 Plan.
Subject to adjustment as provided in the provision of the 2026 Plan pertaining to the occurrence of certain corporate transactions, the maximum number of shares of common stock that may be issued pursuant to stock options granted under the 2026 Plan that are intended to qualify as incentive stock options is           .
The Compensation Committee may establish compensation for directors who are not our employees, provided that the sum of any cash compensation and the grant date fair value of Awards granted under the 2026 Plan to a non-employee director as compensation for services as a non-employee director during any calendar year may not exceed $750,000 for an annual grant, or $1,000,000 in the first year of service. The Compensation Committee, in its discretion, may make exceptions to this limit for individual non-employee directors in extraordinary circumstances.

Awards may be granted individually or in tandem with other types of awards, concurrently with or with respect to outstanding awards. All awards will be evidenced by a written agreement between us and the holder of the award and may include any of the following:
•
Stock options.   We may grant non-statutory stock options or incentive stock options (as described in Section 422 of the Code), each of which gives its holder the right, during a specified term (not exceeding ten years) and subject to any specified vesting or other conditions, to purchase a number of shares of our common stock at an exercise price per share determined by the administrator, which may not be less than the fair market value of a share of our common stock on the date of grant.

•
Stock appreciation rights.   A stock appreciation right, or SAR, gives its holder the right, during a specified term (not exceeding ten years) and subject to any specified vesting or other conditions, to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation in shares of our common stock or in cash.

•
Restricted stock.   We may grant restricted stock awards. Shares of restricted stock remain subject to forfeiture until vested, based on such terms and conditions as we specify. Holders of restricted stock will have the right to vote the shares and to receive any dividends paid, except that the dividends may be subject to the same vesting conditions as the related shares.

•
Restricted stock units.   Restricted stock units, or RSUs, represent rights to receive shares of our common stock (or their value in cash) at a future date without payment of a purchase price, subject to vesting or other conditions specified by the administrator. Holders of RSUs have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant RSUs that entitle their holders to dividend equivalent rights.

•
Performance awards.   Performance awards, consisting of either performance shares or performance units, are awards that will result in a payment to their holder only if specified performance goals are achieved during a specified performance period. The administrator establishes the applicable performance goals based on one or more measures of business performance, such as combined ratio or gross written premiums growth. To the extent earned, performance awards may be settled in cash, in shares of our common stock or a combination of both in the discretion of the administrator. Holders of performance shares or performance units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant performance shares that entitle their holders to dividend equivalent rights.

•
Oher stock-based awards.   The administrator may grant cash-based awards that specify a monetary payment or range of payments or other stock-based awards that specify a number or range of shares or units that, in either case, are subject to vesting or other conditions specified by the administrator. Settlement of these awards may be in cash or shares of our common stock, as determined by the administrator. Their holders will have no voting rights or right to receive cash dividends unless and until shares of our common stock are issued pursuant to the awards. The administrator may grant dividend equivalent rights with respect to other stock-based awards.

Awards are generally nontransferable except on death or in limited cases subject to approval by the administrator.
In the event of a change in control, as defined in the 2026 Plan, outstanding awards will terminate upon the effective time of the change in control unless provision is made for the continuation, assumption or substitution of awards by the surviving or successor entity or its parent. Unless an award agreement says otherwise, the following will occur with respect to awards that terminate in connection with a change in control:
•
stock options and SARs will become fully exercisable and holders of these awards will be permitted immediately before the change in control to exercise them;

•
restricted stock and stock units with time-based vesting (i.e., not subject to achievement of performance goals) will become fully vested immediately before the change in control, and stock units will be settled as promptly as is practicable in accordance with applicable law; and

•
performance shares and units that vest based on the achievement of performance goals will vest as if the performance goal for the unexpired performance period had been achieved at the target level (unless the award agreement provides for vesting at a greater amount) and the performance units will be settled as promptly as is practicable in accordance with applicable law.

2026 Employee Stock Purchase Plan
The Exyn Technologies, Inc. 2026 Employee Stock Purchase Plan, or the ESPP, will be adopted by our board of directors on          , 2026, and will be approved by our stockholders on          , 2026. The ESPP will become effective as of the date of the underwriting agreement for this offering.
The purpose of the ESPP is to attract, retain and reward our employees who contribute to our growth and profitability by providing them with an opportunity to acquire an ownership interest in the Company.
Immediately following the completion of this offering,           shares of our common stock will be available for sale under the ESPP. In addition, the ESPP provides for annual increases in the number of shares available for issuance under the ESPP on January 1, 2027 and each subsequent anniversary through 2035, equal to the smallest of:
•
one percent (1%) of the outstanding shares of our common stock on the immediately preceding December 31; or

•
          shares; or

•
such other amount as may be determined by our Compensation Committee.

Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are cancelled will again become available for issuance under the ESPP.
The Compensation Committee will administer the ESPP and have full authority to interpret the terms of the ESPP. The ESPP provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the ESPP.
All of our employees, including our named executive officers, are eligible to participate if they are customarily employed at least 20 hours per week and more than five months in any calendar year. Non-employee directors are not eligible to participate in the ESPP. Employees will be limited to purchasing $25,000 of stock each year and will not be able to purchase if such a purchase would cause the employee to own 5% or more of our stock.
The ESPP is intended to qualify under Section 423 of the Code and the ESPP shall be so construed. The ESPP will typically be implemented through two consecutive six-month offering periods. The offering periods generally start on or about March 1st and September 1st of each year after an enrollment period. The Compensation Committee may, in its discretion, modify the terms of future offering periods, including establishing offering periods of up to 27 months and providing for multiple purchase dates.
The ESPP permits participants to purchase common stock through payroll deductions of up to 15.0% of their regular gross earnings and overtime payments. Other types of compensation are not considered part of compensation for purposes of the ESPP.
Unless provided otherwise by the Compensation Committee, the purchase price of the shares will be 85.0% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the last day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.
In connection with each offering made under the ESPP, the Compensation Committee may specify a maximum number of shares that may be purchased by any participant on any purchase date during such offering, which limitation will be set forth in the offering document for such offering.

A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP as described below. In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights. If the acquiring or successor corporation does not assume or substitute for outstanding purchase rights, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control.
The ESPP will continue in effect until terminated by the Compensation Committee. The Compensation Committee has the authority to amend, suspend or terminate the ESPP at any time.
Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards for each of our Named Executive Officers for the year ended December 31, 2025.
		Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date
Brandon Torres Declet	12/18/2023(2)	3,827,254	3,238,446	0.35	12/17/2033
Ricardo Sotelo	03/28/2022(3)	200,000	40,000	0.20	03/27/2032
	03/01/2024(4)	175,196	291,995	0.30	02/28/2034
	05/07/2025(5)	—	516,562	0.26	05/06/2035
	11/24/2025(6)	—	25,000	0.48	11/23/2035
Benjamin Williams	11/20/2019(7)	500,000	—	0.21	11/19/2029
	03/12/2021(8)	300,000	—	0.20	03/11/2031
	03/01/2024(9)	1,250,000	750,000	0.30	02/28/2034

(1)
The numbers reflected in these columns are with respect to awards of stock options granted pursuant to the 2015 Plan, the terms of which plan are described above under “— Equity Incentive Awards.” Each stock option award becomes vested and exercisable in accordance with the vesting schedule applicable to such award.

(2)
Stock options granted to Mr. Declet on December 18, 2023 under the 2015 Plan. The shares subject to the stock option award vest according to the following schedule: 25% on October 30, 2024, with the remaining 75% vesting in equal monthly installments over the next 36 months thereafter, subject to Mr. Declet’s continued service through each such date.

(3)
Stock options granted to Mr. Sotelo on March 28, 2022 under the 2015 Plan. The shares subject to the stock option award vest according to the following schedule: 25% on August 5, 2022, with the remaining 75% vesting in equal monthly installments over the next 36 months thereafter, subject to Mr. Sotelo’s continued service through each such date.

(4)
Stock options granted to Mr. Sotelo on March 1, 2024 under the 2015 Plan. The shares subject to the stock option award vest according to the following schedule: 25% on June 1, 2024, with the remaining 75% vesting in equal monthly installments over the next 36 months thereafter, subject to Mr. Sotelo’s continued service through each such date.

(5)
Stock options granted to Mr. Sotelo on May 7, 2025 under the 2015 Plan. The shares subject to the stock option award vest according to the following schedule: 25% on April 24, 2026, with the remaining 75% vesting in equal monthly installments over the next 36 months thereafter, subject to Mr. Sotelo’s continued service through each such date.

(6)
Stock options granted to Mr. Sotelo on November 24, 2025 under the 2025 Plan. The shares subject to the stock option award vest according to the following schedule: 25% on January 1, 2026, with the remaining 75% vesting in equal monthly installments over the next 36 months thereafter, subject to Mr. Sotelo’s continued service through each such date.
(7)
Stock options granted to Mr. Williams on November 20, 2019 under the 2015 Plan. The shares subject to the stock option award vest according to the following schedule: 25% on May 28, 2020, with the remaining 75% vesting in equal monthly installments over the next 36 months thereafter, subject to Mr. Williams’s continued service through each such date.

(8)
Stock options granted to Mr. Williams on March 12, 2021 under the 2015 Plan. The shares subject to the stock option award vest according to the following schedule: 25% on December 1, 2021, with the remaining 75% vesting in equal monthly installments over the next 36 months thereafter, subject to Mr. Williams’s continued service through each such date.

(9)
Stock options granted to Mr. Williams on March 1, 2024 under the 2015 Plan. The shares subject to the stock option award vest according to the following schedule: 25% on June 1, 2024, with the remaining 75% vesting in equal monthly installments over the next 36 months thereafter, subject to Mr. Williams’s continued service through each such date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since January 1, 2023 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under “Executive Compensation.”
Series Round Financings
In July 2024, we raised approximately $5.0 million in gross profits through the issuance of an aggregate amount of 4,542,885 shares of Series B Preferred Stock to Reliance Strategic Business Ventures Limited, a greater than 5% stockholder of the Company.
Advisory Agreement
Effective as of August 1, 2025, we have an advisory agreement with Longview Innovation, LLC, an entity that is affiliated with North America University Innovation, LP, a greater than 10% stockholder in the Company. Director Michael Burychka is the chief executive officer of Longview Innovation, LLC. Under the agreement, Mr. Burychka is paid a retainer of $5,000 a month in cash and an additional $5,000 a month in equity in Exyn, in exchange for providing advisory services related to strategic business development and capital markets transactions, including advice related to this offering. Mr. Burychka is also entitled to an additional $5,000 per month in equity in Exyn in arrears upon the completion of this offering. The term of the agreement was initially through January 31, 2026, which was followed by an automatic renewal and extension of an additional six-month term per the agreement.
Policies and Procedures for Transactions with Related Persons
We intend to adopt a written Related Person Transactions Policy prior to the completion of this offering that sets forth our policies and procedures regarding the identification, review, consideration, and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to us as an employee, consultant, or director are not considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of the proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders.
In considering related person transactions, our audit committee considers the relevant available facts and circumstances, which may include, but is not limited to:
•
the risks, costs and benefits to us;

•
the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the terms of the transaction;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

PRINCIPAL STOCKHOLDERS
The following table provides information regarding the beneficial ownership of our common stock as adjusted to give effect to this offering, for:
•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our current executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days. Accordingly, the following table does not include options to purchase Exyn common stock that are not exercisable within 60 days of March 1, 2026. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our capital stock. Unless otherwise indicated, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. The information in the table below does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act, and we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
The beneficial ownership of our voting securities is based on 33,062,488 shares of our common stock issued and outstanding as of March 1, 2026, and further assuming the automatic conversion of all of our outstanding shares of preferred stock into an aggregate of 65,937,090 shares of common stock prior to the completion of this offering. The information relating to the number and percentage of shares beneficially owned under the column titled “After This Offering” is based on the sale of shares of common stock in this offering. The percentage ownership information assumes no exercise of the underwriters’ option to purchase additional shares and/or warrants.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Exyn Technologies, Inc., 2118 Washington Avenue, Suite 1000, Philadelphia, PA 19146.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
		Prior to This Offering	After This Offering
Greater than 5% Stockholder:
Reliance Strategic Business Ventures Limited(1)	28,854,780	29.1%
North America University Innovation, LP(2)	25,173,503	25.4%
Yamaha Motor Exploratory Fund, L.P.(3)	6,287,137	6.4%
Dr. Vijay Kumar(4)	7,810,000	7.9%
Named Executive Officers and Directors:
Brandon Torres Declet(5)	7,065,700	7.1%
Brandon Duick(6)	1,248,753	1.3%
Benjamin Williams(7)	2,800,000	2.8%
Ricardo Sotelo(8)	1,248,753	1.3%
Vanessa Varian(9)	210,000	*
Dr. Ted Tewksbury(10)	612,041	*
Jonathan Ollwerther	—	*
Michael Burychka	—	*
Gregory McNeal	—	*
All current executive officers and directors as a group (9 persons)	13,185,247	13.3%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Reliance Strategic Business Ventures Limited is managed by Jiteshkumar Narendrakumar Jain (Manager), Piyush Tekriwal (Chief Financial Officer), Rachana Anand Sanganeria (Secretary), and its directors, Rajkumar Mullick, Mumtaz Bandukwala, Sujit Vilas Argade and Dhirendra Harilal Shah, all of whom may be deemed to have shared voting, investment and dispositive power with respect to the shares held by Reliance Strategic Business Ventures Limited. The address for Reliance Strategic Business Ventures Limited is Office-101, Saffron, Nr Centre Point, Panchwati 5 Rasta, Ambawadi, Ahmedabad, Gujarat, 380006, India.

(2)
North America University Innovation, LP is managed by its general partner, Hard Science GP, LLC. Michael Burychka and Jason Smith are the managing members of Hard Science GP, LLC, and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by North America University Innovation, LP. The address for North America University Innovation, LP is 3411 Silverside Road, Baynard Building, Suite 104, Wilmington, DE 19810.

(3)
Yamaha Motor Exploratory Fund, L.P. is managed by its general partner, Yamaha Motor Exploratory Fund GP, LLC. Yamaha Motor Ventures & Laboratory Silicon Valley, Inc. is the managing member of Yamaha Motor Exploratory Fund GP, LLC. Yamaha Motor Ventures & Laboratory Silicon Valley, Inc. is managed by Keiichi Onishi (Chief General Manager of Corporate Strategy), Mitsuru Hashimoto (Chief General Manager of Corporate Planning), Keita Nakanishi (Chief Executive Officer) and Tom Kawaguchi (Vice President of Finance), all of whom may be deemed to share voting, investment and dispositive power with respect to the shares held by Yamaha Motor Exploratory Fund, L.P. The address for Yamaha Motor Exploratory Fund, L.P. is 422 Portage Avenue, Palo Alto, CA 94306.

(4)
Consists of 7,810,000 shares of common stock.

(5)
Consists of 4,268,860 shares subject to options exercisable within 60 days of March 1, 2026. Excludes 2,796,840 shares subject to options not exercisable within 60 days of March 1, 2026.

(6)
Consists of 621,609 shares subject to options exercisable within 60 days of March 1, 2026. Excludes 627,144 shares subject to options not exercisable within 60 days of March 1, 2026.

(7)
Consists of 2,175,000 shares subject to options exercisable within 60 days of March 1, 2026. Excludes 625,000 shares subject to options not exercisable within 60 days of March 1, 2026.

(8)
Consists of 568,484 shares subject to options exercisable within 60 days of March 1, 2026. Excludes 680,269 shares subject to options not exercisable within 60 days of March 1, 2026.

(9)
Consists of 143,644 shares subject to options exercisable within 60 days of March 1, 2026. Excludes 66,356 shares subject to options not exercisable within 60 days of March 1, 2026.

(10)
Consists of 280,518 shares subject to options exercisable within 60 days of March 1, 2026. Excludes 331,523 shares subject to options not exercisable within 60 days of March 1, 2026.

DESCRIPTION OF CERTAIN INDEBTEDNESS
The following is a summary of the material provisions relating to our material indebtedness. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the corresponding agreement or instrument, including the definitions of certain terms therein that are not otherwise defined in this prospectus. You should refer to the relevant agreement or instrument for additional information, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.
WAB Loan Agreement
The Loan Agreement with Western Alliance Bank, as amended, provides for a total aggregate principal amount of $3.5 million and matures on September 27, 2027, $3.5 million of which is currently outstanding as of December 31, 2025. The loan bears interest at a rate of the greater of 8.25% or the prime rate as reported in the Wall Street Journal, adjustable daily, per annum. The interest rate as of December 31, 2025 was 8.61%. On November 19, 2025, the Company entered into an amendment to the WAB Loan Agreement extending the interest-only period through March 10, 2026, with equal monthly principal and interest installments commencing April 10, 2026. Pursuant to a December 23, 2025 forbearance amendment, the WAB Loan Agreement’s maturity was temporarily reset to April 28, 2026; the Company and Western Alliance Bank subsequently amended the facility on December 29, 2025 and March 13, 2026 to reinstate the original maturity date of September 27, 2027 now in effect. The loan is secured by substantially all of our assets.
On May 30, 2025, HSBC Bank (acting through its Chennai branch) issued an irrevocable standby letter of credit in favor of Exyn Technologies Inc. for a maximum amount of USD $3,500,000. The standby letter of credit was issued at the request of Neolync Electronics Pvt Ltd (India) in support of banking facilities granted to Neolync Electronics Pvt Ltd (India) by HSBC. The standby letter of credit is governed by International Standby Practices (ISP98), allows partial drawings, and has been assigned to Western Alliance Bank (San José, California) as security for the Company’s senior credit facility. As of the date of this report, no amounts have been drawn under the standby letter of credit. The standby letter of credit was renewed in November 2025, with an expiration date of May 13, 2026.
On July 11, 2025, we entered into a Subordination Agreement (the “Subordination Agreement”) with Western Alliance Bank and Neolync Electronics Private Limited (“Neolync”), whereby Neolync agreed to subordinate all of our existing and future indebtedness obligations to Neolync to all of our existing and future indebtedness obligations to Western Alliance Bank.
The WAB Loan Agreement contains affirmative and negative covenants typical of loan agreements of this type, including, among others, limitations on the incurrence of additional indebtedness, liens, dividends and distributions in respect of, and repurchases and redemptions of, our capital stock, investments, transactions with affiliates, certain asset sales, changes in our business, organizational documents and fiscal year compliance with the financial covenants. We were in compliance with all such covenants as of December 31, 2025. Events of default under the WAB Loan Agreement are generally typical for loan agreements of this type.
Neolync Convertible Note
On May 20, 2025, we issued a Convertible Note to Neolync Holdings in the aggregate principal amount of $1.5 million (the “Neolync Convertible Note”), which bears interest at an annual rate of 12.0% and is secured by a first-priority lien on substantially all assets of the Company (subject only to the WAB Loan Agreement). The Neolync Convertible Note had an initial maturity date of November 20, 2025, which was extended to April 15, 2026 per Amendment No. 1 dated as of October 9, 2025, between the Company and Neolync Holdings (as amended, the “Maturity Date”).
Conversion.   The Neolync Convertible Note will automatically convert into shares of common stock upon consummation of a reverse merger transaction or any transaction pursuant to which our common stock first becomes registered under Section 12(b) of the Exchange Act. The Neolync Convertible Note provides for (i) a 300% liquidation preference, (ii) automatic conversion into common equity upon a public company event at 135% of the then-public trading price, and (iii) cash repayment at maturity if no public company event occurs. Upon certain events of default (including bankruptcy), the outstanding amount may become payable at 200% of the then-outstanding obligations. In the event no such transaction occurs by the Maturity Date, the Neolync Convertible Note shall be repaid at maturity at a premium of principal plus 200% and accrued interest due thereon.
Events of Default.   For the borrowings under the Neolync Convertible Note, an event of default consists of one or more of the following:
•
Our failure to pay any principal or interest payment on the due date when due;

•
Our failure to deliver the conversion securities within three (3) days following the date such delivery was required;

•
Our failure to stay compliant with our financial reporting obligations, if such failure is not cured within 20 days of receiving written notice from the holder that such failure has occurred; or

•
Voluntary or involuntary bankruptcy or insolvency proceedings, including a court order under any debtor relief law that remains unstayed and in effect for 60 calendar days.

Maximcash Loan Agreement
The Loan Agreement with Maximcash Solutions LLC (“Maximcash”) provides for a total aggregate principal amount of $0.6 million. The loan matures on December 26, 2026 and bears interest at 38.5% per annum with principal and interest repayable over twelve monthly installments, with the first three months being interest-only payments. The loan is secured by substantially all of our assets.
The Maximcash Loan Agreement contains affirmative and negative covenants typical of loan agreements of this type, including, among others, limitations on the incurrence of additional indebtedness, liens, dividends and distributions in respect of, and repurchases and redemptions of, our capital stock, investments, transactions with affiliates, certain asset sales, changes in our business, organizational documents and fiscal year compliance with the financial covenants. We were in compliance with all such covenants as of December 31, 2025.
Events of default under the Maximcash Loan Agreement are generally typical for loan agreements of this type.
In connection with the Maximcash Loan Agreement, we also entered into an Equity Kicker and Registration Rights Agreement with Maximcash on December 26, 2025, which requires us, upon the consummation of a firmly underwritten initial public offering of equity securities (an “IPO”), to issue to Maximcash a number of shares of common stock having an aggregate value of $120,000 based on the public offering price per share in an IPO (the “Equity Kicker Shares”). The Equity Kicker Shares are subject to registration rights. We also entered into an IPO Acceleration and Mandatory Prepayment Agreement with Maximcash on December 26, 2025, which requires us to pay the outstanding principal balance under the Maximcash Loan Agreement, together with all accrued and unpaid interest, fees, costs and premiums, contemporaneously with the closing of an IPO.
Neolync Term Loan
The Term Loan Agreement with Neolync Holdings provides for a total aggregate principal amount of $1.5 million and matures on December 23, 2026. Initial cash proceeds of $0.5 million were received on December 26, 2025, with the remaining $1.0 million outstanding received on January 12, 2026. The loan is secured by substantially all of our assets. The Neolync Term Loan bears interest at 12% per annum with principal and interest repayable over twelve installments.
The Neolync Term Loan contains affirmative and negative covenants typical of loan agreements of this type, including, among others, limitations on the incurrence of additional indebtedness, liens, dividends and distributions in respect of, and repurchases and redemptions of, our capital stock, investments, transactions with affiliates, certain asset sales, changes in our business, organizational documents and fiscal year compliance with the financial covenants. We were in compliance with all such covenants as of December 31, 2025.

Events of default under the Neolync Term Loan are generally typical for loan agreements of this type.
NCH Convertible Note
On March 13, 2026, we issued a Convertible Note to NCH Ventures, LLC in the aggregate principal amount of $0.75 million, which bears interest at an annual rate of 8.0%, matures on March 13, 2028 (the “Maturity Date”) and is subordinated to the WAB Loan Agreement.
Conversion.   In the event we consummate, on or prior to the Maturity Date, an IPO, all or a portion of the principal and accrued but unpaid interest then-outstanding under the NCH Convertible Note, at the option of the holder, shall be convertible into shares of our common stock at the lower of (i) 75% of the public offering price in the IPO or (ii) the price obtained by dividing $90,000,000 by the aggregate number of outstanding shares of our capital stock, on a fully-diluted and as-converted basis (but not including shares issuable upon conversion of the NCH Convertible Note or NCH Warrants (as defined below) as of immediately prior to the closing of such IPO.
Events of Default.   For the borrowings under the NCH Convertible Note, an event of default consists of one or more of the following:
•
Our failure to pay any principal or interest payment on the due date when due;

•
Our breach of any covenant that is not cured within 30 calendar days of receipt of written notice of such breach;

•
Voluntary or involuntary bankruptcy or insolvency proceedings, including a court order under any debtor relief law that remains unstayed and in effect for 45 calendar days.

Warrants.   In connection with the NCH Convertible Note, we also issued to NCH Ventures, LLC warrants (the “NCH Warrants”) with a value of $750,000 on March 13, 2026. The NCH Warrants have a term of five years from the later of (i) date of issuance or (ii) following an IPO. The NCH Warrants may be exercised by payment of the exercise price in cash or via cashless exercise. The NCH Warrants are subject to customary anti-dilution adjustments, including for stock splits, combinations, recapitalizations, and similar, as well as for certain fundamental transactions. The holder of both the shares of common stock underlying the NCH Warrants and the shares of common stock under the NCH Convertible Note, if converted, are subject to registration rights.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the material rights of our common and preferred stock, units, warrants and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective as of immediately prior to the completion of this offering, and of the DGCL. This summary is not complete. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the DGCL.
General
Upon completion of this offering and upon the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of       shares of common stock, $0.0001 par value per share, and       shares of preferred stock, $0.0001 par value per share. All of our authorized preferred stock upon completion of this offering will be undesignated. The information below gives effect to a      -for-     split of our common stock expected to be completed prior to the completion of this offering.
Common Stock
Outstanding Shares
As of December 31, 2025, 33,062,488 shares of our common stock were outstanding. Upon completion of this offering and assuming no exercise by the underwriters of their option to purchase additional shares and/or warrants,       shares of common stock will be outstanding.
Voting
Holders of shares of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.
Dividends
Subject to statutory or contractual restrictions on the payment of dividends and to any preferences that may be applicable to any then outstanding preferred stock, the holders of common stock will be entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.
Rights and Preferences
Holders of our common stock will have no preemptive, conversion or subscription rights, and there will be no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.
Fully Paid and Nonassessable
All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock
Under our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to        shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.
Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.
Units
Each unit being offered in this offering consists of one share of common stock and a warrant to purchase one share of common stock. The shares of common stock and warrants that are part of the units are immediately separable and will be issued separately in this offering, although they will have been purchased together in this offering.
Warrants
SVB Warrants
In November 2020, we issued warrants to Silicon Valley Bank. The SVB Warrants grant Silicon Valley Bank the ability to purchase 268,174 shares of preferred stock of the Company with an exercise price of $0.7587 per share. The fair value of the SVB Warrants was determined using the Black-Scholes option-pricing model.
WAB Warrants
In connection with the Loan Agreement entered into with Western Alliance Bank on September 27, 2023, we also issued accompanying warrants to Western Alliance Bank with an expiration date of September 27, 2033. The WAB Warrants grant Western Alliance Bank the ability to purchase 197,551 shares of common stock of the Company with an exercise price of $0.35 per share.
NCH Warrants
In connection with the NCH Convertible Note, we issued to NCH Ventures, LLC the NCH Warrants with a value of $750,000 on March 13, 2026. The NCH Warrants have a term of five years from the later of (i) date of issuance or (ii) following an IPO. The NCH Warrants may be exercised by payment of the exercise price in cash or via cashless exercise. The NCH Warrants are subject to customary anti-dilution adjustments, including for stock splits, combinations, recapitalizations, and similar, as well as for certain fundamental transactions.
Warrants Offered in this Offering
Form.   The warrants will be issued under a warrant agent agreement between us and Equiniti Trust Company, LLC, as warrant agent. The material terms and provisions of the warrants offered hereby are summarized below. The following description is subject to, and qualified in its entirety by, the form of warrant agent agreement and accompanying form of warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of warrant agent agreement and accompanying form of warrant for a complete description of the terms and conditions applicable to the warrants.

Exercisability.   The warrants are exercisable immediately upon issuance and will thereafter remain exercisable at any time up to five (5) years from the date of original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).
Exercise Price.   Each warrant represents the right to purchase one share of common stock at an exercise price of $      , assuming an initial public offering price of $      per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus), equal to 125% of the initial public offering price $      per unit. The exercise price is subject to appropriate adjustment in the event of certain share dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock and also upon any distributions of assets, including cash, stock or other property to our shareholders. The warrant exercise price is also subject to anti-dilution adjustments under certain circumstances.
Cashless Exercise.   If, at any time during the term of the warrants, the issuance of shares of common stock issuable upon exercise of the warrants are not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares of common stock purchased upon such exercise.
Failure to Timely Deliver Shares.   If we fail for any reason to deliver to the holder the shares subject to an exercise by the date that is the earlier of (i) one (1) trading day and (ii) the number of trading days that is the standard settlement period on our primary trading market as in effect on the date of delivery of the exercise notice, we must pay to the holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of shares subject to such exercise (based on the daily volume weighted average price of our shares of common stock on the date of the applicable exercise notice), $10 per trading day (increasing to $20 per trading day on the third trading day after such liquidated damages begin to accrue) for each trading day after such date until such shares are delivered or the holder rescinds such exercise. In addition, if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the shares which the holder anticipated receiving upon such exercise, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares that we were required to deliver to the holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the warrant and equivalent number of shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations.
Exercise Limitation.   A holder will not have the right to exercise any portion of a warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.
Exchange Listing.   We have applied for the listing of the warrants offered in this offering on the Nasdaq Capital Market under the symbol “EXYNW.”
Rights as a Stockholder.   Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our shares of common stock, the holder of a warrant does not have the rights or privileges of a holder of our shares of common stock, including any voting rights, until the holder exercises the warrant.
Governing Law and Jurisdiction.   The warrant agent agreement and warrant provide that the validity, interpretation, and performance of the warrant agent agreement and the warrants will be governed by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. In addition, the warrant agent agreement and warrant provide that any action, proceeding or claim against any party arising out of or relating to the warrant agent agreement or the warrants must be brought and enforced in the state and federal courts sitting in the City of New York, Borough of Manhattan. Investors in this offering will be bound by these provisions. However, we do not intend that the foregoing provisions would apply to actions arising under the Securities Act or the Exchange Act.
Representative’s Warrants
Please see “Underwriting — Representative’s Warrants” for a description of the warrants to be issued to the Representative of the underwriters in this offering.
Restricted Stock Units
Upon the consummation of this offering,        shares of our common stock may be granted under our 2026 Plan.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law
Our amended and restated certificate of incorporation and our amended and restated bylaws, as they will be in effect immediately prior to the closing of this offering, will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Delaware Anti-Takeover Law
We will be subject to Section 203 of the DGCL, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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upon or subsequent to the consummation of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder;

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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws to be effective upon completion of this offering will provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent. A special meeting of stockholders may be called by the majority of our board of directors or our Chief Executive Officer.
As described above in “Management — Board Composition,” in accordance with our amended and restated certificate of incorporation effective immediately prior to the completion of this offering, our board of directors will be divided into three classes, with the number of directors in each class being as nearly equal in number as possible. The directors in each class will serve for staggered three-year terms, one class being elected each year by our stockholders. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.
In addition, our amended and restated certificate of incorporation and amended and restated bylaws will provide that the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of the members of our board of directors then in office, and that our directors may be removed only for cause. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that vacancies occurring on our board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of our board of directors, even though less than a quorum. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors is expressly authorized to adopt, amend or repeal our bylaws, and require a 66 2∕3% stockholder vote to amend our bylaws and certain provisions of our certificate of incorporation.
Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Choice of Forum
Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation, or our bylaws, or any issue, in one or more series, of all or any of the remaining shares of preferred stock, and, in the resolution or resolutions providing for such issue; any action to interpret, apply, enforce, or determine the validity of our certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. If any such action is filed in a court other than a court located within the State of Delaware, or a foreign action, in the name of any stockholder, that stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce our choice of forum, or an enforcement action, and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder, in each case, to the fullest extent permitted by law. In addition, our amended and restated certificate of incorporation and our amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Such provision is intended to benefit and may be enforced by us, our officers and directors, employees and agents, including the underwriters and any other professional or entity who has prepared or certified any part of this prospectus. Although our amended and restated certificate of incorporation and amended and restated bylaws will contain the choice of forum provisions described above, it is possible that a court could find one or more of these provisions inapplicable for a particular claim or action or that such provision is unenforceable. Further, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Nothing in our amended and restated certificate of incorporation or amended and restated bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law. Any person or entity purchasing or otherwise acquiring any interest in any of our securities will be deemed to have notice of and consented to the provisions of amended and restated certificate of incorporation or amended and restated bylaws described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. See “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock and Warrants — Our amended and restated certificate of incorporation will also provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.”
Listing
We have applied to list our common stock and warrants on the Nasdaq Capital Market under the trading symbols “EXYN”and “EXYNW,” respectively.

Transfer Agent and Registrar
Upon the closing of this offering, the transfer agent and registrar for our common stock will be Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 28 Liberty Street, Floor 53, New York, New York 10005 and its telephone number is (800) 468-9716.

SHARES ELIGIBLE FOR FUTURE SALE
Immediately prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.
Based on the number of shares of common stock outstanding as of        , 2026, upon completion of this offering,         shares of common stock will be outstanding (after giving effect to a     -for-       split of our common stock expected to be completed prior to the completion of this offering), assuming no exercise of the underwriters’ option to purchase additional shares and/or warrants. All of the shares sold in this offering will be freely tradable unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The       shares of common stock outstanding prior to this offering are restricted as a result of securities laws or lock-up agreements. These shares will generally become eligible for sale under Rule 144, subject to the volume limitations, manner-of-sale, and notice provisions described below under “Rule 144,” upon expiration of lock-up agreements at least six months after the date of this offering.
Rule 144
In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon completion of this offering without regard to whether current public information about us is available.
Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:
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1% of the number of shares of our common stock then outstanding, which will equal approximately        shares immediately after this offering; or

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the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner-of-sale, notice, and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.
Notwithstanding the availability of Rule 144, substantially all of our stockholders, as well as our directors and executive officers, have entered into lock-up agreements as described below and any restricted shares held by them will become eligible for sale at the expiration of the restrictions set forth in those agreements. After these contractual resale restrictions lapse, such stockholders and our directors and executive officers will be able to sell some or all of their shares of our common stock, subject only to applicable restrictions under federal and state securities laws.
Rule 701
Under Rule 701, shares of common stock acquired rights granted under compensatory stock plans may be resold by:

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persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

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our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information, and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Lock-Up Agreements
In connection with this offering, we, along with our directors, officers and the holders of 10% or more of our outstanding capital stock have agreed with the underwriters, through 180 days following the date of this prospectus, or the lock-up period, without the prior written consent of the Representative, we and they will not offer, sell, pledge or otherwise dispose of any of our securities, except for transfers in connection with the following: (i) bona fide gifts, charitable contributions, or bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any member of such holder's immediate family or to any trust for the direct or indirect benefit of such holder or the immediate family of such holder, or if the holder is a trust, to a trustor, trustee or beneficiary of the trust or to the estate of a trustor, trustee or beneficiary of such trust, (iv) to a corporation, partnership, limited liability company, investment fund or other entity (A) of which the holder and the immediate family of the holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests or (B) controlled by, or under common control with, the holder or the immediate family of the holder, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above, (vi) if the holder is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or common investment management with the holder or affiliates of the holder (including, for the avoidance of doubt, where the holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to current or former general or limited partners, managers or members, shareholders, equityholders or affiliates of the holder, or to the estates of any of the foregoing, (vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or any other order of a court or regulatory agency with jurisdiction over the holder, (viii) to our company upon death, disability, or if the holder is an employee of our company, termination of employment of the holder, (ix) as part of a sale of the holder’s lock-up securities acquired (A) from the underwriters in this offering or (B) in open market transactions after the closing date of this offering, or (x) to our company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise).
Upon the expiration of the lock-up period, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above. For a further description of these lock-up agreements, including certain exceptions, please see “Underwriting.”
Form S-8 Registration Statements
Following the completion of this offering       shares of our common stock may be granted under our 2026 Plan and       shares of our common stock may be granted under our 2026 ESPP, which amounts may be subject to annual adjustment. As soon as practicable after the completion of this offering, we intend to file with the SEC one or more registration statements on Form S-8 under the Securities Act to register the offer and sale of shares of our common stock that are issuable pursuant to the 2026 Plan and the 2026 ESPP. These registration statements will become effective immediately upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described above and Rule 144 limitations applicable to affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS OF OUR COMMON STOCK AND WARRANTS
The following is a summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of our units (which units or components thereof we sometimes refer to as our “securities” and holders thereof as “holders”) acquired pursuant to this offering by holders. This summary assumes that the securities are held as capital assets (within the meaning of Section 1221 of the Code, which generally means property held for investment). This summary does not discuss all of the U.S. federal income tax considerations applicable to holders, including those holders that are subject to special treatment under U.S. federal income tax laws, including, but not limited to: a dealer in securities or currencies; a broker-dealer; a financial institution; a qualified retirement plan, an individual retirement plan, or other tax-deferred account; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding securities as part of a hedging, integrated, conversion, or straddle transaction or a person deemed to sell securities under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of tax accounting; an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes (and partners or beneficial owners therein); a person that received such securities pursuant to the exercise of employee stock options or otherwise in connection with services provided; a former citizen or long-term resident of the United States; a corporation that accumulates earnings to avoid U.S. federal income tax; a corporation organized outside the United States, any state thereof or the District of Columbia that is nonetheless treated as a U.S. corporation for U.S. federal income tax purposes; a person that owns, or is deemed to own, more than 5% of such common stock (other than as specifically provided below); a “controlled foreign corporation;” or a “passive foreign investment company.”
Because the shares of common stock and warrant components of a unit are generally separable at the option of the holder, the holder of a unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying shares of common stock and warrant components. As a result, the discussion below with respect to holders of our shares of common stock and warrants should also apply to holders of units (as the deemed owners of the underlying components that constitute the units).
This summary is based upon provisions of the Code, its legislative history, applicable U.S. Treasury Regulations promulgated thereunder, published rulings, and judicial decisions, all as in effect as of the date hereof. Those authorities may be repealed, revoked, or modified, perhaps retroactively, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax considerations discussed below or that any position taken by the IRS would not be sustained. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to a particular holder in light of that holder’s circumstances, and does not address the Medicare tax imposed on certain investment income, the special tax accounting rules applicable to certain accrual method taxpayers under Section 451(b) of the Code, or any state, local, foreign, gift, estate, or alternative minimum tax considerations.
For purposes of this discussion, a “U.S. holder” is a beneficial holder of our securities that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our securities that is neither a U.S. holder nor a partnership (or any other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes regardless of its place of organization or formation. If a partnership (or other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner (or other equityholder) will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our securities is urged to consult its tax advisors as to the particular U.S. federal income tax consequences applicable to it.
PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF THE WARRANT AGENT AGREEMENT, ACQUIRING, OWNING, AND DISPOSING OF OUR SECURITIES IN LIGHT OF THEIR SPECIFIC SITUATIONS, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS, ANY APPLICABLE INCOME TAX TREATIES, AND ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS).
Allocation of Purchase Price and Characterization of a Unit
No statutory, administrative or judicial authority directly addresses the treatment of a unit or instruments similar to a unit for U.S. federal income tax purposes, and therefore that treatment is not entirely clear. The acquisition of a unit should be treated for U.S. federal income tax purposes as the acquisition of one share of our common stock and one warrant. We intend to treat the acquisition of a unit in this manner and, by purchasing a unit, you must adopt such treatment for tax purposes. For U.S. federal income tax purposes, each holder of a unit must allocate the purchase price paid by such holder for such unit between the share of our common stock and the warrant based on the relative fair market value of each at the time of issuance. The price allocated to each share of our common stock and warrant should be the stockholder’s tax basis in such share of our common stock and warrant. Any disposition of a unit should be treated for U.S. federal income tax purposes as a disposition of a share of our common stock and the warrant comprising the unit, and the amount realized on the disposition should be allocated between the share of common stock and the warrant based on their respective relative fair market values. The separation of a share of our common stock and the warrant constituting a unit, as applicable, should not be a taxable event for U.S. federal income tax purposes.
The foregoing treatment of the unit and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisor regarding the tax consequences of an investment in a unit (including alternative characterizations thereof). The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.
Tax Consequences to U.S. Holders
Distributions on Common Stock
As discussed above under “— Dividend Policy,” we do not currently expect to make distributions on our common stock. In the event that we do make distributions of cash or other property, distributions paid on common stock, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. holders should consult their tax advisors regarding the availability of the reduced tax rate on dividends in light of their particular circumstances. Dividends received by a corporate U.S. holder should be eligible for the dividends-received deduction if the U.S. holder meets certain holding period and other applicable requirements.
Constructive Dividends on the Warrants
Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not result in a constructive distribution. Any constructive distributions would generally be subject to the tax treatment described above under “— Distributions on Common Stock.”
Sale or Other Disposition of Our Common Stock
For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held the common stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. holder’s tax basis in the common stock disposed of and the amount realized on the disposition (or, if the shares of common stock or warrants are held as part of units at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the shares of common stock or warrants based upon the then fair market values of the shares of common stock and the warrants included in the units, as applicable). Long-term capital gains recognized by non-corporate U.S. holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.
Sale or Other Disposition, Exercise or Expiration of Warrants
For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a warrant (other than by exercise) will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder held the warrant for more than one year at the time of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. holder’s tax basis in the warrants disposed of and the amount realized on the disposition.
In general, a U.S. holder will not be required to recognize income, gain or loss upon the exercise of a warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. A U.S. holder’s tax basis in a share of common stock received upon exercise will be equal to the sum of (1) the U.S. holder’s tax basis in the warrant and (2) the exercise price of the warrant. A U.S. holder’s holding period in the stock received upon exercise will commence on the day or the day after such U.S. holder exercises the warrant.
The tax consequences of a cashless exercise of a warrant, however, is not clear under current tax law. A redemption of warrants in exchange for common stock may be tax deferred because the redemption is a recapitalization for U.S. federal income tax purposes. In a tax-deferred situation, a U.S. holder’s basis in the common stock received generally should equal the U.S. holder’s basis in the warrants redeemed therefor. If the redemption is not a recapitalization, it is unclear whether a U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of the redemption or on the date of redemption of the warrants; in either case, the holding period would not include the period during which the U.S. holder held the warrants. If the redemption is a recapitalization, the holding period of the common stock would include the holding period of the warrants redeemed.
It is also possible that a redemption could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered the warrants with an aggregate fair market value equal to the redemption price for the total number of warrants to be exercised.
The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. holder’s adjusted tax basis in such warrants. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the U.S. holder’s tax basis in the warrants redeemed. It is unclear in this case whether a U.S. holder’s holding period for common stock would commence on the date following the date of the redemption or on the date of the redemption of the warrants; in either case, the holding period would not include the period during which the U.S. holder held the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of the redemption, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. U.S. holders should consult their own tax advisors regarding the redemption of the warrants.
If a warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to such U.S. holder’s tax basis in the warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. holder’s holding period in the warrant is more than one year. The deductibility of capital losses is subject to limitations.
Tax Consequences to Non-U.S. Holders
Distributions on Our Common Stock
Distributions with respect to common stock or warrants (including as described under “— Tax Consequences to U.S. Holders — Constructive Dividends on Warrants”), if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current or accumulated earnings and profits will be treated as a tax-free return of capital and will first be applied to reduce the non-U.S. holder’s tax basis in its common stock or warrants, but not below zero. Any remaining amount will then be treated as gain from the sale or exchange of the common stock or warrant and will be treated as described under “— Sale or Other Disposition of Our Common Stock or Warrants” below.
Distributions treated as dividends that are paid to a non-U.S. holder, if any, with respect to shares of our common stock or warrants will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty between the United States and such holder’s country of residence) of the gross amount of the dividends unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, subject to the discussion below regarding foreign accounts. If a non-U.S. holder is engaged in a trade or business within the United States and dividends with respect to the common stock or warrants are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base, then although the non-U.S. holder generally will be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on those dividends on a net income basis at regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax equal to 30% (or such lower applicable income tax treaty rate between the United States and such holder’s country of residence) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). In the case of a non-U.S. holder that is an entity, U.S. Treasury Regulations and the applicable income tax treaty provide rules to determine whether, for purposes of determining the applicability of an income tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a non-U.S. holder holds our common stock or warrants through a financial institution or other agent acting on the holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent. Such non-U.S. holder’s agent will then be required to provide certification to us or our paying agent.
A non-U.S. holder of our common stock or warrants that wishes to claim the benefit of a reduced rate of withholding tax under an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to furnish to us or our paying agent a properly executed valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the exemption or reduced rate. If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty and such non-U.S. holder does not timely file the required certification, it may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
Sale or Other Disposition of Our Common Stock or Warrants
Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain from a sale, exchange or other disposition of our common stock or warrants unless: (a) that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed-base maintained by the non-U.S. holder); (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (c) we are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for our common stock, and certain other requirements are met. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes. Even if we are treated as a United States real property holding corporation, gain realized by a non-U.S. holder on a disposition of our securities will generally not be subject to U.S. federal income tax so long as (1) in the case of our common stock, (A) the non-U.S. holder owned, directly, indirectly, actually or constructively, no more than 5% of our common stock at all times within the shorter of (x) the five-year period preceding the disposition, or (y) the non-U.S. holder’s holding period, and (B) our common stock is regularly traded on an established securities market, as defined in applicable U.S. Treasury Regulations, and (2) in the case of the warrants, either (A)(i) shares of our common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, (ii) the warrants are not considered regularly traded on an established securities market and (iii) the non-U.S. holder does not own, actually or constructively, warrants with a fair market value greater than the fair market value of 5% of the shares of our common stock, determined as of the date that such non-U.S. holder acquired its warrants, or (B)(i) the warrants are considered regularly traded on an established securities market, and (ii) the non-U.S. holder owns or owned, actually and constructively, 5% or less of the warrants throughout the five-year period ending on the date of the sale or exchange. Although Nasdaq qualifies as an established securities market, there can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. The warrants are not expected to be regularly traded on an established securities market. If a non-U.S. holder’s gain on disposition of our common stock is taxable because we are a United States real property holding corporation and such non-U.S. holder’s ownership of our common stock exceeds 5%, such non-U.S. holder will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of such non-U.S. holder’s common stock may be required to withhold tax with respect to that obligation.
If a non-U.S. holder is described in clause (a) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on the net gain derived from the disposition at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a rate equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits. If the non-U.S. holder is an individual described in clause (b) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by certain U.S. source capital losses even though the non-U.S. holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders are urged to consult their tax advisors about any applicable income tax treaties that may provide for different rules.
Exercise or Expiration of Warrants
In general, a non-U.S. holder will not be required to recognize income, gain or loss upon the exercise of a warrant by payment of the exercise price, except possibly to the extent of cash paid in lieu of a fractional share.

Subject to the discussion below regarding gain attributable to the disposition of stock in a United States real property holding corporation in the section titled “— Sale or Other Disposition of Our Common Stock or Warrants” — and assuming a non-U.S. holder is not engaged in the conduct of a trade or business within the U.S. — the characterization for U.S. federal income tax purposes of the cashless exercise of a non-U.S. holder’s warrants will generally correspond to the U.S. federal income tax characterization of such a cashless exercise as described under “— Tax Consequences to U.S. Holders — Sale or Other Disposition, Exercise or Expiration of Warrants” above.
If a warrant expires without being exercised, a non-U.S. holder that is engaged in a U.S. trade or business to which any income from the warrant would be effectively connected or who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the expiration occurs (and certain other conditions are met) will recognize a capital loss in an amount equal to such non-U.S. holder’s tax basis in the warrant. The amount paid to purchase our common stock and warrants will be apportioned between them in proportion to the respective fair market values of the common stock and warrants, and the apportioned amount will be the tax basis of the common stock and warrants respectively. The fair market value of our common stock for this purpose will generally be its trading value immediately after issuance.
Information Reporting and Backup Withholding Tax
Information returns may be filed with the IRS in connection with distributions on our common stock or constructive dividends on the warrants, and the proceeds of a sale or other disposition of the common stock or the warrants. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent (generally, on an IRS Form W-9) and comply with certification procedures or otherwise establish an exemption from backup withholding.
We report to our non-U.S. holders and the IRS certain information with respect to any distributions we make on our common stock, including the gross amount of any distribution paid during any fiscal year, the name and address of the recipient, and the amount, if any, of tax withheld. All distributions to holders of common stock are subject to any applicable withholding. Information reporting requirements generally apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or withholding was reduced by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then-applicable rate (currently, 24%). Backup withholding, however, generally will not apply to distributions on our common stock to a non-U.S. holder, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Foreign Accounts
Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally impose certain withholding taxes on certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. A 30% withholding tax may apply to certain “withholdable payments” made to a “foreign financial institution” or to a “non-financial foreign entity” (as defined under FATCA) unless (a) the “foreign financial institution” undertakes certain diligence and reporting obligations and other specified requirements are satisfied, (b) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied, or (c) the foreign entity is otherwise exempt under FATCA. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or comply with comparable requirements under an applicable inter-governmental agreement between the United States and the foreign financial institution’s home jurisdiction. “Withholdable payments” under FATCA generally include dividends on our common stock. Under proposed U.S. Treasury Regulations, on which taxpayers (including withholding agents) generally are permitted to rely pending finalization, FATCA withholding will not apply to gross proceeds from the sale or other disposition of our common stock. Holders should consult their own tax advisors regarding the implications of these rules on their investment in our common stock and the entities through which they hold our common stock, including without limitation, the process and deadlines for meeting the applicable requirements to avoid the imposition of the 30% withholding tax under FATCA.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement, dated           , between among us and, Lucid Capital Markets, LLC, as the Representative of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us the respective number of units shown opposite its name below:
Underwriter	Number of Units
Lucid Capital Markets, LLC
Total
The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the units if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.
The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock and warrants as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock or warrants, that you will be able to sell any of the common stock or warrants held by you at a particular time or that the prices that you receive when you sell will be favorable.
The underwriters are offering the units subject to their acceptance of the units from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority except sales to accounts over which they have discretionary authority to exceed 5% of the units being offered.
Commission and Expenses
The underwriters have advised us that they propose to offer the units to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $      per unit. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $      per unit to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the Representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.
The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares and/or warrants.

	Per Unit		Total
	Without Option to Purchase Additional Securities	With Option to Purchase Additional Securities	Without Option to Purchase Additional Securities	With Option to Purchase Additional Securities
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$
We estimate that the total expenses of this offering payable by us will be $      , excluding underwriting discounts and commissions. We have agreed to pay all expenses relating to the offering, including but not limited to, filing fees incurred in registering the offering with the Financial Industry Regulatory Authority, Inc. (“FINRA”), our expenses associated with “due diligence” and “road show” meetings, and actual accountable expenses of the Representative, subject to a maximum amount of $175,000, which amount includes expenses for the Representative’s legal counsel and road show expenses.
Determination of Offering Price
Prior to this offering, there has not been a public market for our common stock or warrants. Consequently, the initial public offering price for our units will be determined by negotiations between us and the Representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.
We offer no assurances that the initial public offering price will correspond to the price at which the common stock or warrants will trade in the public market subsequent to the offering or that an active trading market for the common stock or warrants will develop and continue after the offering.
Listing
We have applied to have our common stock and warrants listed on the Nasdaq Capital Market under the trading symbols “EXYN” and “EXYNW,” respectively.
Option to Purchase Additional Shares and/or Warrants
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of        shares and/or additional        warrants to purchase up to        shares from us at the public offering price set forth on the cover page of this prospectus, in any combination thereof, at the initial public offering price, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares and/or warrants proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares and/or warrants than the total number set forth on the cover page of this prospectus.
No Sales of Similar Securities
In connection with this offering, we, along with our directors, officers and the holders of 10% or more of our outstanding capital stock have agreed with the underwriters, through 180 days following the date of this prospectus, or the lock-up period, without the prior written consent of the Representative, we and they will not offer, sell, pledge or otherwise dispose of any of our securities, except for transfers in connection with the following: (i) bona fide gifts, charitable contributions, or bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any member of such holder’s immediate family or to any trust for the direct or indirect benefit of such holder or the immediate family of such holder, or if the holder is a trust, to a trustor, trustee or beneficiary of the trust or to the estate of a trustor, trustee, or beneficiary of such trust, (iv) to a corporation, partnership, limited liability company, investment fund or other entity (A) of which the holder and the immediate family of the holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests or (B) controlled by, or under common control with, the holder or the immediate family of the holder, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above, (vi) if the holder is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or common investment management with the holder or affiliates of the holder (including, for the avoidance of doubt, where the holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to current or former general or limited partners, managers or members, shareholders, equityholders or affiliates of the holder, or to the estates of any of the foregoing, (vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or any other order of a court or regulatory agency with jurisdiction over the holder, (viii) to our company upon death, disability, or if the holder is an employee of our company, termination of employment, of the holder, (ix) as part of a sale of the holder’s lock-up securities acquired (A) from the underwriters in this offering or (B) in open market transactions after the closing date of this offering, or (x) to our company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise).
Right of First Refusal
Subject to certain conditions, we granted to the Representative, for a period beginning on the closing of this offering and ending twelve (12) months thereafter, the right of first refusal to act as investment banker, financial advisor, or other similar professional in connection with a fairness opinion, valuation, recapitalization, capital raising, sale, business combination, or similar transaction of us, or any successor to or any subsidiary of our company. We will negotiate in good faith with the Representative regarding the Representative’s provision of such services and will offer the Representative the opportunity to serve as lead left agent or in another equivalent role mutually agreed upon by us and the Representative, with economics representing not less than 50% of any associated fees. In accordance with FINRA Rule 5110(g)(6), such right of first refusal shall not have a duration of more than three years from the commencement of sales of this offering.
Representative’s Warrants
Upon the closing of this offering, we have agreed to issue to the Representative warrants to purchase a number of shares of common stock equal to 2.5% of the total number of shares included in the units sold in this offering (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per unit sold in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the consummation of this offering.
The Representative’s Warrants and the shares of common stock underlying the Representative’s Warrants have been deemed compensation by FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the shares underlying the Representative’s Warrants, nor will the Representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying shares for a period of 180 days from the effective date of the registration statement of which this prospectus forms a part. Additionally, the Representative’s Warrants may not be sold transferred, assigned, pledged, or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of the Representative’s Warrants and the shares underlying such Representative’s Warrants in the event of recapitalization, merger, stock split, stock dividend or consolidation and further, the number of shares underlying the Representative’s Warrants may be reduced if necessary to comply with FINRA rules and regulations.

Tail Fee
If we sell securities to investors first contacted in writing by the Representative in connection with an offering within twelve (12) months following the date of this prospectus, we shall pay the Representative the underwriting fees set forth herein for each such sale.
Stabilization
The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.
“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock and/or warrants in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock and/or warrants or purchasing shares of our securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the option to purchase additional shares and/or warrants.
“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock and/or warrants. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.
A stabilizing bid is a bid for the purchase of securities on behalf of the underwriters for the purpose of fixing or maintaining the price of the security. A syndicate covering transaction is the bid for or the purchase of securities on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the securities originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.
The underwriters may also engage in passive market making transactions in our securities on Nasdaq in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of units in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our securities to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and, if commenced, may end passive market making activities at any time.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of securities for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Other Activities and Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Disclaimers About Non-U.S. Jurisdictions
Selling Restrictions
Canada
This prospectus constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the securities and any representation to the contrary is an offence.
Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33 — 105 Underwriting Conflicts (“NI 33 — 105”). Pursuant to section 3A.3 of NI 33 — 105, this prospectus is exempt from the requirement that the issuer and the underwriter(s) provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the issuer and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33 — 105.
Resale Restrictions
The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement that the issuer prepares and files a prospectus under applicable Canadian securities laws. Any resale of the securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.
Representations of Purchasers
Each Canadian investor who purchases the securities will be deemed to have represented to the issuer and the underwriter(s) that the investor (i) is purchasing the securities as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45 — 106 Prospectus Exemptions (“NI 45 — 106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31 — 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.
Taxation and Eligibility for Investment
Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the securities or with respect to the eligibility of the securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.
Rights of Action for Damages or Rescission
Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45 — 501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45 — 107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.
Language of Documents
Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur Canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Australia
This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Australia’s Corporations Act 2001 (Cth) (the “Corporations Act”) of Australia. This document has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this document in Australia:
You confirm and warrant that you are either:
•
a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•
a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

•
a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance.
You warrant and agree that you will not offer any of the shares issued to you pursuant to this document for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.
European Economic Area
In relation to each member state of the European Economic Area (each a “Member State”), no securities have been offered or will be offered pursuant to the offer described herein in that Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that the securities may be offered to the public in that Member State at any time:
(i)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(ii)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(iii)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Member State who acquires any securities in the offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the issuer and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed to and with the issuer and the underwriters that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Member State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. Neither the issuer nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final placement of securities contemplated in this document.

The issuer and the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
In Member States, this document is being distributed only to, and is directed only at, persons who are “qualified investors” within the meaning of Article 2(e) of the Prospectus Regulation (“Qualified Investors”). This document must not be acted on or relied on in any Member State by persons who are not Qualified Investors. Any investment or investment activity to which this document relates is available in any Member State only to Qualified Investors and will be engaged in only with such persons.
Hong Kong
No securities have been, may be or will be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding UP and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”), or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No document, invitation or advertisement relating to the securities has been issued or may be issued or will be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
This document has not been and will not be registered with the Registrar of Companies in Hong Kong. Accordingly, this document may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this document and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.
Japan
The offering has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 of Japan, as amended) (the “FIEA”), and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
This document has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person as defined under Section 275(2) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA and where (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA. In the event that you are not an investor falling within any of the categories set out above, please return this document immediately. You may not forward or circulate this document to any other person in Singapore.
No offer is made to you with a view to the securities being subsequently offered for sale to any other party. There are on-sale restrictions that may be applicable to investors who acquire securities. As such, investors are advised to acquaint themselves with the provisions of the SFA relating to resale restrictions and comply accordingly.
Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the securities under Section 275 of the SFA except:

•
to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•
where no consideration is given for the transfer;

•
where the transfer is by operation of law;

•
as specified in Section 276(7) of the SFA; or

•
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Markets Law, DIFC Law No. 1 of 2012, as amended. This prospectus is intended for distribution only to persons of a type specified in the Markets Law, DIFC Law No. 1 of 2012, as amended. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority (DFSA) has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the issuer or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.
Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
United Kingdom
In relation to the United Kingdom, no securities have been offered or will be offered pursuant to the offer described herein to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the UK Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:
(i)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(ii)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(iii)
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”),

provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Each person in the United Kingdom who acquires any securities in the offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the issuer and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.
In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed to and with the issuer and the underwriters that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the United Kingdom to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. Neither the issuer nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final placement of securities contemplated in this document.
The issuer and the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of United Kingdom law by virtue of the European Union (Withdrawal) Act 2018.
In the United Kingdom, this document is being distributed only to, and is directed only at, persons who are “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation who are also: (i) persons who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); (ii) persons falling within Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. Any investment or investment activity to which this document relates is available in the United Kingdom only to relevant persons and will be engaged in only with such persons.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) may only be communicated or caused to be communicated in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply. All applicable provisions of the FSMA and the Order must be complied with in respect of anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

LEGAL MATTERS
The validity of the shares of common stock underlying the units and the warrants being offered by this prospectus will be passed upon for us by DLA Piper LLP (US), Short Hills, New Jersey. Loeb & Loeb LLP, New York, New York is acting as counsel for the underwriters.
EXPERTS
The consolidated financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Stephano Slack LLC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 2118 Washington Avenue, Suite 1000, Philadelphia, PA 19146.
Upon effectiveness of the registration statement of which this prospectus forms a part, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the web site of the SEC referred to above. We also maintain a website at www.exyn.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Exyn Technologies, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Exyn Technologies, Inc. (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2025 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt About its Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has experienced negative cash flows from operations and net losses for the years ended December 31, 2025 and 2024 and further losses are anticipated in the development of its business, all of which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Stephano Slack LLC
We have served as the Company’s auditor since 2025
Wayne, Pennsylvania
March 17, 2026

EXYN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$812,534	$1,981,564
Accounts receivable, net	1,456,208	1,733,929
Inventories, net	1,622,833	1,598,840
Prepaid expenses and other current assets	1,246,286	339,418
Total current assets	5,137,861	5,653,751
Property and equipment, net	344,114	612,750
Right of use assets	312,041	458,894
Other assets	63,700	63,700
Total assets	$5,857,716	$6,789,095
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,618,701	$1,038,796
Accrued expenses and other current liabilities	1,866,123	1,612,833
SAFE liabilities	6,887,000	—
Deferred revenues	348,538	129,140
Current portion of operating lease liabilities	156,797	146,515
Current portion of notes payable, net	2,643,837	3,462,515
Total current liabilities	13,520,997	6,389,799
Long-term liabilities:
Operating lease liabilities, net of current portion	167,290	324,107
Long-term portion of notes payable, net	3,480,155	—
Total long-term liabilities	3,647,445	324,107
Total liabilities	17,168,442	6,713,906
Stockholders’ equity (deficit)
Preferred Stock, $0.0001 par value, 74,382,714 shares authorized and 64,322,487 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	6,432	6,432
Common Stock, $0.0001 par value, 128,000,000 shares authorized and 33,062,488 and 32,915,388 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	3,307	3,292
Additional paid-in capital	64,639,199	63,817,469
Accumulated deficit	(75,913,195)	(63,721,509)
Accumulated other comprehensive income	(46,470)	(30,496)
Total stockholders’ equity (deficit)	(11,310,726)	75,189
Total liabilities and stockholders’ equity (deficit)	$5,857,716	$6,789,095
The accompanying notes are an integral part of these consolidated financial statements.

EXYN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years ended December 31, 2025 and 2024
	Year Ended December 31, 2025	Year Ended December 31, 2024
Revenues, net	$5,810,504	$5,568,280
Cost of revenues	3,720,224	3,611,850
Gross profit	2,090,281	1,956,430
Operating expenses:
Selling, general, and administrative expenses	6,209,055	6,358,094
Research and development expenses	4,730,789	6,487,224
Stock-based compensation	806,937	935,525
Restructuring and severance	—	349,630
Total operating expenses	11,746,781	14,130,473
Operating loss	(9,656,500)	(12,174,043)
Non-operating income (expense):
Interest expense	(399,384)	(315,167)
Interest income	21,436	138,133
Noncash change in fair value of SAFE liabilities	(2,187,000)	—
Other expense	29,761	(459,040)
Total non-operating income (expense)	(2,535,187)	(636,074)
Net loss before income tax benefit	(12,191,687)	(12,810,117)
Income Tax Benefit	—	—
Net loss	$(12,191,687)	$(12,810,117)
	—	—
Net loss per share:
Net loss per share-Basic and Diluted	(0.37)	(0.39)
Weight average number of common shares outstanding-basic and diluted	33,062,488	32,915,388
The accompanying notes are an integral part of these consolidated financial statements.

EXYN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
	Accumulated Other Comprehensive Loss
	2025	2024
Net loss	$(12,191,687)	$(12,810,117)
Foreign currency translation-unrealized loss	(15,973)	(25,247)
Comprehensive loss	$(12,207,660)	$(12,835,364)
The accompanying notes are an integral part of these consolidated financial statements.

EXYN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years ended December 31, 2025 and 2024
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – December 31, 2023	59,779,602	$5,978	32,900,388	$3,290	$57,918,842.00	(50,911,392)	$(5,249)	$7,011,470
Exercise of stock options			15,000	2	2,998			3,000
Issuance of preferred stock, net of offering costs	4,542,885	454			4,960,104			4,960,558
Foreign currency translation							(25,247)	(25,247)
Stock-based compensation	—	—	—	—	935,525	—		935,525
Net loss	—	—		—		(12,810,117)		(12,810,117)
Balance – December 31, 2024	64,322,487	$6,432	32,915,388	$3,292	$63,817,469	$(63,721,509)	$(30,496)	$75,189
Exercise of stock options			147,100	15	14,794			14,808
Foreign currency translation							(15,973)	(15,973)
Stock-based compensation	—	—	—	—	806,937	—		806,937
Net loss	—	—		—		(12,191,687)		(12,191,687)
Balance – December 31, 2025	64,322,487	$6,432	33,062,488	$3,307	$64,639,199	$(75,913,195)	$(46,470)	$(11,310,726)
The accompanying notes are an integral part of these consolidated financial statements.

EXYN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years ended December 31, 2025, and 2024
	Year Ended December 31, 2025	Year Ended December 31, 2024
Cash flows from operating activities:
Net loss	$(12,191,687)	$(12,810,117)
Adjustments to reconcile net loss to net cash used in Operating activities:
Depreciation and amortization	318,964	421,919
Amortization of debt issuance costs	17,640	28,000
Amortization of right of use assets	146,853	141,264
Noncash change in fair value of SAFE liabilities	2,187,000	—
Stock-based compensation	806,937	935,525
Change in provision for credit losses	42,492	66,301
Changes in assets and liabilities:
Accounts receivable	235,229	(718,549)
Inventories	(39,967)	299,761
Prepaid expenses & other current assets	(906,867)	31,508
Accounts payable	579,905	115,807
Accrued expenses & other current liabilities	472,688	223,384
Operating lease liabilities	(146,535)	(137,448)
Net cash used in operating activities	(8,477,349)	(11,402,645)
Cash flows from investing activities:
Purchases of property and equipment	(50,328)	(10,646)
Net cash used by investing activities	(50,328)	(10,646)
Cash flows from financing activities:
Net proceeds from issuance of preferred stock	—	4,960,558
Proceeds from exercise of stock options	14,808	3,000
Net borrowings from notes payable	2,643,838	3,500,000
Proceeds from issuance of SAFE agreements	4,700,000	—
Net cash provided by financing activities	7,358,646	8,463,558
Net change in cash	(1,169,030)	(2,949,733)
Cash, beginning of year:	1,981,564	4,931,297
Cash, end of year:	$812,534	$1,981,564
Supplemental disclosure of cash flow information:
Cash paid for interest	$338,047	$304,110
Cash paid for income tax	$—	$—
Non-cash investing and financing activity
Initial recognition of operating lease liabilities and ROU assets	$—	$682,498
Reclassification of deferred debt discount from prepaid expenses to discount on note payable	$—	$65,485
The accompanying notes are an integral part of these consolidated financial statements.

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
1.   NATURE OF OPERATIONS AND BASIS OF PRESENTATION
Exyn Technologies, Inc. (“Exyn” or the “Company”) was incorporated in the State of Delaware on December 10, 2014. The Company is a technology company pioneering autonomous aerial robot systems for complex, GPS-denied environments. Its full-stack solution enables flexible deployment of single or multi-robot fleets that can intelligently navigate and dynamically adapt to challenging environments in real time.
As of December 31, 2025, Exyn had two wholly owned subsidiaries:
•
Exyn Latin America SPA (“Exyn Latam”): Formed in April 2023 to focus on business development and sales in the Latin America region.

•
Exyn Defense, Inc. (“Range”): Formed in October 2024 to focus on business development and sales in the defense industry in the US and internationally. This subsidiary had no activity during the year ended December 31, 2025.

Unless otherwise indicated, references to “Exyn” or the “Company” herein collectively refer to Exyn Technologies, Inc. and its subsidiaries.
Basis of Presentation.   The accompanying audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant intercompany transactions and balances have been eliminated in consolidation.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates.   The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The Company’s significant estimates used in these consolidated financial statements include, but are not limited to, revenue recognition, fair value of stock-based compensation, and the determination of the economic useful life of depreciable property and equipment. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates.
Cash and Cash Equivalents.   The Company considers all highly liquid, short-term investments with original maturities of three months or less when purchased to be cash equivalents.
Accounts Receivable.   Accounts receivable are carried at their contractual amounts, less an estimated allowance for credit losses. Credit is granted in the normal course of business without collateral. The typical payment term is 30 days. Management estimates the allowance for credit losses using a loss-rate approach based on historical loss information, adjusted for management’s expectations about current and future economic conditions, as the basis to determine expected credit losses. Management exercises significant judgment in determining expected credit losses. Key inputs include macroeconomic factors, industry trends, the creditworthiness of counterparties, historical experience, the financial conditions of the customers, and the amount and age of past due accounts. Management believes that the composition of receivables at year-end is consistent with historical conditions as credit terms and practices and the client base has not changed significantly. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for credit losses only after all collection attempts have been exhausted. The allowance for credit losses was $203,960 and $173,267 as of December 31, 2025 and 2024, respectively. The following customers individually represented 10% or more of total accounts receivable as of December 31, 2025 and 2024:

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
	December 31, 2025	December 31, 2024
Customer A	12%	33%
Customer B	—	19%
Inventories.   Inventory is recorded at the lower of cost or net realizable value on a average basis. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete, or slow moving based on a review of recent sales trends and expected future demand.
Property and Equipment.   Property and equipment are stated at cost, net of accumulated depreciation and amortization, which is recorded commencing at the in-service date using the straight-line method over the estimated useful lives of the assets, as follows: 3 to 5 years for lab, office and computer equipment, 5 to 7 years for furniture and fixtures, 10 to 15 years for building improvements, and 5 years for software. When fixed assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the statements of comprehensive loss for the respective period. Minor additions and repairs are expensed in the period incurred. Major additions and repairs which extend the useful life of existing assets are capitalized and depreciated using the straight-line method over their remaining estimated useful lives.
Deferred revenue.   The Company classifies amounts billed to customers for which the related services or performance obligations have not yet been satisfied as deferred revenue, which represents contract liabilities under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606. These amounts are recorded as a contract liability until the Company fulfills its obligations under the contract.
Deferred revenue activity for the years ended December 31, 2025 and 2024 is summarized as follows:
	2025	2024
Balance, beginning of year	$129,140	$281,403
Billings in advance of revenue recognition	376,981	26,169
Revenue recognized from beginning balance	(157,583)	(178,432)
Balance, end of year	$348,538	$129,140
All deferred revenue outstanding as of December 31, 2025 is expected to be recognized within the following twelve months. Because the Company’s contracts have an original expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14 and does not disclose information about remaining performance obligations.
Contingent Liabilities.   The Company, from time to time, may be involved in certain legal proceedings. Based upon consultation with outside counsel handling its defense in these matters and the Company’s analysis of potential outcomes, if the Company determines that a loss arising from such matters is probable and can be reasonably estimated, an estimate of the contingent liability is recorded in its consolidated financial statements. If only a range of estimated loss can be determined, an amount within the range that, based on estimates, assumptions and judgments, reflects the most likely outcome, is recorded as a contingent liability in the consolidated financial statements. In situations where none of the estimates within the estimated range is a better estimate of probable loss than any other amount, the Company records the low end of the range. Any such accrual would be charged to expense in the appropriate period. Litigation expenses for these types of contingencies are recognized in the period in which the litigation services were provided.
Stock-based Payments
The Company accounts for stock-based compensation under the provisions of FASB ASC 718, “Compensation — Stock Compensation”, which requires the measurement and recognition of compensation

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. The fair value of restricted stock awards is estimated by the market price of the Company’s common stock at the date of grant. Restricted stock awards are being amortized to expense over the shorter of the requisite service period or the actual vesting period. The Company estimates the fair value of option and warrant awards on the date of grant using the Black-Scholes model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the shorter of the requisite service period or the actual vesting period, using the straight-line method. In June 2018, the FASB issued Accounting Standard Update (“ASU”) No. 2018-07, Compensation — Stock Compensation (Topic 718), Improvements to Nonemployee stock-based Payment Accounting (the “2018 Update”). The amendments in the 2018 Update expand the scope of Topic 718 to include stock-based payment transactions for acquiring goods and services from non-employees. Prior to the 2018 Update, Topic 718 applied only to share-based transactions to employees. Consistent with the accounting requirement for employee stock-based payment awards, nonemployee stock-based payment awards within the scope of Topic 718 are measured at grant-date fair value of the equity instruments that an entity is obligated to issue when the good has been delivered or the service has been rendered and any other conditions necessary to earn the right to benefit from the instruments have been satisfied.
The Company has elected to account for forfeiture of stock-based awards as they occur.
Warrants.   The Company classifies a warrant to purchase shares of its common stock as equity on its consolidated balance sheets as this warrant is a free-standing financial instrument that is indexed to the Company’s own stock and meets the criteria for equity classification. Each warrant is initially recorded within equity at the date of grant, net of issuance costs, and is not subsequently re-measured. Changes in the fair value of the warrant are not recognized after the initial measurement. The warrants will remain classified in equity until they are exercised or expire.
Revenue Recognition.   In accordance with FASB ASC 606, “Revenue from Contracts with Customers”, the Company recognizes revenue when it satisfies performance obligations, by transferring promised goods or services to customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for fulfilling those performance obligations. The Company’s primary revenue streams include sales of aerial robotic systems and related software solutions, service revenue and subscription revenue generated through the Company’s installment program.
Product Sales
Beginning in August 2024, revenue for product sales is recognized upon shipment, which is the point in time when control of the product transfers to the customer. Prior to August 2024, revenue was recognized upon customer receipt.
Subscription Revenue Installment Program
The Company offers customers an installment-based subscription program under which a drone is delivered to the customer at the outset, and the customer pays fixed monthly subscription fees usually over a 24-month term. Customers may cancel the arrangement at any time by providing 90 days’ notice and returning the drone at the end of the notice period. Because the customer may cancel the arrangement prior to completing the 24-month term, the Company does not have an unconditional right to the remaining consideration at the time of delivery.
Under ASC 606, the Company has determined that the installment program represents a series of monthly performance obligations to provide the customer with access to and use of the drone for as long as the customer continues to participate in the program. Revenue is recognized monthly, as invoices are issued and the Company’s right to consideration for each installment becomes unconditional. A trade

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
receivable is recorded only for amounts invoiced. The total monthly subscription fees over the 24-month period equal the cash selling price of the drone. The Company evaluated whether the installment program includes a significant financing component and concluded that it does not, as the absence of interest represents a sales incentive.
Service Revenue
Service revenue is recognized over time as the related services are performed, based on the nature of the underlining service arrangement.
Remaining Performance Obligations
As of December 31, 2025 and December 31, 2024, deferred revenue totaled $348,538 and $129,140, respectively, representing amounts billed in advance for which performance obligations have not yet been satisfied.
Concentrations
Three and two customers represented in the aggregate 36% and 28% of total revenues for the years ended December 31, 2025 and 2024, respectively, as shown below:
	2025	2024
Customer A	14%	15%
Customer B	11%	13%
Customer C	11%
Cost of Revenues.   Cost of revenues includes materials, wages, freight charges, depreciation and inspection costs.
Comprehensive income.   The Company follows ASC 220 in reporting comprehensive income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Other comprehensive income is limited to foreign currency translation adjustments. Therefore, total comprehensive income includes net income (loss) and foreign currency translation adjustments.
Foreign Currency Transactions and Translation.   Exyn’s functional currency is the United States Dollar (“USD”) and the Exyn Latam functional currency is the Chilean Peso (“CLP”).
For the purpose of presenting these consolidated financial statements the reporting currency is USD. The Company’s assets and liabilities are expressed in USD at the exchange rate on the balance sheet date, equity accounts are translated at historical rates, and income and expense items are translated at the weighted average exchange rate during the period. The resulting translation adjustments are reported under accumulated other comprehensive income in the stockholders’ equity section of the balance sheets.
Transactions in currencies other than the entity’s functional currency are recorded at the rates of exchange prevailing on the date of the transaction.
Exchange rate used for the translation as follows:
	12/31/2025	12/31/2024
CLP to USD
Spot	$907.13	$996.46
Average	$951.50	$996.46

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Earnings Per Share.   The Company follows ASC 260 when reporting Earnings Per Share (“EPS”) resulting in the presentation of basic and diluted earnings per share. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of vested common shares outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of vested common shares outstanding, plus the effect of potentially dilutive common stock equivalents, if any. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.
For the years ended December 31, 2025 and 2024, the Company had net losses and therefore all potentially dilutive securities were excluded from the diluted EPS calculation, as their inclusion would have been anti-dilutive.
As of December 31, 2025 and 2024, the Company excluded the following common stock equivalents, from its calculation of diluted EPS, as their effect would have been anti-dilutive.
	2025	2024
Convertible Preferred Stock	62,358,665	62,358,665
Options	12,318,736	10,936,325
Warrants for equity investors and placement agent	1,957,003	1,957,003
Total Common Stock Equivalents	76,634,405	75,251,994
During the year ended December 31, 2025, the Company issued Simple Agreements for Future Equity (“SAFE”), which are contingently convertible upon the occurrence of specified events (e.g., an equity financing or liquidity event); as such conditions were not met as of December 31, 2025, the related shares are not considered issuable and are therefore excluded from the table above.
Deferred Financing Costs.   Deferred financing costs include debt discounts and debt issuance costs related to a recognized debt liability and are presented in the balance sheet as a direct deduction from the carrying value of the debt liability. Amortization of deferred financing costs are included as a component of interest expense. Deferred financing costs are amortized using the straight-line method over the term of the recognized debt liability which approximates the effective interest method.
Income Taxes.   The Company accounts for income taxes under the provisions of the FASB ASC Topic 740 “Income Taxes” (“ASC Topic 740”). The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse. The Company utilizes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements as of December 31, 2025 and 2024. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date. The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the consolidated statements of comprehensive income. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Fair Value Measurements.   The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.
ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:
Level 1 — quoted prices in active markets for identical assets or liabilities
Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)
The following table shows the fair value measurements used by level:
	Fair Value Measurements at Reporting Date Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Amount Reported in the Balance Sheet as of December 31, 2025
SAFE Liabilities	—	—	6,887,000	6,887,000
Total Liabilities	$—	$—	$6,887,000	$6,887,000
The carrying amounts of the Company’s financial instruments, such as cash, accounts receivable, accounts payable and other current liabilities approximate fair values due to the short-term nature of these instruments The estimated fair value of the Company’s long-term debt approximates the carrying value of these instruments, due to the interest rates on this debt approximating current market interest rates.
During the year ended December 31, 2025, the Company issued SAFEs, with gross proceeds totaling $4,700,000.
Liability classification
The Company evaluates its SAFEs for equity classification and has concluded the instruments do not qualify for equity classification under ASC 815-40. Accordingly, the SAFEs are classified as liabilities and remeasured at fair value each reporting date, with changes in fair value recognized in earnings. See Note 10, SAFE Liabilities, for additional information.
Measurement
As there are no quoted prices or observable market inputs available for these instruments, the SAFEs are classified within Level 3 of the fair value hierarchy. The Company engaged a third-party valuation specialist to assist in the estimation of fair value at each reporting date using a Probability-Weighted Expected Return Method (“PWERM”) to probability-weight discrete outcomes (including equity financing, liquidity event, termination, and dissolution) and an Option Pricing Model (“OPM”) to value the option-like conversion features within the applicable scenarios.

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
For the April 5, 2025 ($1,500,000 SAFE) issuance, the significant unobservable inputs used in the Level 3 valuation include:
Date of Valuation	April 5, 2025	December 31, 2025
Pre-Money Valuation Cap	$90,000,000	$90,000,000
Probability of Equity Event	66%	20%
Probability of Liquidity Event	19%	74%
Probability of Termination	10%	5%
Probability of Dissolution	5%	1%
Discount Period (years)	0.74 – 0.90	0.16
Market Discount Rate	17.08%	22.67%
Discount Factor	87 – 89%	97%
Volatility	50 – 52%	69%
Fair Value of SAFE	$1,959,000	$2,343,000
For the August 1, 2025 ($3,000,000 SAFE) and December 1, 2025 ($100,000 SAFEs each) issuances, the significant unobservable inputs used in the Level 3 valuation include the following. Because the December 2025 SAFEs had terms identical to the August 1, 2025 SAFE and management concluded there were no significant changes in the Company’s facts and circumstances or key valuation drivers between issuance dates, the Company applied the same valuation methodology and significant unobservable inputs used for the August 1, 2025 issuance to estimate the initial fair values of the December 2025 SAFEs.
Date of Valuation	August 1, 2025	December 31, 2025
Pre-Money Valuation Cap	$125,000,000	$125,000,000
Probability of Equity Event	66%	20%
Probability of Liquidity Event	24%	74%
Probability of Termination	5%	5%
Probability of Dissolution	5%	1%
Discount Period (years)	0.56 – 0.58	0.16 – 0.18
Market Discount Rate	20.76%	22.67%
Discount Factor	90%	96 – 97%
Volatility	56%	66 – 69%
Fair Value of SAFE	$4,059,000	$4,544,000
The following tables summarize the changes in SAFE liabilities for the year ended December 31, 2025:
Level 3 Rollforward of SAFE Liabilities (Fair Value Basis)
Beginning Balance	$—
Issuances (initial fair value)	6,018,000
Change in fair value recognized in earnings	869,000
Ending Balance	$6,887,000

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Supplemental Reconciliation of SAFE Proceeds and Earnings Impact
Proceeds from issuance of SAFEs	$4,700,000
Noncash change in fair value upon issuance (Day 1)	1,318,000
Noncash change in fair value subsequent to issuance	869,000
Ending SAFE liability at December 31, 2025	$6,887,000
The supplemental reconciliation above is provided to bridge cash proceeds to the initial and subsequent fair value measurements and to reconcile to the income statement caption Noncash Change in Fair Value of SAFE Liabilities. For the year ended December 31, 2025, the Company recognized a total noncash loss of $2,187,000, consisting of $1,318,000 attributable to initial recognition of SAFEs issued during the year where the initial fair value exceeded cash proceeds and $869,000 attributable to changes in fair value subsequent to issuance through December 31, 2025.
As a Level 3 fair value measurement, the estimated fair value of the SAFE liabilities is sensitive to changes in significant unobservable inputs, including the assumed probability and timing of future equity financings and liquidity events, the Company’s implied equity value, volatility, and the discount rate. Changes in these inputs may increase or decrease the estimated fair value depending on their effect on the probability-weighted expected payoff to SAFE holders. For example, a decrease in the discount rate generally increases the estimated fair value; however, changes in event probabilities or volatility may have different directional effects depending on the contractual terms and modeled outcomes.
Concentration of Credit Risks.   Financial instruments that potentially subject the Company to concentrations of credit risk are cash equivalents and accounts receivable. Cash and cash equivalents are invested in deposits with certain financial institutions and may, at times, exceed federally insured limits. The Company has not experienced any significant losses on its deposits of cash and cash equivalents. In regard to trade receivables, the Company performs ongoing evaluations of its customers’ financial condition as well as general economic conditions and, generally, requires no collateral from its customers.
Leases.   The Company leases certain facilities and office space. Lease assets and lease liabilities are recognized at the commencement of an arrangement where it is determined at inception that a lease exists. Lease assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. These assets and liabilities are initially recognized based on the present value of lease payments over the lease term calculated using an incremental borrowing rate generally applicable to the location of the lease asset, unless the implicit rate is readily determinable. Lease assets also include any upfront lease payments made and exclude lease incentives. Lease terms include options to extend or terminate the lease when it is reasonably certain that those options will be exercised. The Company has operating lease arrangements with lease and non-lease components. The non-lease components in these arrangements are not significant when compared to the lease components. For all operating leases, the Company accounts for the lease and non-lease components as a single component. In the calculation of the lease asset and corresponding liability.
Variable lease payments are generally expensed as incurred. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and the expense for these short-term leases is recognized on a straight-line basis over the lease term. The depreciable life of lease assets and leasehold improvements is limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.
Recent Accounting Pronouncements.   In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, as modified by FASB ASU No. 2019-10 and other subsequently issued related ASUs. The amendments in this

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Update affect loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. The amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this new guidance effective January 1, 2023 utilizing the modified retrospective transition method. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements, but did change how the allowance for credit losses is determined.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose significant segment expenses and other segment items on an interim and annual basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. The ASU does not change how a public entity identifies its operating segments, aggregates them, or applies the quantitative threshold to determine its reportable segments. The new disclosure requirements are also applicable to entities that account and report as a single operating segment entity. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. The Company adopted the guidance for the annual reporting period ended December 31, 2024. There was no impact on the Company’s reportable segments identified.
Segment Reporting.   The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer (“CEO”) of the Company, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. The Company’s primary revenue stream includes the sale of aerial robotic systems and related software solutions that enable data collection, mapping, and inspection. Based on the CODM’s evaluation and internal reporting, the Company has one reportable segment: Aerial Robotic Systems.
3.   GOING CONCERN
The consolidated financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for 12 months from the date the consolidated financial statements were available to be issued. The Company has negative cash flows from operations and net losses for the years ended December 31, 2025 and 2024 and further losses are anticipated in the development of its business. These factors raise substantial doubts about the Company’s ability to continue as a going concern for a period of 12 months from the date the consolidated financial statements were available to be issued.
As of December 31, 2025, the Company had $812,534 in cash and cash equivalents as compared to $1,981,564 at December 31, 2024. The Company expects that its current cash and cash equivalents, approximately $789,033 as of March 17, 2026, will not be sufficient to support its projected operating requirements for at least the next 12 months from the date the consolidated financial statements were available to be issued. The consolidated financial statements were available to be issued on March 17, 2026, which is the same date as the report of the independent registered public accounting firm.
The Company expects to need additional capital in order to increase revenues above current levels, and is actively pursuing additional funding through various sources, including potential debt, equity or other capital-raising alternatives, to meet its future operating and capital needs. Any additional equity financing, if available, may not be on favorable terms and would likely be significantly dilutive to the Company’s current stockholders, and debt financing, if available, may involve restrictive covenants. Management has concluded

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
3.   GOING CONCERN (continued)
that substantial doubt is not alleviated by its plans. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, will likely have a materially adverse effect on its business, financial condition and results of operations. The financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
4.   RESTRUCTURING AND SEVERANCE
Restructuring and severance charges consist of severance expenses of $0 and $349,630 for the years ended December 31, 2025 and 2024, respectively.
5.   ACCOUNTS RECEIVABLE
Accounts receivable consist of the following at December 31, 2025 and December 31, 2024:
	2025	2024
Trade accounts receivable	$1,660,168	$1,907,196
Less: allowance for credit losses	(203,960)	(173,267)
Total accounts receivable	$1,456,208	$1,733,929
6.   INVENTORIES
Inventories of $1,756,268 and $1,598,840 as of December 31, 2025 and 2024, respectively, consist of finished goods of $556,014 and $426,933 and raw materials of $1,200,254 and $1,171,907, which are valued at the lower of cost (determined on an average cost) or net realizable value. At December 31, 2025, the Company recorded an inventory write-off of $133,435, which reduced inventories and was recognized in cost of revenues. The write-off primarily related to inventory items with no usage or movement during the preceding 12 months, for which management determined there was no expected future use or recoverable value.
7.   PREPAID EXPENSES AND OTHER CURRENT ASSETS
Other current assets consist of the following as of December 31, 2025 and December 31, 2024:
	2025	2024
Prepaid Expenses	$1,218,174	$306,839
Deferred financing costs	14,637	22,912
Other	13,475	9,668
Total prepaid expenses and other current assets	$1,246,286	$339,418

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
8.   PROPERTY AND EQUIPMENT, NET
Property and equipment consist of the following as of December 31, 2025 and December 31, 2024:
	2025	2024
Lab, office and computer equipment	2,685,999	2,635,671
Furniture and fixtures	44,117	44,117
Leasehold improvements	36,942	36,942
Computer software	25,824	25,824
	2,792,882	2,742,554
Less: Accumulated Depreciation	(2,448,768)	(2,129,804)
Total property and equipment, net	$344,114	$612,750
Depreciation expense was $318,964 and $421,919 for the years ended December 31, 2025 and 2024, respectively.
9.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consist of the following as of December 31, 2025 and December 31, 2024:
	2025	2024
Accrued Payroll and related benefits	$83,163	$82,058
Accrued Expenses	307,277	404,359
Accrued Other Taxes	1,460,481	1,033,408
Customer Deposits	—	76,750
Other	15,202	16,257
Total accrued expenses and other current liabilities	$1,866,123	$1,612,833
10.   SAFE LIABILITIES
In April 2025, the Company issued SAFEs for gross proceeds of $1,500,000. The SAFE bears no interest and was scheduled to expire and terminate on March 1, 2026 if no conversion event had occurred by that date. On March 9, 2026, the Company and the SAFE holder executed an amendment extending the expiration date to June 30, 2026. No other terms of the SAFE were modified.
In August and December 2025, the Company issued SAFEs for aggregate gross proceeds of $3,200,000. The August 2025 SAFE bears no interest and was scheduled to expire and terminate on March 1, 2026 if no conversion event had occurred by that date. On March 9, 2026, the Company and the SAFE holder executed an amendment extending the expiration date of the August 2025 SAFE to June 30, 2026. No other terms of the August 2025 SAFE were modified. The December 2025 SAFEs bear no interest and are scheduled to expire and terminate on March 31, 2026 if no conversion event has occurred by that date. Pursuant to the terms of the December 2025 SAFEs, the Company may elect to extend the expiration date to May 30, 2026.
Upon a qualified equity financing occurring prior to June 30, 2026, the April and August 2025 SAFEs will automatically convert into the number of shares of the series of preferred stock issued in such financing determined by dividing the investment amount by the lower of (i) 74% of the price per share paid by other investors in the financing (a 26% discount) or (ii) the price per share implied by a $90,000,000 pre-money valuation cap for the April 2025 SAFE and $125,000,000 pre-money valuation cap for the August and

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
10.   SAFE LIABILITIES (continued)
December 2025 SAFEs. The SAFEs also contain customary provisions for mandatory conversion upon a qualified equity event, liquidity event, or dissolution event prior to the expiration date. Repayment of the SAFEs in an amount equal to the purchase amount is required upon a dissolution event. The investor can also opt for repayment upon termination of the agreement.
The Company’s SAFEs are classified as liabilities, as they fail equity classification per ASC 815-40 due to the possibility that repayment of the purchase amount may be required or may be elected upon dissolution of the Company or termination of the agreement. In addition, the conversion features provide for a variable number of shares based on the lower of a discount to the price per share in a future financing or a valuation cap, and therefore the instruments do not qualify for equity classification under ASC 815-40. The SAFEs are re-measured to fair value at each reporting date, with changes in fair value recognized in earnings. See Note 2, Summary of Significant Accounting Policies — Fair Value Measurements, for additional detail regarding the Company’s fair value hierarchy classification and the valuation techniques and significant unobservable inputs used to measure the SAFE liabilities. The total fair value of the SAFEs upon issuance was $6,018,000 and the total fair value of the SAFEs as of December 31, 2025 was $6,887,000. For the year ended December 31, 2025, the Company recorded a loss of $2,187,000 related to the change in fair value of SAFEs. See Note 2, Summary of Significant Accounting Policies — Fair Value Measurements, for additional information regarding the valuation methodology and significant assumptions used in estimating fair value.
The shares of a series of Preferred Stock issued to the SAFE Investor in an equity financing, will have the identical rights, privileges, preferences and restrictions as the shares of Standard Preferred Stock, other than with respect to: (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; and (ii) the basis for any dividend rights, which will be based on the Conversion Price.
The following defines events that trigger conversion or repayment of the SAFEs:
“Qualified Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock at a fixed pre-money valuation resulting in at least $5,000,000 of aggregate gross proceeds, excluding conversion of (A) this instrument, (B) all other outstanding SAFEs issued by the Company, and (C) outstanding convertible promissory notes issued by the Company. “Liquidity Event” means (i) a “Deemed Liquidation Event” as such term is defined in the Restated Certificate, (ii) a Sale of the Company, as defined in the Voting Agreement, (iii) a Direct Listing or (iv) an Initial Public Offering. “Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary. At termination, Investor shall have the right to receive, at its option (i) an amount equal to the Purchase Amount or (ii) a number of shares of a class of Capital Stock of the Company which is pari passu with the Series A Preferred Stock, equal to the Purchase Amount divided by the greater of (i) the original issue price of the Company’s Series A-4 Preferred Stock or (ii) a ten percent (10%) discount to the then-current fair market value of the Company’s Series A-4 Preferred Stock at the time of such conversion, and (B) the rights and obligations of the parties set forth in this SAFE shall continue in effect until the Investor receives the amounts or the shares it is entitled to receive pursuant to clause (A) hereof.

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
11.   NOTES PAYABLE
Principal due under the note payable was as follows as of December 31, 2025 and December 31, 2024:
	2025	2024
Notes Payable	$6,143,837	$3,500,000
Less: Debt Discount	(19,845)	(37,485)
Notes payable, net	6,123,993	3,462,515
Less: Current portion	(2,643,837)	(3,462,515)
Total: Non-current portion	$3,480,155	$—
For the years ended December 31, 2025 and 2024, the Company recognized total interest expense of approximately $399,384 and $315,167, respectively, of which $17,640 and $28,000 related to the accretion of the debt discount on the note payable.
On September 27, 2023, the Company entered into a Loan and Security Agreement (“LSA”) with Western Alliance Bank, pursuant to which the Company obtained a term loan of up to $5,000,000, consisting of a Term A Advance of $3,500,000 and a Term B Advance of up to $1,500,000 upon achievement of certain revenue milestones. The loan matures on September 27, 2027, and bears interest at a floating rate equal to the greater of 8.25% or the Bank’s Prime Rate. The interest rate as of December 31, 2025 was 8.61%. Interest-only payments were due through September 10, 2025, followed by equal monthly principal and interest installments commencing October 10, 2025. On November 19, 2025, the Company entered into an amendment to the LSA extending the interest-only period through March 10, 2026, with equal monthly principal and interest installments commencing April 10, 2026. As amended, Tranche B was eliminated from the LSA, resulting in a maximum term loan of up to $3,500,000. The loan is secured by substantially all assets of the Company.
In connection with the LSA entered into with Western Alliance Bank on September 27, 2023, we also issued accompanying warrants to Western Alliance Bank with an expiration date of September 27, 2033. The warrants grant Western Alliance Bank the ability to purchase 197,551 shares of common stock of the Company with an exercise price of $0.35 per share. The fair value of the warrants was determined using Black-Scholes option-pricing model. Assumptions included expected volatility of 46.4%, risk-free rate of 3.9%, expected term of 9.3 years, and a dividend yield of 0%.
Expected volatility was estimated based on the historical volatility of guideline public companies in the Company’s industry, as the Company is privately held and does not have its own trading history. The fair value of the warrants was $55,330 and was recorded as Debt Issuance Costs (presented as deferred financing costs in 2023 and as a contra-liability that reduces the carrying amount of the debt on the 2025 and 2024 balance sheet). This amount is amortized to interest expense over the term of the debt using the effective interest method. The remaining balance of these costs as of December 31, 2025 and December 31, 2024 are $19,845 and $37,485, respectively. Amortization expense recognized for 2025 and 2024 totaled $17,640 and $28,000, respectively.
On May 20, 2025, the Company issued a $1,500,000 Senior Convertible Promissory Note to Neolync Holdings Ltd. The Note had an original maturity date of November 20, 2025, bears interest at 12% per annum, and is secured by a first-priority lien on substantially all assets of the Company (subject only to the existing Western Alliance Bank facility). The Note provides for (i) a 300% liquidation preference, (ii) automatic conversion into common equity upon a Public Company Event at 135% of the then-public trading price, and (iii) cash repayment at maturity if no Public Company Event occurs. Upon certain events of default (including bankruptcy), the outstanding amount may become payable at 200% of the then-outstanding obligations. Proceeds are being used for general corporate purposes and working capital. On October 9, 2025, prior to the original maturity date, the Company and the holder executed an amendment

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
11.   NOTES PAYABLE (continued)
extending the maturity date to April 15, 2026. No other terms or conditions were modified. As of December 31, 2025, the Note remained outstanding and is classified as a current liability given the April 15, 2026 maturity date.
On May 30, 2025, HSBC Bank (acting through its Chennai branch) issued an irrevocable standby letter of credit in favor of Exyn Technologies Inc. for a maximum amount of USD $3,500,000. The standby letter of credit was issued at the request of Neolync Electronics Pvt Ltd (India) in support of banking facilities granted to Neolync Electronics Pvt Ltd (India) by HSBC. The standby letter of credit has a fixed expiry date of November 14, 2025, is governed by International Standby Practices (ISP98), allows partial drawings, and has been assigned to Western Alliance Bank (San José, California) as security for the Company’s senior credit facility. As of the date of this report, no amounts have been drawn under the standby letter of credit. The standby letter of credit was renewed in November 2025, with an expiration date of May 13, 2026.
On December 23, 2025, we signed a term loan with NeoLync Holdings, Ltd. for $1,500,000. Initial cash proceeds of $500,000 were received on December 26, 2025. The loan matures on December 23, 2026, and bears interest at 12% per annum with principal and interest repayable over twelve monthly installments.
On December 26, 2025, Maximcash Solutions LLC issued a loan to us for USD $600,000. The loan matures on December 26, 2026, and bears interest at 38.5% per annum with principal and interest repayable over twelve monthly installments, with the first three months being interest only.
12.   INCOME TAXES
Exyn Technologies, Inc., Exyn Latam and Range are taxed as corporations. Exyn Latam pays foreign taxes on income. Components of net loss before income taxes were as follows:
	2025	2024
United States	$(12,095,765)	$(12,682,008)
Foreign	(95,922)	(128,109)
Net loss before income tax expense-continuing operations	$(12,191,687)	$(12,810,117)
The income tax benefit consists of the following:
	2025	2024
Current:
Federal	$—	$1,516,061
State	—	484,418
Foreign	—	—
Total current	—	2,000,479
Deferred:
Federal	2,337,425	1,147,228
State	(1,338,552)	366,567
Foreign	27,166	—
Total deferred	1,026,039	1,513,795
Total current and deferred	1,026,039	3,514,274
Less: change in valuation	(1,026,039)	(3,514,274)

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
12.   INCOME TAXES (continued)
	2025	2024
Total income tax benefit	$—	$—

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:
	2025	2024
Tax at federal statutory rate	21.00%	21.00%
Tax at state statutory rate, net of federal tax effect	6.26%	6.71%
Provision to return true ups	1.97%	0.00%
Rate change	-15.88%	0.00%
Nondeductible Expense	-4.98%
Other	0.05%	0.00%
Change in valuation allowance	-8.42%	-27.71%
	0.00%	0.00%
The tax effects that give rise to deferred tax assets (liabilities) are presented below:
	2025	2024
Net operating loss carryforwards	$13,239,806	$13,337,393
Research and Development expenses	4,445,923	3,408,168
Share-based compensation	479,442	309,044
P&E-Book basis, excess of tax basis	(48,011)	(115,378)
Miscellaneous	236,664	474,380
Less: valuation allowance	(18,353,824)	(17,413,607)
Net deferred tax assets (liabilities)	$—	$—
As of December 31, 2025, and December 31, 2024, the Company had available federal net operating loss carry forwards (“NOLs”) of $53,096,852 and $48,132,056, respectively, which are available to offset future taxable income. The Tax Cuts and Jobs Act of 2017 limits the amount of federal net operating loss to be utilized each year after December 31, 2020, to 80% of taxable income and allows carry forwards to be indefinite.
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating losses and temporary differences become deductible. Management considered projected future taxable income and tax planning strategies in making this assessment. The value of the deferred tax assets was offset by a valuation allowance as of December 31, 2025 and 2024 of $18,353,824 and $17,413,607, respectively, due to the current uncertainty of the future realization of the deferred tax assets.
The Company follows FASB ASC 740.10, which provides guidance for the recognition and measurement of certain tax positions in an enterprise’s financial statements. Recognition involves a determination of whether it is more likely than not that a tax position will be sustained upon examination with the presumption that the tax position will be examined by the appropriate taxing authority having full knowledge of all relevant information.
The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations. As of January 1, 2023, the Company had no

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
12.   INCOME TAXES (continued)
unrecognized tax benefits and no charges during 2025 or 2024, and accordingly, the Company did not recognize any interest or penalties during 2025 or 2024 related to unrecognized tax benefits. There is no accrual for uncertain tax positions as of December 31, 2025.
The Company files U.S. income tax returns and a state income tax returns. With few exceptions, the U.S. and state income tax returns filed for the tax years ending on December 31, 2022 and thereafter are subject to examination by the relevant taxing authorities.
13.   STOCKHOLDERS’ EQUITY
Common Stock
As of December 31, 2025, the Company is authorized to issue 128,000,000 shares of common stock, par value $0.0001 per share. Holders of common stock are entitled to one vote for each share held. The holders of common stock are entitled to receive dividends, when and if declared by the Board of Directors, subject to the preferential rights of preferred stockholders. As of December 31, 2025, and December 31, 2024, there were 33,062,488 and 32,915,388 shares of common stock issued and outstanding, respectively.
Common stock issuances during the years ended December 31, 2025 and 2024, respectively:
147,100 shares of common stock were issued in the year ended December 31, 2025. 15,000 shares of common stock were issued in the year ended December 31, 2024.
Preferred Stock
As of December 31, 2025 and 2024, the Company’s authorized and issued preferred stock, with par value of $0.0001 per share, is as follows:
		Issued and Outstanding
	Authorized	2025	2024
Series A-1 Preferred Stock	3,778,798	3,778,798	3,778,798
Series A-2 Preferred Stock	545,372	545,372	545,372
Series A-3 Preferred Stock	2,423,708	2,423,708	2,423,708
Series A-4 Preferred Stock	17,303,891	15,421,114	15,421,114
Series B-1 Preferred Stock	18,530,110	18,530,110	18,530,110
Series B-2 Preferred Stock	31,800,835	23,623,385	23,623,385
Total Preferred Stock	74,382,714	64,322,487	64,322,487
The rights, preferences, and privileges of the Series A-1, Series A-2, Series A-3, and Series A-4 Preferred Stock are identical in all material respects, and the rights, preferences, and privileges of the Series B-1 and Series B-2 Preferred Stock are identical in all material respects. The only material differences between the Series A Preferred Stock and Series B Preferred Stock are the original issue price per share, the dedicated board seat for each series, and the requirement that certain actions adversely affecting the Series B Preferred Stock also require the approval of a majority of the Series B Preferred Stock.

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
13.   STOCKHOLDERS’ EQUITY (continued)
Provision	Series A Preferred	Series B Preferred
Original Issue Price	A-1: $0.57 A-2: $0.61 A-3: $0.64 A-4: $0.76	B-1: $0.81 B-2: $1.10
Liquidation Preference	1× non-participating (Original Issue Price + declared unpaid dividends)	Identical
Dividend Rate	8% per annum, non-cumulative, payable when/if declared	Identical
Conversion Ratio	1:1 (subject to standard anti-dilution)	Identical
Voluntary Conversion	At any time at holder’s option	Identical
Automatic Conversion	Upon (i) Qualified IPO (≥ $50M and price ≥ 2× Series B issue price) or (ii) majority of Preferred vote	Same trigger, but adds requirement that majority of Series B must approve → Slightly stronger for B
Voting Rights	Vote together with Common on as-converted basis	Identical
Board Seats	Series A elects 1 director (as long as ≥ 8,042,415 shares outstanding)	Series B elects 1 director (as long as ≥ 12,460,730 shares outstanding)
Protective Provisions (Class Vote)	Majority of all Preferred required for major actions (amend charter, increase authorized, create senior stock, liquidation, etc.)	Same majority of all Preferred, plus majority of Series B required for any action that adversely affects Series B rights → Series B has veto over its own rights
Anti-Dilution Protection	Broad-based weighted average	Identical
Redemption	None (only upon Deemed Liquidation Event)	Identical
Participation Rights / Pro Rata	Yes – all Major Investors	Identical
Registration Rights	Demand (after IPO), S-3, piggyback	Identical
Right of First Refusal / Co-Sale	Applies to Key Holders (founders)	Identical
During the year ended December 31, 2025, the company issued 0 shares of preferred stock. During the year ended December 31, 2024, the company issued 4,542,885 shares of Series B convertible preferred shares at a price of $1.10 per share for aggregate gross proceeds of $5,000,000, net of offering costs of $39,442.
Employee Incentive Stock Option Plan
The Company has adopted the Exyn Technologies, Inc. 2015 Equity Compensation Plan under which a total of 23,405,167 shares of common stock are reserved for issuance. Options typically vest over 4 years and expire 10 years from the grant date.
The following table summarizes stock option activity for the years ended December 31, 2025 and December 31, 2024.

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
13.   STOCKHOLDERS’ EQUITY (continued)
	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Term (years)
Balance at December 31, 2023	17,855,093	$0.25	6.3
Granted	4,347,673	0.30	—
Exercised	(15,000)	0.20	—
Expired/Cancelled	(5,043,043)	0.24	—
Balance at December 31, 2024	17,144,723	0.29	7.5
Granted	1,490,304	0.32	—
Exercised	(147,100)	0.10	—
Expired/Cancelled	(678,400)	0.12	—
Balance at December 31, 2025	17,809,527	0.30	7.0
Exercisable at December 31, 2025	11,111,018	0.28	6.2
Exercisable at December 31, 2025 and expected to vest thereafter	6,698,509	$0.33	8.4
As of December 31, 2025, there was $1,517,151 of total unrecognized stock-based compensation expense related to nonvested options which is expected to be recognized over a remaining weighted-average vesting period of 2.1 years.
As of December 31, 2024, there was $1,911,713 of total unrecognized stock-based compensation expense related to nonvested options which is expected to be recognized over a remaining weighted-average vesting period of 2.7 years.
The fair value of options granted during the years ended December 31, 2025 and December 31, 2024, was $382,226 and $1,087,177 respectively, and was estimated at the grant date based on the Black-Scholes option pricing model with the following weighted-average assumptions:
	2025	2024
Expected term	6.32	6.11
Expected Volatility	101.13%	107.34%
Risk free interest rate	3.92%	4.20%
Expected dividend yield	0%	0%
Weight average grant date fair value per share	$0.27	$0.25
Expected volatility was estimated based on the historical volatility of guideline public companies in the Company’s industry, as the Company is privately held and does not have its own trading history.
Stock-based compensation expense of $806,937 and $935,525 was recognized for the years ended December 31, 2025 and 2024, respectively, related to the vesting of stock options and other equity awards.

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
13.   STOCKHOLDERS’ EQUITY (continued)
Warrants
The following table summarizes stock warrant activity for the years ended December 31, 2025 and 2024.
	2025	2024
Warrants
Balance at December 31, 2024	2,080,328	2,080,328
Granted	—	—
Exercised	—	—
Forfeited/Expired	—	—
Balance at December 31, 2025	2,080,328	2,080,328
Exercisable at December 31, 2025	2,080,328	2,080,328
14.   LEASES
The Company has operating leases for office space and equipment. Lease terms generally range from 3 to 5 years, and certain leases include options to extend or terminate which are considered in determining the lease term when reasonably certain to be exercised.
The components of lease expense were as follows for the years ended December 31, 2025 and 2024:
	2025	2024
Operating lease costs	$162,243	$162,243
Total lease cost	$162,243	$162,243
The Company does not have any finance leases, short-term leases, or variable lease payment arrangements.
The components of operating lease assets and liabilities as of December 31, 2025 and 2024 were as follows:
	2025	2024
Operating lease right of use assets	$312,041	$458,894
Current portion of operating lease liability	156,797	146,515
Operating lease liability, net of current portion	167,290	324,107
Total operating lease liabilities	$324,087	$470,622
The weighted-average remaining lease term is 2 years and the weighted-average discount rate is 3.94%.

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
14.   LEASES (continued)
Future minimum lease payments under non-cancelable operating leases as of December 31, 2025 are as follows:
Years Ending December 31,	Operating Leases
2026	$166,210
2027	170,322
Total lease payments	336,532
Less: imputed interest	(12,446)
Total present value of lease liabilities	324,087
15.   COMMITMENTS AND CONTINGENCIES
Litigation and Claims
From time to time, the Company is subject to claims, litigation, investigations, and other legal proceedings arising in the ordinary course of business. The Company records a liability for loss contingencies when it is both probable that a liability has been incurred and the amount can be reasonably estimated. As of December 31, 2025, no loss contingencies have been accrued because no matters meet both of these criteria or the amounts involved are not material.
Management has evaluated all known and potential matters and believes that the ultimate resolution of any currently pending proceedings, either individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows. However, the outcome of legal proceedings is inherently uncertain, and adverse resolutions could occur. An unfavorable outcome in one or more matters could materially affect the Company’s operating results or cash flows in the period in which it is resolved.
Other Commitments
Other than standard operating leases and purchase commitments entered into in the ordinary course of business, the Company has no material off-balance-sheet arrangements or long-term commitments as of December 31, 2025.
16.   SEGMENT REPORTING
The Company operates as a single operating and reportable segment. The Company’s “CODM” has been identified as the Chairman and Chief Executive Officer, who reviews the consolidated operating results, including net revenues, cost of revenues, gross profit, and selling, general and administrative expenses, and net income (loss) to make decisions about resource allocation and to assess performance.
The CODM does not evaluate performance or allocate resources at a disaggregated level below the consolidated entity. As such, the Company has determined that it has one operating segment and one reportable segment.
The significant expense categories the CODM reviews regularly are: personnel expenses ($7,238,571 and $7,688,306 for the years ended December 31, 2025 and 2024, respectively; contractor expense ($743,790 and $773,031 for the years ended December 31, 2025 and 2024, respectively), and legal and professional expenses ($790,084 and $306,854 for the years ended December 31, 2025 and 2024, respectively)
The CODM uses consolidated operating results and net income (loss), as noted, to evaluate overall Company performance, compare actual results to internal budgets and forecasts, and to make decisions regarding resource allocation, including investments in personnel, marketing, and technology and product development.

EXYN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2025 and 2024
16.   SEGMENT REPORTING (continued)
Because the Company manages its business, allocates resources, and evaluates performance on a consolidated basis, the accompanying consolidated financial statements reflect the operations of one segment. The measures of profit or loss reviewed by the CODM are consistent with those presented in the consolidated statements of operations.
The Company’s revenue is derived principally from the sale of aerial robotic systems and software solutions, service revenue and subscription revenue.
Segment information available with respect to the reportable business segment for the years ended December 31, 2025 and 2024 was as follows:
	2025	2024
Revenue by Type:
Systems	$5,083,641	$4,443,978
Services	376,603	348,858
Lease	350,260	775,444
Total Revenues	$5,810,504	$5,568,280
Cost of sales:	$3,720,224	$3,611,850
Gross Profit:	$2,090,281	$1,956,430
Depreciation and Amortization:	$317,025	$421,919
Revenues by Geography
Canada	$1,065,471	$1,758,548
United States	1,922,219	956,101
Australia	621,274	878,362
Other	2,201,540	1,975,269
Total geography and consolidated revenues	$5,810,504	$5,568,280
Segment capital expenditures	$50,328	$10,646
Segment total assets	$5,857,716	$6,789,095
17.   SUBSEQUENT EVENTS
The Company has evaluated subsequent events through the date of this report.
On January 12, 2026, the Company received $1,000,000 in cash as part of a loan agreement with NeoLync Holdings, Ltd. This was the remaining balance of the December 23, 2025 $1,500,000 loan agreement (see Note 11).
On February 24, 2026, In-Q-Tel, an investor, exercised 1,614,603 Series A-4 preferred shares at $0.0001 par value, paying the Company $161.
On March 9, 2026, the SAFEs issued to NeoLync dated April 5, 2025 and August 1, 2025, and with original expiration dates of March 1, 2026, were both extended to June 30, 2026.
On March 13, 2026, the Company issued a $750,000 convertible promissory note to NCH Ventures LLC. The note matures March 13, 2028, and bears interest at 8% per annum, with all interest accruing daily on the basis of a 365-day year. This note is an unsecured convertible promissory note and is subordinated to the company’s obligations owed to Western Alliance Bank.

Units
Each Unit Consisting of One Share of Common Stock and One Warrant to Purchase One Share of Common Stock

PRELIMINARY PROSPECTUS

Lucid Capital Markets, LLC
           , 2026
Through and including      , 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than the underwriting discounts and commissions, payable by Exyn Technologies, Inc. (the “Registrant”) in connection with the offer and sale of the common stock being registered. All amounts shown are estimates except for the SEC, registration fee, the FINRA filing fee and exchange listing fee.
Amount
SEC registration fee	$	*
FINRA filing fee		*
Nasdaq filing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous fees and expenses		*
Total	$	*

*
To be provided by amendment.

Item 14.   Indemnification of Directors and Officers.
Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend, or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.
Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is, or is threatened to be made, party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were, or are a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
Our bylaws will provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.
Upon completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement to the fullest extent permitted under the DGCL.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.
We will maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers. The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by the underwriters party thereto against certain liabilities arising under the Securities Act or otherwise.
Item 15.   Recent Sales of Unregistered Securities.
The following sets forth information regarding securities sold or issued by us in the three years preceding the date of this registration statement. No underwriters were involved in these sales. There was no general solicitation of investors or advertising, and we did not pay or give, directly or indirectly, any commission or other remuneration, in connection with the offering of these securities. In each of the transactions described below, the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.
Convertible Notes
In May 2025, we issued a convertible promissory note to Neolync Holdings in the aggregate principal amount of $1.5 million with an interest rate of 12.0% per annum, which, as amended, matures on April 15, 2026 and is secured by a first-priority lien on substantially all assets of the Company, pursuant to a note purchase agreement entered into with certain holders of our capital stock. As of the date of this prospectus, $1.5 million of the convertible note remains outstanding.
In March 2026, we issued a convertible promissory note to NCH Ventures, LLC in the aggregate principal amount of $0.75 million with an interest rate of 8.0% per annum and maturing on March 13, 2028. As of the date of this prospectus, $0.75 million of the convertible note remains outstanding.
Warrants
In connection with the Loan Agreement entered into with Western Alliance Bank on September 27, 2023, we also issued accompanying warrants to Western Alliance Bank with an expiration date of September 27, 2033. The warrants grant Western Alliance Bank the ability to purchase 197,551 shares of common stock of the Company with an exercise price of $0.35 per share. The warrants were sold and issued without registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.
In November 2020, we issued warrants to Silicon Valley Bank. The warrants grant Silicon Valley Bank the ability to purchase 268,174 shares of preferred stock of the Company with an exercise price of $0.7587 per share. The fair value of the warrants was determined using the Black-Scholes option-pricing model. The warrants were sold and issued without registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.
In connection with the NCH Convertible Note, we also issued to NCH Ventures, LLC warrants with a value of $750,000 on March 13, 2026. The warrants have a term of five years from the later of (i) date of issuance or (ii) following an IPO. The warrants may be exercised by payment of the exercise price in cash or via cashless exercise. The warrants were sold and issued without registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.
SAFE Financings
In April 2025, the Company issued a Simple Agreement for Future Equity (“SAFE”) for aggregate gross proceeds of $1,500,000. The SAFE, which was amended on March 9, 2026, bears no interest and will expire and terminate on June 30, 2026 if no conversion event has occurred by that date. Upon a qualified equity financing occurring prior to June 30, 2026, the SAFE will automatically convert into the number of shares of the series of preferred stock issued in such financing determined by dividing the investment amount by the lower of (i) 74% of the price per share paid by other investors in the financing (a 26% discount) or (ii) the price per share implied by a $90,000,000 pre-money valuation cap. The SAFE also contains customary provisions for mandatory conversion upon a liquidity event or dissolution event prior to the expiration date.
In August and December 2025, the Company issued SAFEs for aggregate gross proceeds of $3,200,000. The August 2025 SAFE, which was amended on March 9, 2026, bears no interest and will expire and terminate on June 30, 2026 if no conversion event has occurred by that date. The December 2025 SAFEs bear no interest and are scheduled to expire and terminate on March 31, 2026 if no conversion event has occurred by that date. Pursuant to the terms of the December 2025 SAFEs, the Company may elect to extend the expiration date to May 30, 2026. Upon a qualified equity financing occurring prior to June 30, 2026, the August 2025 SAFE will automatically convert into the number of shares of the series of preferred stock issued in such financing determined by dividing the investment amount by the lower of (i) 74% of the price per share paid by other investors in the financing (a 26% discount) or (ii) the price per share implied by a $125,000,000 pre-money valuation cap. The SAFEs also contain customary provisions for mandatory conversion upon a liquidity event or dissolution event prior to the expiration date.
Series A and B Financings
From April 2019 to June 2019, we raised approximately $11.7 million in gross profits through the issuance of an aggregate amount of 15,157,506 shares of Series A Preferred Stock.
In December 2022, we raised approximately $20.0 million in gross profits through the issuance of an aggregate amount of 18,171,906 shares of Series B Preferred Stock.
In July 2024, we raised approximately $5.0 million in gross profits through the issuance of an aggregate amount of 4,542,885 shares of Series B Preferred Stock.
Equity Awards
Since January 1, 2022, we have granted stock options to employees, officers, directors and consultants, covering an aggregate of 14,676,177 shares of our common stock, having a weighted-average exercise price of $0.30 per share, in connection with services provided to us by such parties.

Since January 1, 2022, we have issued an aggregate of 239,703 shares of our common stock to employees, officers, directors and consultants upon their exercise of stock options, for aggregate cash consideration of approximately $33,231.
Unless otherwise stated, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering.
Item 16.   Exhibits and Financial Statement Schedules.
(a)   Exhibits.
The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.
(b)   Financial Statement Schedules.
No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.
Item 17.   Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby further undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1*	Amended and Restated Certificate of Incorporation, as amended and as currently in effect.
3.2†	Form of Amended and Restated Certificate of Incorporation, to be effective as of immediately prior to the completion of this offering.
3.3*	Amended and Restated Bylaws, as amended and as currently in effect.
3.4†	Form of Amended and Restated Bylaws, to be effective as of immediately prior to the completion of this offering.
4.1*	Form of Representative’s Warrant.
4.2*	Form of Common Stock Purchase Warrant.
4.3	Form of Warrant Agent Agreement, between the Registrant and Equiniti Trust Company, LLC.
5.1†	Opinion of DLA Piper LLP (US).
10.1+*	Form of Indemnification Agreement between the Registrant and its directors and officers.
10.2+	Amended and Restated 2015 Equity Compensation Plan.
10.3+†	2026 Equity Incentive Plan.
10.4+†	2026 Employee Stock Purchase Plan.
10.5+†	Form of Restricted Unit Award Agreement under the 2026 Equity Incentive Plan.
10.6+†	Form of Option Award Agreement under the 2026 Equity Incentive Plan.
10.7*	Loan and Security Agreement dated as of September 27, 2023, between the Registrant and Western Alliance Bank.
10.8#*	Waiver and First Amendment to Loan and Security Agreement dated as of July 11, 2025, between the Registrant and Western Alliance Bank.
10.9*	Second Amendment to Loan and Security Agreement dated as of November 19, 2025, between the Registrant and Western Alliance Bank.
10.10*	Subordination Agreement to Loan and Security Agreement dated as of July 11, 2025, among the Registrant, Western Alliance Bank and Neolync Electronics Private Limited.
10.11#*	Irrevocable Standby Letter of Credit dated as of May 30, 2025, among the Registrant, Neolync Electronics Private Limited, HSBC Bank USA, N.A. and Western Alliance Bank.
10.12#	Amendment No. 1 to Irrevocable Standby Letter of Credit dated as of November 17, 2025, among the Registrant, Neolync Electronics Private Limited, HSBC Bank USA, N.A. and Western Alliance Bank.
10.13*	Letter Agreement dated as of May 20, 2025, between the Registrant and Neolync Holdings Ltd, including Senior Convertible Promissory Note.
10.14*	Amendment No. 1 to Letter Agreement dated as of October 9, 2025, between the Registrant and Neolync Holdings Ltd.
10.15+*	Executive Employment Agreement dated as of October 30, 2023, between the Registrant and Brandon Torres Declet.
10.16+*	Amendment No. 1 to Executive Employment Agreement dated as of September 24, 2025, between the Registrant and Brandon Torres Declet.
10.17+*	Amendment No. 2 to Executive Employment Agreement dated as of December 31, 2025, between the Registrant and Brandon Torres Declet.
10.18+#*	Advisory Agreement dated as of August 1, 2025, between the Registrant and Longview Innovation, LLC.
10.19*	Forbearance and Third Amendment to Loan and Security Agreement dated as of December 23, 2025, between the Registrant and Western Alliance Bank.
10.20#*	Business Term Loan Agreement dated as of December 26, 2025, between the Registrant and Maximcash Solutions LLC.

Exhibit No.	Description
10.21#*	Equity Kicker and Registration Rights Agreement dated as of December 26, 2025, between the Registrant and Maximcash Solutions LLC.
10.22#*	IPO Acceleration and Mandatory Prepayment Agreement dated as of December 26, 2025, between the Registrant and Maximcash Solutions LLC.
10.23*	Subordination Agreement to Loan and Security Agreement dated as of December 26, 2025, among the Registrant, Western Alliance Bank and Maximcash Solutions LLC.
10.24*	Forbearance and Fourth Amendment to Loan and Security Agreement dated as of December 29, 2025, between the Registrant and Western Alliance Bank.
10.25*	Convertible Note and Warrant Purchase Agreement dated as of March 13, 2026, between the Registrant and NCH Ventures, LLC.
10.26*	Convertible Promissory Note dated as of March 13, 2026, between the Registrant and NCH Ventures, LLC.
10.27*	Common Stock Purchase Warrant dated as of March 13, 2026, between the Registrant and NCH Ventures, LLC.
10.28*	Investor Rights Agreement dated as of March 13, 2026, between the Registrant and NCH Ventures, LLC.
10.29*	Subordination Agreement to Loan and Security Agreement dated as of March 13, 2026, among the Registrant, Western Alliance Bank and NCH Ventures, LLC.
10.30*	Fifth Amendment to Loan and Security Agreement dated as of March 13, 2026, between the Registrant and Western Alliance Bank.
10.31†	Executive Change in Control Plan.
10.32*	Business Term Loan Agreement dated as of December 23, 2025, between the Registrant and Neolync Holdings Ltd.
10.33	Simple Agreement for Future Equity dated as of April 5, 2025, between the Registrant and Neolync Holdings Ltd.
10.34	Amendment No. 1 to Neolync Holdings Ltd Simple Agreement for Future Equity dated as of March 9, 2026, between the Registrant and Neolync Holdings Ltd.
10.35	Simple Agreement for Future Equity dated as of August 1, 2025, between the Registrant and Neolync Holdings Ltd.
10.36	Amendment No. 1 to Neolync Holdings Ltd Simple Agreement for Future Equity dated as of March 9, 2026, between the Registrant and Neolync Holdings Ltd.
10.37	Simple Agreement for Future Equity dated as of December 1, 2025, between the Registrant and Paeonia Capital Pte. Ltd.
10.38	Simple Agreement for Future Equity dated as of December 1, 2025, between the Registrant and Stephen and Doreen Hung Trust.
21.1*	Subsidiaries of the Registrant.
23.1	Consent of Stephano Slack LLC.
23.2†	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).
24.1*	Power of Attorney.
107*	Filing Fee Table.

*
Previously filed.

†
To be filed by amendment.

+
Indicates management contract or compensatory plan.

#
Certain confidential information — identified by a bracketed asterisk “[*]” — has been omitted from this exhibit pursuant to Item 601(b)(10) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of an unredacted copy to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on the 31st day of March, 2026.
EXYN TECHNOLOGIES, INC.
/s/ Brandon Torres Declet

Brandon Torres Declet
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Brandon Torres Declet Brandon Torres Declet	Chief Executive Officer and Chair (Principal Executive Officer)	March 31, 2026
/s/ Ricardo Sotelo Ricardo Sotelo	Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2026
* Ted Tewksbury	Lead Independent Director	March 31, 2026
* Jonathan Ollwerther	Director	March 31, 2026
* Michael Burychka	Director	March 31, 2026
* Gregory McNeal	Director	March 31, 2026

*By:
/s/ Brandon Torres Declet

Brandon Torres Declet
Attorney-in-fact